                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                NOEL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                    ---------------------------------------
  (Name of Person(s) Filing the Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)3.
     [ ]  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(4)  and
          0-11.
          1)   Title of each class of securities to which  transaction  applies:
               N/A
          2)   Aggregate number of securities to which transaction applies: N/A
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Rule 0-11 (c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and value of the securities and other property to be distributed to Noel's security holders. Market values as of June 27, 1996 are used for all applicable securities as defined in accordance with Rule 0-11 (a) (4). Securities for which no market values are available are valued at book value at May 31, 1996 in accordance with Rule 0-11 (a) (4). All other property is valued at a bona fide estimate of its current fair market value net of liabilities which would reduce the amount distributed to security holders.
          4)   Proposed maximum aggregate value of transaction: $199,598,000.
          5)   Total fee paid: $39,920

     [x]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid: N/A

          2)   Form, Schedule or Registration Statement No.: N/A

          3)   Filing Party: N/A

          4)   Date Filed:  N/A

                                                                PRELIMINARY COPY

                                NOEL GROUP, INC.

                               667 MADISON AVENUE
                            NEW YORK, NEW YORK 10021

                               ------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                [DECEMBER ], 1996

                               ------------------

To the Shareholders:


     NOTICE IS HEREBY  GIVEN  that a Special  Meeting  of  Shareholders  of Noel
Group,  Inc. will be held  at [                                               ,]
on [December __], 1996, at 10:00 A.M.  (local time) for the following  purposes:


     1. To consider and act upon a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution attached as Exhibit A to the Proxy Statement; and

     2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.


     [November __], 1996, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.


        You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, the Board of Directors and management urges each shareholder to read the Proxy Statement carefully and thereafter to complete, date and sign the enclosed proxy card and return it promptly.

                                              By Order of the Board of Directors

                                              Todd K. West
                                              Secretary


New York, New York
[November __], 1996



--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST TO THE SECRETARY OF THE MEETING.
--------------------------------------------------------------------------------

                                                                PRELIMINARY COPY

                                NOEL GROUP, INC.

                               667 MADISON AVENUE
                            NEW YORK, NEW YORK 10021

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


                         SPECIAL MEETING OF SHAREHOLDERS
                               [DECEMBER __], 1996


GENERAL


        This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Noel Group, Inc., a Delaware corporation ("Noel" or the "Company"), for use at the Special Meeting of Shareholders to be held on [December __,] 1996, at 10:00 A.M. (local time) at the [ ] or any adjournment thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Special Meeting of Shareholders, and the thereof (the enclosed form of proxy card were first mailed to shareholders on or about [November __,] 1996.


        The principal executive office of Noel is located at 667 Madison Avenue, New York, New York 10021. The telephone number of Noel's principal executive office is (212) 371-1400.


        The Board of Directors is proposing for approval by the shareholders at the Meeting a Plan of Complete Liquidation and Dissolution of the Company (the "Plan"), a copy of which is attached as Exhibit A to this Proxy Statement. If the Plan is approved by the shareholders, Noel will be liquidated (i) by the sale of such of its assets as are not to be distributed in-kind to its shareholders, and (ii) after paying or providing for all its claims, obligations and expenses, by cash and in-kind distributions to its shareholders pro rata and, if required by the Plan or deemed necessary by the Board of Directors, by distributions of its assets from time to time to one or more liquidating trusts established for the benefit of the then shareholders, or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of the then shareholders. Should the Board of Directors determine that one or more liquidating trusts are required by the Plan or are otherwise necessary, appropriate or desirable, approval of the Plan will constitute shareholder approval of the appointment by the Board of Directors of one or more trustees to any such liquidating trusts and the execution of liquidating trust agreements with the trustees on such terms and conditions as the Board of Directors, in its absolute discretion, shall determine. See "Approval of Plan of Complete Liquidation and Dissolution" for a complete description of the Plan. See also "Contingent Liabilities; Contingent Reserve; Liquidating Trusts" for further information relating to circumstances when the establishment of a liquidating trust would be required by the Plan or would be necessary, appropriate or desirable.

        THE BOARD OF DIRECTORS OF THE COMPANY, AFTER CAREFUL REVIEW AND CONSIDERATION OF THE TERMS OF THE PLAN, BELIEVES THAT THE LIQUIDATION OF THE COMPANY IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE PLAN. MEMBERS OF THE BOARD OF DIRECTORS MAY BE DEEMED TO HAVE A POTENTIAL CONFLICT OF INTEREST IN RECOMMENDING THE APPROVAL OF THE PLAN. SEE "APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN UPON DIRECTORS AND OFFICERS."

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SOLICITATION

        The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone or other means, as appropriate. The Company may retain one or more solicitors to solicit proxies from the shareholders at fees to be negotiated which fees will be paid by the Company. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's common stock, par value $.10 per share ("Common Stock"), for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

VOTING


        The close of business on [November __,] 1996 has been fixed as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. As of the Record Date, there were 20,187,705 shares of Common Stock issued and outstanding and entitled to vote.


        Each share of Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote is required for approval of the Plan. Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which (i) the broker or nominee does not have discretionary authority to vote on a particular matter and (ii) instructions have not been received from the beneficial owners) are counted as present in determining whether the quorum requirement is satisfied. Abstentions and broker non-votes have the same legal effect as a vote against approval of the Plan.


        As of the Record Date, directors and executive officers of the Company had the right to vote an aggregate of 588,712 shares of Common Stock, representing approximately 2.9% of the shares of Common Stock outstanding. Each of the Company's directors and executive officers has indicated that he or she intends to vote all of his or her shares in favor of the approval of the Plan. The foregoing number and percentage do not include (i) currently exercisable options and warrants to purchase an aggregate of 2,169,546 shares of Common Stock held by the directors and executive officers and (ii) an aggregate of 3,175,771 shares of Common Stock held by the directors and executive officers with respect to which beneficial ownership has been disclaimed. In the event that the currently exercisable portion of these options and warrants were exercised prior to the Meeting, the directors and executive officers would have the right to vote an aggregate of 2,758,258 shares of Common Stock representing approximately 13.7% of the outstanding Common Stock (including as outstanding, shares issued upon such exercise). None of the Company's directors and executive officers has indicated whether he or she intends to exercise such options or warrants prior to the Meeting.


        A proxy in the accompanying form, which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions indicated in the proxy. If no instructions are given with respect to any matter specified in the Notice of Special Meeting to be acted upon at the Meeting, the proxy will vote the shares represented thereby FOR adoption of the Plan, and in accordance with his best judgment on any other matters which may properly be brought before the Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Meeting. Each shareholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy.

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        As set  forth  under  "Approval  of Plan  of  Complete  Liquidation  and
Dissolution - Possible Effects of the Approval of the Plan Upon Directors and Officers," the Company's current directors and officers, and certain other persons who were directors and officers during the last fiscal year, may be deemed to have an interest in the matters to be acted upon at the Meeting.


            APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

GENERAL


        The Board of Directors is proposing the Plan for approval by the shareholders at the Meeting. The Plan was adopted by the Board of Directors, subject to shareholder approval, on May 21, 1996. A copy of the Plan is attached as Exhibit A to this Proxy Statement. Certain material features of the Plan are summarized below; these summaries do not purport to be complete and are subject in all respects to the provisions of, and are qualified in their entirety by reference to, the Plan. SHAREHOLDERS ARE URGED TO READ THE PLAN IN ITS ENTIRETY.


BACKGROUND AND REASONS FOR THE PLAN; DIRECTORS' RECOMMENDATION


        During  recent  years,  the  Board  of  Directors  and  management  have considered various strategic alternatives. By May of 1996, the Company had discharged its original mandate, having invested or committed substantially all of the funds raised in its initial public offering of January 1992. Continuation of the Company's existence without continuation of the Company's participation in acquisitions was considered and rejected as inconsistent with the Company's stated business plans. Since all of Noel's holdings were by May 1996 operating as independent companies with their own management and administrative organizations, Noel's Board of Directors concluded that continuing to operate Noel as a public management and holding company, without continued acquisition activity, would not create sufficient value for Noel's shareholders to justify the costs involved.

        If the Company were to continue to participate in acquisitions, substantial additional financing would be required. Various financing alternatives were explored, including the raising of additional capital either publicly or privately, through the sale of debt or equity securities or a combination of both. The issuance of debt securities was deemed to be unacceptable because it would result in excessive financial leverage. In view of the disparity, discussed below, between the market value of the Common Stock and the estimate of the Board of Directors and management of the past, present and projected value of the Company's assets net of estimated liabilities, it is the opinion of the Board of Directors and management that further equity financing of the Company would be disadvantageous to the Company's existing shareholders, since such equity financing could result in substantial dilution to such shareholders. The possibility of a disposal of certain assets with a view to raising cash for additional acquisitions was also considered and rejected based on the taxes that would be payable as a result of the disposition of most of such assets and because of the uncertainty of effectuating prompt cash sales of thinly traded securities at advantageous prices. In the opinion of the Board of Directors and management, the distribution by the Company of substantial additional assets followed by the continued operation of the Company would result in tax treatment which could have results less favorable to the Company and to many of the shareholders than the results from the tax treatment of the distribution of assets following approval of the Plan by the shareholders. A distribution of assets followed by the continued operation of the Company could be less favorable because distributions received by shareholders may be taxed as ordinary income to the extent of the Company's earnings and profits. However, distributions pursuant to a plan of complete liquidation and dissolution are not taxable to a shareholder to the extent of such shareholder's tax basis in Noel's shares. In addition, distributions pursuant to a plan of complete liquidation and dissolution are taxed as short term or long term capital gain to the extent of distributions in excess of such shareholder's tax basis (assuming such shares are capital assets in the hands of such shareholder). Moreover, distributions of depreciated assetsthat are not made pursuant to the adoption of a plan of complete liquidation and dissolution will not result in the recognition of loss by the Company for federal income tax purposes, whereas distributions of such assets pursuant to a plan of complete liquidation and dissolution may result in the recognition of a loss by the Company for federal income tax purposes. See "Certain Federal Income Tax Consequences."

        The Board believed that the adoption of the Plan would facilitate the distribution of its holdings to shareholders resulting in the ultimate receipt by them of value in cash and securities exceeding the value of their shares of Common Stock if held during a similar period. Such distributions would be consistent with the Company's policy over a number of years. Since March, 1988, when Noel adopted its strategy of concentrating on the acquisition of control and other significant equity interests in established operating entities, it has been the declared objective of the Board of Directors and management to manage the affairs of the Company so as to maximize the values realized by its shareholders. The pursuit of this objective has lead, from time to time, to the direct distribution by Noel of certain of its holdings to its shareholders; beginning in September, 1992, the Company has distributed interests to its shareholders which at their market values as of October 8, 1996 would aggregate approximately $155 million. The Board of Directors and management have at all times sought to maintain flexibility in pursuing its objective to maximize shareholder value. Accordingly, in December 1995, Noel disposed of its interest in Simmons Outdoor Corporation ("Simmons") to realize a gain over its initial investment of approximately $12.1 million (a return of approximately 233% on Noel's four year investment). At other times, the Board of Directors and management has concluded that it was in the best interest of Noel's shareholders for Noel to continue holding interests in certain of its operating companies for several years while Noel directed the revamping and improvement of the operations and financial condition of such entities. Throughout this period, securing maximum shareholder value rather than the perpetuation of the Company as an entity has been the concern of the Board of Directors.

        The Board's conclusion that dissolution of the Company and the distribution of its assets would result in higher shareholder values than would result from the continued operation of the Company was also supported by the Board's view that for a considerable period of time, the Common Stock has traded at a discount to the underlying value of the Company's net assets. Prior to and at the meetings of the Board of Directors on October 25, 1995, February 13, 1996, March 20, 1996 and May 21, 1996, the Board had available to it various information and analyses supplied by management which compared information regarding estimates of Noel's net asset values to the prices at which the Common Stock was trading. This information included not only market prices but details as to the performance of the Company's various holdings over substantial periods of time. At these and its other meetings the Board of Directors was kept continually informed of the business, affairs and financial condition of each of its principal holdings both by those members of the Board of Directors who are also members of the boards of directors of the Company's major operating companies, and by non-director executives of the Company who maintain continued contact with the Company's operating companies through acting as executive officers of such entities or otherwise. Those briefings, as well as the independent knowledge, including that of those members of the Board of Directors who are investment professionals, and other factors reviewed by the members of the Board of Directors, confirmed the Board's perception that the Common Stock has traded over a long period of time at a significant discount from the value that would be realized by the Company's shareholders upon distribution to the shareholders of the Company's net assets. Accordingly, the adoption of the Plan by the Board of Directors at its May 21, 1996 meeting was not based upon a comparison of a specific net asset values to market values at any one particular time but rather the Board's decision was influenced by the Board's perception of a condition which had existed over a long period during which, in the Board's judgment, the market price of the Common Stock was significantly less than the underlying value of Noel's holdings.

        The Board of Directors did not deem it to be necessary to obtain a valuation or appraisal of the Company's assets from an investment banker or other outside source for the following reasons:

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               The  Board's  determination  to adopt  the Plan  was  based  upon factors, including, certain factors not dependent upon asset evaluation and within the capability of the directors, such as the undesirability of continuing as a mere public management and holding company and of effectuating the financing necessary to continue acquisition activities.

               The Company's assets consist primarily of interests in various public and private entities. A majority of the Company's assets (in value) consist of publicly traded securities which can be valued on the basis of publicly available reported market prices. It is the intention of the Company to distribute rather than sell the majority of the Company's publicly traded holdings, depending upon market conditions and other factors, thus breaking up the large blocks of such holdings held by the Company. See "Factors to Be Considered with Respect to Distribution or Sale of the Company's Assets." The Company believes that, as a result, the value to be received by the shareholders in a liquidation will be affected minimally by such factors as control premiums and discounts for blockage or restrictions, although no assurances can be given that such effect will not be substantial. The Board of Directors believed that the range of uncertainty with respect to the value of Noel's holdings for which no public market prices are available was not large enough to alter its judgment.

               Members of the Board of Directors are also members of the boards of directors of each of the Company's major holdings. In addition, in the case of HealthPlan Services Corporation ("HealthPlan Services"), Noel's largest holding (by value), the two highest ranking executives of HealthPlan Services are members of Noel's Board of Directors. As previously discussed, the Board of Directors has been kept continually informed of the business, affairs and financial condition of its holdings both by those directors and by non-director executives of the Company who maintain continued contact with these holdings through acting as executive officers of such entities or otherwise. Although no assurance can be given that the perceptions gained by the Board of Directors through these reports, and hence the general view of the Board of Directors of the value of these holdings motivating the Board's decision to adopt the Plan, will not prove to be incorrect, the Company believes that the perceptions and analyses of outside appraisers would be subject to the same or similar uncertainties.

               At the time it adopted the Plan, the Board of Directors included several independent directors, holding or representing in the aggregate 4,265,515 shares (approximately 21%) of the outstanding Common Stock, who voted in favor of the adoption of the Plan. These independent directors held options to purchase, in the aggregate, fewer than 90,000 shares of the Common Stock and are not eligible to receive any other benefits as a consequence of the adoption of the Plan which could be deemed to have influenced their decision to vote in favor of adoption of the Plan, thus reinforcing the independence of the decision made. Six of these independent directors are investment professionals with experience in the securities industry. In addition, Joseph S. DiMartino, the Chairman and a director of Noel, Stanley R. Rawn, Jr., the Chief Executive Officer and a director of Noel, and Louis Marx, Jr., then a director and Chairman of the Executive Committee, have broad career-long experience in the securities market, acquisition and investment areas.

        The Board of Directors has concluded that the continued trading of the Common Stock at market prices less than the estimated per share value of the underlying assets net of estimated liabilities (as adjusted for the tax to be incurred on the sale or distribution) and the level of Noel's parent company expenses, presents

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


an opportunity to benefit the shareholders through the liquidation of the Company and the distribution of its assets or the proceeds from the sale of such assets. The Company's recent operating results did not directly affect the Board of Directors' decision to liquidate.

        The Board of Directors believes that it is in the best interests of the Company's shareholders to distribute to the shareholders the Company's net assets through distributions in-kind of certain assets and distributions of the proceeds of sale of the remaining assets, together with other available cash. The Board of Directors believes that the liquidation value per share of Common Stock in the hands of the shareholders is likely to exceed its probable trading value in the foreseeable future, absent the proposed liquidation, although there can be no assurance that this would in fact be the case and the shareholders could receive in liquidation an amount less than the price that the shares of Common Stock would have traded at had the Plan had not been adopted.

          ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN. MEMBERS OF THE BOARD OF DIRECTORS MAY BE DEEMED TO HAVE A POTENTIAL CONFLICT OF INTEREST IN RECOMMENDING APPROVAL OF THE PLAN. SEE, "APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION -- POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN UPON DIRECTORS AND OFFICERS." IN
ADOPTING THE PLAN, THE BOARD OF DIRECTORS RECOGNIZED THAT SHAREHOLDERS, DEPENDING ON THEIR TAX BASIS IN THEIR SHARES, MAY BE REQUIRED TO RECOGNIZE GAIN FOR TAX PURPOSES UPON RECEIPT OF DISTRIBUTIONS IN LIQUIDATION AND UPON THE POSSIBLE TRANSFER OF ASSETS TO A LIQUIDATING TRUST OR TRUSTS. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

        THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS, INCLUDING, STATEMENTS, BASED ON THE BOARD'S ESTIMATE OF THE VALUES OF THE COMPANY'S NET ASSETS, THAT THE BOARD OF DIRECTORS BELIEVES THAT THE LIQUIDATION VALUE PER SHARE OF COMMON STOCK IN THE HANDS OF THE SHAREHOLDERS IS LIKELY TO EXCEED ITS PROBABLE TRADING VALUE IN THE FORESEEABLE FUTURE ABSENT THE PROPOSED LIQUIDATION. THE METHODS USED BY THE BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUE OF THE COMPANY'S ASSETS DO NOT RESULT IN AN EXACT DETERMINATION OF VALUE NOR ARE THEY INTENDED TO INDICATE THE AMOUNT A SHAREHOLDER WILL RECEIVE IN LIQUIDATION. THE VALUE OF THE COMPANY'S PUBLICLY HELD SECURITIES IN THE HANDS OF A SHAREHOLDER FOLLOWING A DISTRIBUTION IN KIND WILL DEPEND ON THE MARKET PRICE OF SUCH SECURITY FOLLOWING ANY SUCH DISTRIBUTION. THE PRICES AT WHICH THE COMPANY WILL BE ABLE TO SELL ITS VARIOUS ASSETS DEPEND LARGELY ON FACTORS BEYOND THE COMPANY'S CONTROL, INCLUDING, WITHOUT LIMITATION, THE RATE OF INFLATION, CHANGES IN INTEREST RATES, THE CONDITION OF FINANCIAL MARKETS AND THE AVAILABILITY OF FINANCING TO PROSPECTIVE PURCHASERS. NO ASSURANCE CAN BE GIVEN THAT THE AMOUNT TO BE RECEIVED IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS GENERALLY TRADED OR IS EXPECTED TO TRADE IN THE FUTURE. SHAREHOLDERS WHO DISAGREE WITH THE BOARD'S DETERMINATION, THAT THE VALUE OF THE NET ASSETS AS DISTRIBUTED TO THE SHAREHOLDERS EXCEEDS THE PRICE AT WHICH THE COMMON STOCK HAS TRADED, SHOULD VOTE "AGAINST" APPROVAL OF THE PLAN.

        Since the adoption of the Plan by the Board of Directors, management and the Board of Directors have effectively terminated the Company's participation in acquisitions and steps have been initiated to reduce costs and to orient the Company's administrative structure toward implementation of the Plan.

        If the Plan is not approved by the shareholders, the Board of Directors will explore the alternatives then available for the future of the Company.

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        The high and low sale prices of a share of Common  Stock on May 20, 1996
(the date preceding the date the Plan was adopted by the Board) was $ 8 1/2 and $8 1/4, respectively.

POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN UPON DIRECTORS AND OFFICERS

        The approval of the Plan by the shareholders may have certain effects upon the Company's officers and directors, including those set forth below:

                      All of the  Company's  current  and  certain of its former officers and directors hold options and/or warrants. A majority of the directors who voted in favor of the Plan (9 out of 13) had rights to purchase in the aggregate fewer than 90,000 shares of Common Stock. All of the outstanding options and warrants held by the directors who voted to adopt the Plan were then fully exercisable except that (i) Joseph S. DiMartino, the Chairman and a director of Noel, is the holder of a warrant to purchase 800,000 shares of Common Stock at an exercise price of $5.00 per share (in addition to an option to purchase 8,334 shares), 75% of which was then currently exercisable, with the additional 25% becoming exercisable on January 4, 1997; and (ii) Stanley R. Rawn, Jr., the Chief Executive Officer and a director of Noel, is the holder of a warrant to purchase 320,000 shares of Common Stock at an exercise price of $5.625 per share (in addition to an option to purchase 8,334 shares), 75% of which was then currently exercisable, with the additional 25% becoming exercisable on March 9, 1997. Pursuant to their terms, the respective warrants would become fully vested if, prior to January 4, 1997 in the case of Mr. DiMartino, and March 9, 1997, in the case of Mr. Rawn, the Company entered into an agreement to sell all or substantially all of its assets or discharged either executive other than for cause. Since the Company has no intention of entering into such an agreement prior to such dates or effectuating such discharge, the Company does not believe that the vesting of the warrants would be effected by the approval of the Plan. All of the options and warrants held by non-director officers have vested except that, in the case of Samuel F. Pryor, IV, a Managing Director, options covering an aggregate of 60,000 shares of Common Stock are not currently exercisable, with options to purchase 20,000 shares of Common Stock vesting on January 9 of 1997, 1998 and 1999, respectively. Pursuant to the terms of Mr. Pryor's option agreement, these options will become fully exercisable on the occurrence of a dissolution or liquidation of the Company.

                      The terms of the warrants require the Board to take action to protect the warrant holders against any dilution or impairment which may result from any sale or distribution of the Company's assets. In addition, the terms of the warrants and the options both provide that in the event that the Company shall effect a distribution, other than a normal and customary cash distribution, upon shares of Common Stock, the Board of Directors may, in order to prevent significant diminution in the value of such options and warrants, take such measures as it deems fair and equitable. If the Plan is approved by the shareholders, in order to prevent significant diminution in the value of the options and warrants that may result from distributions of the Company's assets, it is anticipated that the Compensation Committee of the Board (the "Compensation Committee") may, at its discretion, implement one or both of the following adjustments in the options and warrants, effective immediately following and contingent upon the approval of the Plan:

                      Consistent  with the procedure  followed by the Company in connection with prior distributions, upon each distribution of assets in kind to shareholders, a number of shares of each distributed entity, equal to the aggregate number of outstanding options and

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




               warrants times the number of shares of such distributed entity receivable by the shareholders per outstanding share of Common Stock, would be withheld. Upon each distribution of cash to shareholders, an amount in cash, equal to the aggregate number of outstanding options and warrants times the amount in cash distributed per outstanding share of Common Stock, would be withheld. Accordingly, the optionees and warrant holders would then be entitled to receive, upon exercise of their options and warrants, as applicable (i) the shares of Common Stock otherwise issuable on such exercise (the value of which would have diminished as a result of the distributions), (ii) the cash which has been reserved in connection with distributions made by the Company in the past prior to the adoption of the Plan, (iii) in the case of a distribution in kind, the withheld securities (or the proceeds of their sale if the reserved shares shall have been sold at the discretion of the Compensation Committee), and (iv) in the case of a distribution in cash, the cash withheld.

                      Alternatively  or,  in  addition  to  the  foregoing,  the
               Compensation Committee may permit the exercise of the options by permitting the optionees to elect to receive the number of shares of Common Stock equal to the product of (x) the number of shares as to which the option is being exercised, multiplied by (y) a fraction, the numerator of which is the market price of the Common Stock plus the per share amount in cash previously reserved for distribution upon exercise of the options less the exercise price and the denominator of which is the market price of the Common Stock or otherwise allowing optionees to receive shares of the Company with a value equal to the value of their options without incurring the cash burden of the exercise price. This method of payment is currently available to warrant holders.

                      The  Compensation  Committee may, at its discretion,  also permit the withholding tax, required to be paid by the warrant holders, to be paid by reducing the number of shares issuable upon exercise of the warrant by a number of shares equal to the amount of the tax required to be withheld by the Company on such exercise divided by the market price of a share of Common Stock on the date of exercise. The option holders currently possess the right to pay the required withholding tax in this manner.

                      For the financial  reporting  treatment of the adoption of option and warrant adjustments, see the section "Condensed Unaudited Pro Forma Statement of Net Assets In Liquidation."

                      It is not currently  anticipated  that  liquidation of the
               Company will result in any material increase in value to any directors who participated in the vote to adopt the Plan in respect of their options or warrants as compared to the value they would have received by exercising such options and warrants prior to the first liquidating distribution.

                      The  Company  is  party  to split  dollar  life  insurance agreements with trusts for the benefit of beneficiaries of Joseph
               S. DiMartino, the Chairman and a director, William L. Bennett, a director and a former Chief Executive Officer, and Louis Marx, Jr., a former Chairman of the Executive Committee and a former director. The Company has also entered into split dollar life insurance agreements with trusts for the benefit of beneficiaries of Gilbert H. Lamphere, a former Co-Chief Executive Officer and a former director, and Donald T. Pascal and Samuel F. Pryor, IV, each a current Managing Director. Pursuant to each of these agreements (other than that of Mr. Marx), the Company's obligation to make premium payments ceases upon termination of each such person's employment by the Company for reasons other than disability. The Company also has a split dollar agreement with Karen Brenner, a current Managing Director, whose employment agreement guarantees her employment through March, 1998 and provides for payment of premiums on her split dollar life insurance through 1999, which includes all the originally contemplated payments. Under the Company's split dollar insurance agreement with a trust for the benefit of beneficiaries of Mr. Marx, annual premiums will be required through 1999 and beyond if further payments are required to maintain a $5,000,000 death payment.

                      In  the  event  of  the   approval  of  the  Plan  by  the
               shareholders and the consequent termination of the employment of executives covered by split dollar policies, the Company may, at the discretion of the Compensation Committee, make one voluntary premium payment on one or more of the split dollar life insurance policies in respect of such executives after termination of their employment, and will negotiate such issues as may arise in implementing the provisions of the split dollar agreements relating to termination of employment. The Company intends to negotiate with the trustee of the trust for the benefit of beneficiaries of Mr. Marx to provide for the Company's obligation to make payments in respect of his policy, currently estimated to be approximately $1,000,000 at the close of 1997. Any arrangement reached will be subject to the approval of the Compensation Committee.

                      All of the split dollar life insurance  agreements require that, upon the death of the various insureds, the Company be reimbursed for the amount of the premiums paid before any amounts are paid to the beneficiaries of such insured persons. Since, unless a voluntary purchase of the rights is made by the insureds or their trusts, the rights to be reimbursed would result in revenue only on the date of death of the respective insureds, and such rights may not yield any substantial revenues until long after the liquidation of the Company is completed. Neither the insureds nor their trusts currently wish to purchase these rights and the Company does not believe a third party market exists for them or that the interests of the shareholders would be served by establishing and maintaining trusts extending for decades to hold these interests. Therefore, except with respect to the split dollar policy for Mr. Marx, it is the present intention of the Company to donate these interests to public charities who would be in a position to hold them and eventually realize on them. The Company believes that it will receive a tax deduction for the value of these donations although no assurances can be given of that result. As to Mr. Marx, since the method of providing for the continuation of premium payments on this policy is subject to negotiation, no decision has been made regarding the disposition of the Company's right to receive reimbursement of premiums paid.

                      No  officers  or  directors  of the Company are parties to agreements with Noel providing for compensation for a fixed term or for severance upon termination other than William L. Bennett, a director and a former Chief Executive Officer, and Karen Brenner, a current Managing Director. Ms. Brenner is a party to an employment agreement covering her employment through February 28, 1998 at an annual salary of $350,000 plus customary benefits and the continuation of such salary and benefits for a twelve month period following the conclusion of that term. No decision has been made as to Ms. Brenner's tenure, and if her employment were to be terminated as a result of the approval of the Plan by the shareholders, she would be entitled to salary and benefits for the unexpired portion of the period ended February 28, 1998 plus the twelve month period thereafter. No decision has been made as to how the Company would provide for this obligation in the event of the approval of the Plan by the shareholders. In addition, as evidenced by a letter agreement dated March 22, 1995, on June 20, 1994 Noel granted Ms. Brenner an option to purchase 200,000 shares of common stock of Lincoln Snacks Company ("Lincoln Snacks") held by Noel at an exercise price of $1.50 per share. Options to purchase 166,667 of such shares are currently exercisable with the balance being exercisable on the earlier to occur of (x) the eighth anniversary of the date of grant and (y) from and after the date the stock price reaches $5.00. No decision has been made as to how the Company would provide for its obligations with respect to this option in the event of the approval of the Plan by the shareholders. Mr. Bennett is a party to an agreement with the Company under which, if on January 1, 1997, the Company's investment in HealthPlan Services (as
               conclusively   determined  in  good  faith  by  Noel's  Board

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




               of Directors) has appreciated by $75,000,000 or more since the acquisition of that interest, including any amounts realized on any disposition of any part of that holding, Mr. Bennett would be retained as a consultant to the Company for the period commencing January 1, 1997 and ending December 31, 2001 at a consulting fee of $225,000 per year. The Company anticipates that the requisite appreciation in value is likely to exist on January 1, 1997 although no assurances can be given of that result. No decision has been made as to how the Company would provide for this obligation in the event of the approval of the Plan by the shareholders and the existence of the requisite appreciation.

                      William  L.  Bennett,   a  director  and  a  former  Chief
               Executive Officer of the Company, is the sole participant in the Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides retirement income and death benefits consisting principally of the right to receive payments of $300,000 per year for 15 years, commencing at age 65 or, at the Company's option, the cash surrender value of such insurance policy on his life as the Company could obtain by the payment of $60,000 per year for five years. Mr. Bennett's status as an employee will terminate on December 31, 1996. The Company's arrangements with Mr. Bennett contemplate the commutation of this obligation to make payments to a single lump sum payment. The Company is presently negotiating with Mr. Bennett as to the exact amount and terms of such payment.

                      In addition to the foregoing,  the Compensation  Committee may confer other benefits or bonuses or adjustments to options and warrants to employees and officers of the Company, including officers who are also directors, in recognition of their services to the Company based on the performance of such employees and officers, including performance during the Company's liquidation process.

                      For the reasons set forth  above,  certain  directors  and officers may be deemed to have a potential conflict of interest with respect to adoption of the Plan. While the matters set forth above may be deemed to give rise to a potential conflict of interest with respect to the adoption of the Plan by the Board, the Company believes that the Plan was adopted by the unanimous vote of disinterested directors and that no independent committee was required for the following reasons:

                      A majority of the directors who voted in favor of the Plan
               (9 out of 13) had rights to purchase in the aggregate fewer than 90,000 shares of Common Stock and do not possess any of the other benefits discussed above. These directors represent holders who, together with their affiliates, hold an aggregate of 4,245,515 shares of Common Stock (approximately 21%). Such majority thus had a community of interest with the shareholders as a group rather than with members of management.

                      The provisions  relating to benefits  discussed  above are intended to remediate the adverse consequences of the liquidation and the consequent severance of executives, rather than to confer new benefits.

                      At  the  time  the  Plan  was  adopted  by  the  Board  of
               Directors, the Board had not taken nor discussed any action with respect to the benefits referred to above.

                      It is not currently  anticipated  that the  liquidation of the Company will result in any material increase in value of the options and warrants held by any directors who participated in the vote on the Plan as compared to the value that they would have received by exercising such options and warrants prior to the first liquidating distribution.

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PRINCIPAL PROVISIONS OF THE PLAN

Pursuant to the Plan:


        (a) The Company will distribute pro rata to its shareholders, in-kind or sell or otherwise dispose of all its property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan by the shareholders and to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the shareholders or to one or more liquidating trusts. Any sales of the Company's assets will be made, in private or public transactions, on such terms as are approved by the Board of Directors. It is not anticipated that any further shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors as the Company has been advised by its counsel that such further votes are not required by the Delaware General Corporate Law ("DGCL"). See "Sales of the Company's Assets." Reference is made to "Factors to be Considered with Respect to Distribution or Sale of the Company's Assets" for a discussion of the factors to be considered by the Board in making its determination of which assets will be sold and which will be distributed in-kind.

        (b) Subject to the payment or the provision for payment of the Company's indebtedness and other obligations, the cash proceeds of any asset sales together with other available cash will be distributed from time to time pro rata to the holders of the Common Stock on record dates selected by the Board of Directors with respect to each such distribution. Only shareholders of record on the record date set for a particular distribution will receive distributions with respect to such record date. The Company may establish a reasonable reserve (a "Contingency Reserve") in an amount determined by the Board of Directors to be sufficient to satisfy the liabilities, expenses and obligations of the Company not otherwise paid, provided for or discharged. The net balance, if any, of any such Contingency Reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to the Company's shareholders pro rata. The Company itself has no current or long-term bank indebtedness. Bank indebtedness reflected in the Company's consolidated financial statements consists of the bank indebtedness of the Company's consolidated subsidiaries. Lenders generally have no recourse to the Company for the ultimate collection of loans to the Company's subsidiaries. The Company's accrued obligations at September 30, 1996 were approximately $6.9 million, including $4.8 million accrued with respect to outstanding options, with the balance accrued with respect to Federal income taxes payable, the Company's obligations under the Supplemental Plan and other accrued expenses. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." No assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to shareholders. The Company currently has no plans to repurchase shares of Common Stock from its shareholders. However, if the Company were to repurchase shares of Common Stock from its shareholders, such repurchases would be open market purchases and would decrease amounts distributable to other shareholders if Noel were to pay amounts in excess of the per share values distributable in respect of the shares purchased and would increase amounts distributable to other shareholders if Noel were to pay amounts less than the per share values distributable in respect of such shares. See "Liquidating Distributions" and "Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.

        (c) Any distribution in-kind of the Company's holdings of securities will be made pro rata to the holders of Common Stock on record dates selected by the Board of Directors with respect to each such distribution. Only shareholders of record on the record date set for a particular distribution will receive distributions with respect to such record date. See also "Possible Effects of the Approval of the Plan Upon Directors and Officers" as it relates to options and warrants. A distribution of the Company's holdings in a security may also be effected by the distribution to Noel shareholders of interests in a trust holding such security. If securities held by the Company are to be distributed directly to shareholders (other than in trust), applicable rules and regulations of the Securities and Exchange Commission (the "Commission") will be complied with so that all shareholders (with the possible exception of affiliates of the Company or of the issuer of the securities

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




which are distributed) will receive securities which will thereafter be freely transferable by them under applicable Federal securities laws. The securities to be distributed to the shareholders will have been registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, if required by applicable law and regulation, the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the corporation issuing such securities will be subject to substantially the same reporting and proxy rules as currently apply to the Company. As described under "Principal Assets of the Company" only certain of Noel's holdings constitute securities which are currently registered under the Exchange Act. Securities which under current law and regulation may not be distributed without such registration will not be distributed unless and until the required registration has been effectuated. In addition, assuming satisfaction of required eligibility standards, the Company may seek to cause any of its holdings of securities not currently listed on an securities exchange or authorized for quotation on Nasdaq, to be so authorized for quotation or listed, although there can be no assurance that the Company will do so. If any distributed securities are not authorized for quotation through Nasdaq or listed on an exchange, the effect may be to render such securities illiquid and/or to diminish the price realizable upon sale. In any event, the sale or distribution of the Company's holdings and the anticipation of such sale or distribution resulting from the approval of the Plan may reduce, at least temporarily, the market price of such securities and therefore the values realized by the shareholders. See "Factors to be Considered with Respect to Distribution or Sale of the Company's Assets."

        (d) If deemed necessary by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the then shareholders which property would thereafter be sold or distributed on terms approved by its trustees. If all of the Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the approval of the Plan by the Company's shareholders, the Company must transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to herein as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, pro rata to the holders of its Common Stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; hence, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval of the Plan also will constitute the approval by the Company's shareholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingent Reserve; Liquidating Trusts."

        (e) The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, or (ii) the date on which the dissolution becomes effective under the DGCL (the "Final Record Date"), and thereafter certificates representing shares Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date the Company will not issue any new stock certificates, other than replacement certificates. See "Listing and Trading of the Common Stock and interests in the Liquidating Trust or Trusts" and "Final Record Date" below.

        (f) Following completion of the foregoing steps, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. The dissolution of the Company will become effective, in accordance with the DGCL upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its shareholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.


ABANDONMENT; AMENDMENT

        Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding shareholder approval, to the extent permitted by the DGCL.

        The Executive Committee of the Board of Directors may exercise all of the powers of the Board of Directors in implementing the Plan. Accordingly, references to the Board of Directors herein should be deemed also to refer to such committee.

LIQUIDATING DISTRIBUTIONS; NATURE; AMOUNT; TIMING


        Although the Board of Directors has not established a firm timetable for distributions to shareholders if the Plan is approved by the shareholders, the Board of Directors will, subject to exigencies inherent in winding up the Company's business, make such distributions as promptly as practicable. The liquidation is expected to commence as soon as practicable after approval of the Plan by the shareholders and to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the shareholders or to a liquidating trust. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of any distributions pursuant to the Plan. The actual nature, amount and timing of, and record date for all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon the Board of Directors' determination as to whether particular assets are to be distributed in-kind or otherwise disposed of through sale or other means. Reference is made to "Factors to be Considered with Respect to Distribution or Sale of the Company's Assets" for a discussion of the factors to be considered by the Board in making its determination of which assets will be sold and which will be distributed in-kind.

        The Company does not plan to satisfy all of its liabilities and obligations prior to making distributions to its shareholders, but instead will reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See "Contingent Liabilities; Contingency Reserve; Liquidating Trust." Management and the Board of Directors believe that the Company has sufficient cash to pay its current and accrued obligations, without the sale of any of its assets. It is anticipated, however, that the sale or distribution of all of the Company's holdings will result in the net realization of substantial net gain and the recognition of tax obligations exceeding the amount of cash currently available. The Company plans to raise cash to meet such tax obligations through the sale of a portion of its holdings. See "Factors to be Considered with Respect to Distribution or Sale of the Company's Assets."

        Uncertainties as to the precise net value of Noel's assets and the ultimate amount of its liabilities make it impracticable to predict the aggregate net values ultimately distributable to shareholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses), although currently declining, will continue to occur following approval of the Plan, and the Company anticipates that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of assets available for ultimate distribution to shareholders, and, while the Company does not believe that a precise estimate of those expenses can currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to shareholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to shareholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company's obligations, liabilities, expenses and claims, distributions of cash and other assets to the Company's shareholders will be reduced.



PRINCIPAL ASSETS OF THE COMPANY

        Set forth below is a table setting forth Noel's current principal holdings.


                                            Approximate                                          Approximate
                                            % of                                                 % of
                                            Outstanding                                          Outstanding
                                            Shares of                                            Shares of
                            No. of          Common Stock                         No. of          Preferred Stock
                            Shares of       as of                                Shares of       as of
                            Common          September 30,     Common Stock       Preferred       September 30,
Name of Company             Stock Held      1996              Traded on          Stock           1996
---------------             ----------      ------------      ------------       ----------      ----

HealthPlan Services         5,595,846(1)          38%         New York                 --               --
 Corporation                                                  Stock Exchange

Staffing Resources, Inc.    2,026,104(2)          16%              --(3)               --               --

Belding Heminway            2,205,814(1)          30%         New York            19,312,837.5         93%
 Company, Inc.                                                Stock Exchange       shares of
                                                                                    Series B
                                                                                   Preferred

Lincoln Snacks              3,769,755(1)          60%         Nasdaq Small             --               --
 Company                                                      Cap Market

Curtis Industries, Inc.       163,449(2)          63%              --               141,000            67%
                                                                                   shares of
                                                                                    Series B
                                                                                   Preferred
                                                                                     Stock

                                                                                  1,619 shares         100%
                                                                                  of Series A
                                                                                   Preferred
                                                                                     Stock

Ferrovia Novoeste,          1,200,000(2)          20%              --              5,660,076           47%
 S.A.                                                                              shares of
                                                                                   Preferred
                                                                                     Stock

(1)  These securities are registered under the Exchange Act.
(2)  These securities are not registered under the Exchange Act.

(3) A limited number of shares of common stock of Staffing Resources, Inc. ("Staffing Resources") are traded in the over the counter market and prices are quoted in the "pink sheets."

FACTORS TO BE CONSIDERED WITH RESPECT TO DISTRIBUTION OR SALE OF THE COMPANY'S ASSETS

        The sale by the Company or the distribution by the Company to its shareholders of an appreciated asset will result in the recognition of taxable gain by the Company to the extent the fair market value of such asset exceeds the Company's tax basis in such asset. Accordingly, it is anticipated that the sale or distribution by the Company of certain of its assets, including its holdings in HealthPlan Services and Staffing Resources, will result in the recognition by the Company of significant taxable gain. Thus the Company will be required to sell certain assets in order to raise cash to pay the taxes so incurred. The greater the amount of assets that are required to be sold in order to pay the taxes, the lesser the amount of such assets available for distribution to Noel's shareholders. The determination by the Board of Directors as to which assets will be sold to pay the taxes will depend on a variety of factors, including, the Board's opinion as to the future prospects of the issuer of the securities, the amount of cash required to be raised, the liquidity of the Company's assets, the prices obtainable for such assets in public or privately negotiated transactions, and a review of the Company's public holdings to ascertain which holdings could be sold with the least disruption to the public market and possible resultant depression in the values realizable by the Company and its shareholders and, with respect to assets to be sold in private transactions, the availability of purchasers for such assets. Currently, all of the Company's public holdings are thinly traded. Accordingly, a public sale thereof might result in a disruption in the public market. Noel has not determined which of its holdings will be sold in order to raise the cash required to pay the taxes generated by the disposition or distribution of the Company's assets. See "Liquidating Distributions; Nature; Amount; Timing."

        Set forth below is a brief description of the status of Noel's current plans to sell or distribute its principal holdings. Except as set forth below, the Board of Directors and management have not yet determined whether or when to sell or distribute any of its holdings. The determination of which holdings will be sold and which will be distributed in-kind to the Company's shareholders will be based on the judgment of the Board of Directors and management as to whether the sale or distribution of a particular holding will result in realization of the highest possible value to Noel's shareholders and will be based on several factors, including, in addition to the factors referred to in the preceding paragraph and not necessarily in order of priority (i) the Board's opinion as to the future prospects of the issuer of the securities; (ii) whether the security in question is publicly traded; (iii) the anticipated effect on the market price of a distribution as opposed to a sale; (iv) whether a distribution or a sale would require registration under the Securities Act and the Exchange Act; (v) the need to raise cash through sales of securities to pay corporate taxes payable upon the distribution and sale of the Company's assets; (vi) whether an orderly public market exists and would continue to exist after distribution; and
(vii) the availability of one or more purchasers of the security in a private sale. With respect to securities held by the Company which are expected to be distributed to shareholders (other than in trust), applicable laws and regulations of the Commission will be complied with so that all shareholders (with the possible exception of affiliates of the Company or of the issuer the securities of which are distributed) will receive securities which will thereafter be freely transferable by them under applicable Federal securities laws. The securities to be distributed to the shareholders will have been registered under the Exchange Act and, if required by applicable law and regulation, the Securities Act. Accordingly, the corporation issuing such securities will be subject to substantially the same reporting and proxy rules as currently apply to the Company. Securities which under current law and regulation may not be distributed without such registration will not be distributed unless and until the required registration has been effectuated. In addition, assuming satisfaction of required eligibility standards, the Company may seek to cause any of its holdings of securities not currently listed on an securities exchange or authorized for quotation through Nasdaq to be so authorized for quotation or listed, although there can be no assurance that the Company will do so. If any distributed securities are not authorized for quotation through Nasdaq or listed on an exchange, the effect may be to render such securities illiquid and/or to diminish the price realizable upon sale.

        The sale or distribution of the Company's holdings and the anticipation of such sale or distribution resulting from the approval of the Plan may, at least temporarily, reduce the market price of such securities and therefore the values realized by the shareholders.

HealthPlan Services Corporation

        Noel holds 5,595,846 shares of common stock of HealthPlan Services, representing approximately 38% of the outstanding common stock, with an estimated value as of October 8, 1996 of approximately $126 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." The Company currently intends to distribute most its shares of common stock of HealthPlan Services to its shareholders, provided, however, that Noel may engage in a private or registered public sale of a sufficient number shares to raise cash to pay the taxes payable upon distribution or sale of Noels' assets which cash is not available from existing cash resources or defrayed by the proceeds from the sale of other assets. In addition, Noel may sell a portion of its holdings of HealthPlan Services in public or private sales as market conditions permit.

Staffing Resources, Inc.

        Noel currently holds 2,026,104 shares of common stock of Staffing Resources, representing approximately 16% of the outstanding shares of such common stock, with an estimated value as of June 30, 1996 of approximately $35.5 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." Noel has not determined the method of disposition of its interest in Staffing Resources or whether this asset or a portion thereof will be sold or distributed in-kind or the timing of any such decision. Staffing Resources had previously announced that it had intended to effect a registered public offering of shares of its common stock prior to the end of 1996. Staffing Resources suspended its plans for a public offering when it began negotiating a possible merger in April 1996 which negotiations ceased in August 1996. Staffing Resources is contemplating filing a registration statement with the Commission during the first half of 1997 with respect to a public offering of its common stock. There can be no assurance that such public offering will be consummated. In the event a public offering is consummated, it is anticipated that the shares would be listed for trading on Nasdaq's National Market, although there can be no assurance that this will be the case. Noel's determination as to the disposition of its shares of common stock of Staffing Resources may depend on the consummation and timing of such offering.

Belding Heminway Company, Inc.

        Noel currently holds 2,205,814 shares of common stock of Belding Heminway Company, Inc. ("Belding Heminway"), representing approximately 30% of the outstanding shares of such common stock, with an estimated value, based upon market price, as of October 8, 1996 of approximately $4.2 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." In addition, Noel currently holds 19,312,837.5 shares of Series B preferred stock of Belding Heminway, representing 93% of the outstanding shares of such Series B preferred stock, with an estimated value as of June 30, 1996 of approximately $21.2 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." On July 31, 1996, Belding Heminway completed the sale of its Home Furnishings division. In August, 1996, Belding Heminway announced that it had engaged a financial advisor in order to assist it in evaluating strategic alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Noel currently has not determined the method or timing of the disposition of its interest in Belding Heminway. It is anticipated that this determination will be made following the completion by Belding Heminway of its evaluation of its strategic alternatives.

Lincoln Snacks Company

        Noel  holds  3,769,755   shares  of  common  stock  of  Lincoln  Snacks,
representing approximately 60% of the outstanding shares of Lincoln Snacks' common stock, with an estimated value as of October 8, 1996 of approximately $3.8 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." Noel has not determined the method of disposition of its interest in Lincoln Snacks or whether this asset or a portion thereof will be sold or distributed in-kind or the timing of any such decision.

Curtis Industries, Inc.

        Noel holds 163,449 shares of common stock of Curtis Industries, Inc. ("Curtis") representing approximately 63% of the outstanding shares of Curtis' common stock. In addition, Noel holds 141,000 shares of Curtis' Series B convertible preferred stock (representing 67% of such outstanding shares) and 1,619 shares of Curtis' Series A convertible preferred stock (representing 100% of such outstanding shares). The estimated value as of June 30, 1996 of Noel's holdings in Curtis is approximately $17.1 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." Noel has not yet decided upon the method of disposition of its interest in Curtis or whether this asset or a portion thereof will be sold or distributed in-kind or the timing of any such decision. Noel is currently considering (i) the sale of its interest in Curtis in one or more private transactions; and (ii) the registration of its shares of common stock of Curtis under the Securities Act and the Exchange Act followed by the sale or distribution in-kind of such shares.

Ferrovia Novoeste, S.A.

        Noel holds 1,200,000 shares of common stock of Novoeste, representing 20% of the outstanding shares of common stock and 5,660,076 shares of preferred stock of Novoeste, representing approximately 47% of such outstanding shares. It is anticipated that such ownership will be reduced to 18% of the common stock and 42.3% of the preferred stock following the proposed issuance of additional shares to certain employees. The estimated value of Noel's interest in Novoeste as of June 30, 1996 is $8 million. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." The transfer of Noel's interest in Novoeste is subject to certain restrictions, both regulatory and contractual. See "Regulatory Approvals" for further information regarding regulatory restrictions. Noel does not anticipate a public distribution to its shareholders of its interest in Novoeste and expects to dispose of its interest therein through private sales or sales on the public market in Brazil as permitted by Brazilian law and the terms of its investment therein.

Other Holdings

        Noel holds interests in various other entities with an aggregate estimated value of $2.2 million as of June 30, 1996 none of which is material to the Company. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation." It is anticipated that Noel will dispose of its interests in such entities for cash.

SALES OF THE COMPANY'S ASSETS

        The Plan gives the Board of Directors the authority to sell all of the assets of the Company. As of October 8, 1996, no sale has been effected pursuant to the Plan and no agreement to sell any of the assets of the Company has been reached. However, agreements for the sale of assets may be entered into prior to the Meeting and, if entered into, may be contingent upon the approval of the Plan at the Meeting. Approval of the Plan will constitute approval of any such agreements. Sales of the Company's assets will be made on such terms as are approved by the Board of Directors and may be conducted by competitive bidding, public sales on applicable stock exchanges or over-the-counter or privately negotiated sales. Any sales will only be made after the Board of Directors has determined that any such sale is in the best interests of the shareholders. It is not anticipated that any further shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors, as the Company has been advised by its counsel that such further votes are not required by the DGCL. The Company does not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale. The prices at which the Company will be able to sell its various assets depend largely on factors beyond the Company's control, including, without limitation, the rate of inflation, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and United States and foreign regulatory approvals. In addition, the Company may not obtain as high a price for a particular property as it might secure if the Company were not in liquidation.

        The Board of Directors has no present intention of engaging in a sale of all or substantially all of its assets to an affiliate or group of affiliates and proxies are not being solicited in connection with such a sale. At this stage, the Company cannot exclude the possibility, however, that some of the Company's assets may be sold to one or more of the Company's officers, directors or affiliates, but such a transaction will be effectuated only if such transaction is approved by a disinterested majority of the Board of Directors. There have been no negotiations regarding any such sale.

CONDUCT OF THE COMPANY FOLLOWING ADOPTION OF THE PLAN

        Since the adoption of the Plan by the Board of Directors, the Board and management have effectively terminated the Company's participation in acquisitions. Consequently, since the adoption of the Plan by the Board of Directors, Louis Marx, Jr., has resigned as a director and as Chairman of the Executive Committee, and John A. MacDonald and Thomas C. Israel have resigned as directors. It is anticipated that certain of the present directors and principal executive officers of the Company will continue to serve in such capacities following approval of the Plan by the shareholders. The continuing officers and directors will receive compensation for the duties then being performed as determined by the Compensation Committee of the Board of Directors. Neither the Board of Directors nor the Compensation Committee have established specific guidelines for determination of the compensation to be paid to directors and officers of the Company following approval of the Plan by the shareholders. Such compensation will be determined by evaluation of all relevant factors, including, without limitation, the efforts of such individuals in successfully implementing the Plan and compensation payable in the financial community to individuals exercising similar authority and bearing similar responsibilities.


        Following approval of the Plan by Noel's shareholders, Noel's activities will be limited to winding up its affairs, taking such action as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan. The Company will seek to distribute or liquidate all of its assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of the Company's shareholders.

        Following the approval of the Plan by Noel' shareholders, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations under the Plan.

CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST

        Under Delaware law the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following approval of the Plan by Noel's shareholders, the Company will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve assets which it believes to be adequate for payment thereof. The Company is currently unable to estimate with precision the amount of any Contingency Reserve, which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to shareholders.

        The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of the Company's estimated operating expenses, including, without limitation, anticipated compensation payments, estimated investment banking, legal and accounting fees, rent, payroll and other taxes payable, miscellaneous office expenses and expenses accrued in the Company's financial statements. There can be no assurance that the Contingency Reserve in fact will be sufficient. The Company has not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, the Company will distribute to its shareholders any portions of the Contingency Reserve which it deems no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its shareholders any remaining portion of the Contingency Reserve.


        If deemed necessary, appropriate or desirable by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more liquidating trusts established for the benefit of the then shareholders which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where, in view of the limited trading market for the publicly traded securities in question, it would not be in the best interests of Noel and its shareholders for such securities to be distributed directly to the shareholders at such time. If all of the Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the approval of the Plan by the Company's shareholders, the Company must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust. Notwithstanding the foregoing, to the extent that the distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of the Company, if any, assumed by the trust, to the Company's shareholders. Any liquidating trust acquiring all the unsold assets of the Company will assume all of the liabilities and obligations of the Company and will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

        The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the Company's shareholders. It is anticipated that a majority of the trustees would be required to be independent of Noel's management. Approval of the Plan by the shareholders will also constitute the approval by the Company's shareholders of any such appointment and any liquidating trust agreement or agreements.

        The Company has no present plans to use a liquidating trust or trusts, but the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to Noel's shareholders. The transfer to the trust and distribution of interests therein to Noel's shareholders would enable Noel to divest itself of the trust property and permit Noel's shareholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to Noel's shareholders, to be held in trust for the benefit of the shareholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Common Stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) a majority of the trustees would be required to be independent of Noel's management; (ii) approval of a majority of the trustees would be required to take any action; (iii) the trust would be irrevocable and would terminate after, the earlier of (x) the trust property having been fully distributed, or
(y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

        Under the DGCL, in the event the Company fails to create an adequate Contingency Reserve for payment of its expenses and liabilities, or should such Contingency Reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder could be held liable for the payment to creditors of such shareholder's pro rata share of such excess, limited to the amounts theretofore received by such shareholder from the Company or from the liquidating trust or trusts.

        If the Company were held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to shareholders and/or interest holders under the Plan.

FINAL RECORD DATE

        The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the Final Record Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Company's shares will occur on or after the Final Record Date. See "Listing and Trading of the Common Stock and interests in the Liquidating Trust or Trusts" below. All liquidating distributions from the Company or a liquidating trust on or after the Final Record Date will be made to shareholders according to their holdings of Common Stock as of the Final Record Date. Subsequent to the Final Record Date, the Company may at its election require shareholders to surrender certificates representing their shares of the Common Stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

LISTING AND TRADING OF THE COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS

        The Company currently intends to close its stock transfer books on the Final Record Date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the shares will cease on and after such date.

        The Common Stock is currently listed for trading on the Nasdaq Stock Market's National Market. For continued listing, a company, among other things, must have $1 million in net tangible assets (or $4 million if the issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years), $1 million in market value of securities in the public float and a minimum bid price of $1.00 per share (or, in the alternative, $3 million in market value of securities in the public float and $4 million of net tangible assets). If the Company is unable to satisfy the Nasdaq Stock Market's National Market maintenance criteria in the future, its Common Stock may be delisted therefrom prior to the Final Record Date. In such event, the Company may seek to list its securities on the Nasdaq Stock Market's Small Cap Market. However, if it was unsuccessful, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board". As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Common Stock. Delisting of the Common Stock may result in lower prices for the Common Stock than would otherwise prevail.

        It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors and managements' estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, the Company plans to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

        As shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Certain Federal Income Tax Consequences - The Liquidating Trust or Trusts"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

ABSENCE OF APPRAISAL RIGHTS

        Under the DGCL, the shareholders of the Company are not entitled to appraisal rights for their shares of Common Stock in connection with the transactions contemplated by the Plan or to any similar rights of dissenters under the DGCL.

REGULATORY APPROVALS

        Except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, in connection with certain sales by the Company of its assets, and (ii) compliance by the Company with the applicable rules and regulations of the Commission, in connection with the distribution by the Company to its shareholders or sale by the Company of the securities held by the Company, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation. The disposition by Noel of its voting interest in Novoeste is restricted by the terms of the concession granted to Novoeste to operate the western network of the Brazilian federal rail system in that the terms of the concession require that the three members of the "control group," of which Noel is a member, own at all times while the concession is in effect, greater than 50% of the voting stock of Novoeste. Members of the control group currently own in the aggregate 60% of the voting stock, although it is anticipated that such ownership will be reduced to 54% upon the proposed issuance by Novoeste of stock to certain employees.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


        The following discussion is a general summary of the material Federal income tax consequences of the Plan to the Company's shareholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate substantially in accordance with the Plan.

        Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. Rather, the following discussion presents the views of the Company after consultation with the Company's tax advisors.

CONSEQUENCES TO NOEL

        After the adoption of the Plan and until the liquidation is completed, the Company will continue to be subject to income tax on its taxable income. The Company will recognize gain or loss on sales of its property pursuant to the Plan. Upon distributions of property to shareholders pursuant to the Plan, the Company will recognize gain or loss as if such property was sold to the shareholders at its fair market value, unless certain exceptions to the recognition of loss apply. As it anticipated that no such exception will apply, the Company should recognize gain or loss on any distribution of property to shareholders pursuant to the Plan. It is anticipated that the sale or distribution of all of the Company's holdings will result in the realization of substantial net gain and the generation of tax obligations exceeding the amount of cash currently available. The Company plans to meet such tax obligations through the sale of a portion of its holdings.

CONSEQUENCES TO SHAREHOLDERS

        As a result of the liquidation of the Company, shareholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property distributed to them, and (ii) their tax basis for their shares of the Common Stock. A shareholder's tax basis in his or her shares will depend upon various factors, including the shareholder's cost and the amount and nature of any distributions received with respect thereto.

        A shareholder's gain or loss will be computed on a "per share" basis. Noel expects to make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a shareholder. The value of each liquidating distribution will be applied against and reduce a shareholder's tax basis in his or her shares of stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a shareholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from Noel has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the shareholder's tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss provided the shares are held as capital assets. Gain resulting from distributions of cash or assets from a corporation pursuant to a plan of liquidation is therefore generally capital gain rather than ordinary income; ordinary income would be the result in the event of the receipt of a distribution, not in liquidation, that is characterized as a dividend for tax purposes, subject, in the case of corporate holders, to a dividends received deduction.

        Upon any distribution of property, the shareholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the shareholder's future sale of that property will be measured by the difference between the shareholder's tax basis in the property at the time of such sale and the sales proceeds.

        After the close of its taxable year, Noel will provide shareholders and the IRS with a statement of the amount of cash distributed to the shareholders and its best estimate as to the value of the property distributed to them during that year. In the case of property which consists of stock or other securities which are traded in a public market, the fair market value will be determined by the Company based on the prices at which such stocks or securities are so traded. In the case of other property, the fair market value will be determined by the Company based upon reports by independent appraisers or such other evidence as the Company shall elect. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions to shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring the shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received. Such sales, or the prospect of such sales, could reduce the market price of the securities received.

THE LIQUIDATING TRUST OR TRUSTS

        If the Company transfers assets to a liquidating trust or trusts, the Company intends to structure such trust or trusts so that shareholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts. In such event, the amount of the distribution will be reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves should not be subject to tax. After formation of the liquidating trust or trusts, the shareholders will take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.


TAXATION OF NON-UNITED STATES SHAREHOLDERS

        Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

STATE AND LOCAL TAX


        Shareholders may also be subject to state or local taxes, and should consult their tax advisors with respect to the state and local tax consequences of the Plan.

        THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE SHAREHOLDER. NOEL RECOMMENDS THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as to each person who, to the knowledge of the Board of Directors, as of the Record Date, was the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock:


NAME AND ADDRESS OF                                NUMBER OF SHARES                PERCENT OF
  BENEFICIAL OWNER                                 OF COMMON STOCK                  CLASS (1)
-------------------                                ---------------                 ----------
Spears, Benzak, Salomon & Farrell, Inc.
45 Rockefeller Plaza
New York, New York  10111                              3,158,771(2)                 15.6%(2)

Louis Marx, Jr.
667 Madison Avenue
New York, New York 10021                               1,203,756(3)                  6.0%

Brae Group, Inc.
11011 Richmond Avenue
Houston, Texas 77042                                   1,183,313(4)                  5.9%

Rockefeller & Co., Inc.
30 Rockefeller Plaza
New York, New York 10112                               1,126,599(5)                  5.6%


(1) Based on 20,187,705 shares of Common Stock issued and outstanding on the Record Date.


(2) The information set forth in the table and this footnote regarding shares beneficially owned by Spears, Benzak, Salomon & Farrell, Inc. ("Spears Benzak") is based on a Schedule 13G dated May 31, 1993, as subsequently amended, filed by Spears Benzak, as an indirect wholly-owned subsidiary of KeyCorp., reflecting beneficial ownership of Common Stock by Spears Benzak as of May 31, 1996. The Schedule 13G states that the shares beneficially owned by Spears Benzak consist entirely of shares as to which Spears Benzak shares the power to vote and dispose or direct the disposition of such shares with various customers for whom the shares were purchased, but in each case the customer has the ultimate power to vote and dispose of the shares and may at any time revoke Spears Benzak's authority to vote and dispose of the shares.


(3) Consists of 20,443 shares held directly by Mr. Marx and 1,183,313 shares held by Brae Group, Inc. ("Brae"), of which shares Mr. Marx may be deemed the beneficial owner.


(4) The shares beneficially owned by Brae are also reported as beneficially owned by Louis Marx, Jr. See Footnote (3).


(5) The information set forth in the table and this footnote regarding shares beneficially owned by Rockefeller & Co., Inc. ("R&Co.") is based on a
     Schedule 13G dated February 8, 1995, as amended, filed by R&Co. reflecting beneficial ownership by R&Co. of Common Stock as of December 31, 1995, and supplementary information provided by R&Co. in connection with preparation of this Proxy Statement. The number includes 8,334 shares issuable upon exercise of options granted to Wendell W. Robinson, a former director of the Company, under the 1988 Stock Option Plan. The Schedule 13G filed by R&Co. states that the shares beneficially owned by R&Co. are held by six limited partnerships for which R&Co. is the investment manager and which have granted R&Co. voting and dispositive power.

        The table which follows sets forth certain information, as of the Record Date, concerning shares of Common Stock owned of record or beneficially by each director of the Company, by each of the "Named Officers" (as hereinafter defined), and by all executive officers and directors of the Company as a group. The footnotes reflect the ownership by such persons of each class of equity securities of certain entities some or all of which may be deemed to be subsidiaries of Noel within the meaning of the federal securities laws. The term "Named Officers" means any person who either (i) served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1995 or (ii) was one of the Company's four most highly compensated officers (other than the Chief Executive Officer) serving as an officer at December 31, 1995 and whose total salary and bonus during 1995 exceeded $100,000.


 NAME OF                                      NUMBER OF SHARES                    PERCENT OF
 BENEFICIAL OWNER                              OF STOCK (1)                        CLASS (2)
 ----------------                          ---------------------                  ----------
William L. Bennett                              445,315(3)                           2.2%
Karen Brenner                                   233,334(4)                           1.1%
Livio M. Borghese                                28,334(5)                             *
Joseph S. DiMartino                             608,334(6)                           2.9%
Vincent D. Farrell, Jr.                       3,167,105(7)                          15.7%
Herbert M. Friedman                              22,334(8)                             *
James K. Murray, Jr.                             12,334(9)                             *
James G. Niven                                  22,223(10)                             *
Donald T. Pascal                               245,302(11)                           1.2%
Samuel F. Pryor, III                            13,889(12)                             *
Stanley R. Rawn, Jr.                           762,523(13)                           3.8%
James A. Stern                                  38,334(14)                             *
Edward T. Tokar                                  8,334(15)                             *

ALL EXECUTIVE OFFICERS AND DIRECTORS
   AS A GROUP (INCLUDES 15 PERSONS)          5,933,029(16)                          26.5%


*   Less than 1%


(1) Unless otherwise indicated, each of the parties listed has sole voting and investment power over the shares owned. The number of shares indicated includes in each case the number of shares of Common Stock issuable upon exercise of (i) stock options granted under (a) Noel's 1988 Option Plan, and
    (b) Noel's Non-Employee Directors' Stock Option Plan and (ii) non-plan warrants, to the extent that such options and warrants are currently exercisable. For purposes of this table, options and warrants are deemed to be "currently exercisable" if they may be exercised within 60 days following the date of mailing of this Proxy Statement.

(2) Based on 20,187,705 shares of Common Stock issued and outstanding on the Record Date. In addition, treated as outstanding for the purpose of computing the percentage ownership of each director or Named Officer and of all executive officers and directors as a group are shares issuable to such individual or group upon exercise of currently exercisable options or warrants.

(3) Consists of 3,000 shares held by Mr. Bennett's wife as trustee for Mr. Bennett's children (as to which shares Mr. Bennett disclaims beneficial ownership) and 442,315 shares issuable upon exercise of currently exercisable options. Mr. Bennett is also the beneficial owner of 139,528 shares (1.9%) of common stock of Belding Heminway consisting of 115,124 shares held directly, 3,400 shares issuable upon exercise of currently exercisable options, 526 shares of Belding Heminway common stock held by Mr.

     Bennett's wife as trustee for Mr. Bennett's children, and 20,478 shares of Belding Heminway common stock held by Mr. Bennett's wife (with Mr. Bennett disclaiming beneficial ownership in such shares held by his wife as trustee for his children and by his wife), 98,012 shares (less than 1%) of Belding Heminway Series B preferred stock, 214,486 shares (1.4%) of common stock of HealthPlan Services, consisting of 199,486 shares held directly by Mr. Bennett and 15,000 shares issuable upon exercise of currently exercisable options, 600 shares (less than 1%) of common stock of Curtis, 9,100 shares (less than 1%) of common stock of Lincoln Snacks, and 6,000 shares (less than 1%) of common stock of TDX Corporation ("TDX"), consisting of 3,000 shares held by Mr. Bennett directly and 3,000 shares held by trusts for the benefit of his children as to which shares Mr. Bennett disclaims beneficial interest.

(4) Consists of shares issuable upon exercise of currently exercisable options. Ms. Brenner is also the beneficial owner of 30,111 shares (less than 1%) of HealthPlan Services common stock (all of which is held by Ms. Brenner's 401(k) account), 202,200 shares (2.7%) of common stock of Belding Heminway, consisting of 50,000 shares held by Ms. Brenner's 401(k) account and 152,200 shares issuable upon exercise of currently exercisable options, and 210,834 shares (3.3%) of common stock of Lincoln Snacks, consisting of 9,100 shares held directly and 201,734 shares issuable upon exercise of currently exercisable options, of which options for 35,067 shares were granted by Lincoln Snacks and options for 166,667 shares were granted by Noel.

(5) Consists of 20,000 shares held directly by Mr. Borghese and 8,334 shares issuable upon exercise of currently exercisable options. Mr. Borghese is the beneficial owner of 74,563 shares (28.5%) of Curtis common stock, 63,015 shares (29.5%) of Curtis series B convertible preferred stock, 3,216 shares (less than 1%) of Belding Heminway common stock and 5,000 shares (less than 1%) of HealthPlan Services common stock.

(6) Consists of 8,334 shares issuable upon exercise of currently exercisable options and 600,000 shares issuable upon exercise of a portion of a warrant which is currently exercisable. Mr. DiMartino is also the beneficial owner of 12,800 shares (less than 1%) of HealthPlan Services common stock, consisting of 8,000 shares held directly and 4,800 shares issuable upon exercise of options that are currently exercisable, and 3,400 shares (less than 1%) of Belding Heminway common stock consisting of options which are currently exercisable.

(7) Consists of 8,334 shares issuable upon exercise of currently exercisable options and 3,158,771 shares beneficially owned by Spears Benzak, with respect to which shares Mr. Farrell disclaims beneficial ownership. See Footnote (2) of the preceding table.

(8) Consists of 14,000 shares held directly by Mr. Friedman and 8,334 shares issuable upon exercise of currently exercisable options. Mr. Friedman is also the beneficial owner of 877 shares (less than 1%) of Belding Heminway common stock, 8,000 shares (less than 1%) of Lincoln Snacks common stock and 2,000 shares (less than 1%) of common stock of HealthPlan Services.

(9) Consists of 4,000 shares held by Mr. Murray's wife (as to which Mr. Murray disclaims beneficial ownership) and 8,334 shares issuable upon exercise of currently exercisable options. Mr. Murray is also the beneficial owner of 923,559 shares (6.2%) of HealthPlan Services common stock, consisting of 1,600 shares held directly by Mr. Murray, 150,000 shares held by Mr. Murray's wife (as to which Mr. Murray disclaims beneficial ownership), 169,094 shares held by two private companies in which Mr. Murray has a pecuniary interest in only a portion of such securities and disclaims ownership except to the extent thereof, 587,865 held by a family limited partnership and 15,000 shares issuable upon exercise of currently exercisable options.

(10) Consists of 22,223 shares issuable upon exercise of currently exercisable options. Mr. Niven is also the beneficial owner of 16,050 shares (less than 1%) of HealthPlan Services common stock, consisting of 11,250 shares held directly by Mr. Niven and 4,800 shares issuable upon exercise of currently exercisable options, 27,500 shares (less than 1%) of Lincoln Snacks common stock, consisting of 9,100 shares held directly and 18,400 shares issuable upon exercise of currently exercisable options, and 3,899 shares (less than 1%) of Belding Heminway common stock.


(11) Consists of 11,968 shares held directly by Mr. Pascal and 233,334 shares issuable upon exercise of currently exercisable options. Mr. Pascal is the beneficial owner of 30,113 shares (less than 1%) of HealthPlan Services common stock, consisting of 20,078 shares held directly by Mr. Pascal and 10,035 shares held in Mr. Pascal's 401(k) rollover account, 100,000 shares (1.4%) of TDX common stock, all of which are issuable pursuant to currently exercisable options, 240 shares (less than 1%) of Curtis common stock, 9,100 shares (less than 1%) of Lincoln Snacks common stock, and the following shares of Belding Heminway: 57,709 shares (less than 1%) of Belding Heminway common stock and 24,503 shares (less than 1%) of Belding Heminway Series B preferred stock held of record, and 7,708 shares (less than 1%) of Belding Heminway common stock and 24,502 (less than 1%) shares of Belding Heminway Series B preferred stock held in Mr. Pascal's 401(k) rollover account.

(12) Consists of 5,555 shares held directly by Mr. Pryor and 8,334 shares issuable upon exercise of currently exercisable options. Mr. Pryor is the beneficial owner of 2,436 shares (less than 1%) of Belding Heminway common stock.

(13) Consists of 504,189 shares held directly by Mr. Rawn, 10,000 shares held by Mr. Rawn's daughter with respect to which shares Mr. Rawn disclaims beneficial ownership, 8,334 shares issuable upon exercise of currently exercisable options and 240,000 shares issuable upon exercise of a currently exercisable portion of a warrant. Mr. Rawn is also the beneficial owner of 22,081 shares (less than 1%) of Belding Heminway common stock, consisting of 2,196 shares held directly and 19,885 shares held by Mr. Rawn as trustee under a certain "rabbi" trust (with Mr. Rawn disclaiming beneficial ownership in such shares held by such trust). and 196,023 shares of Series B preferred stock of Belding Heminway consisting of shares held by Mr. Rawn as trustee under a "rabbi" trust (with respect to which shares Mr. Rawn disclaims beneficial ownership).

(14) Consists of 25,000 shares held directly by Mr. Stern, 5,000 shares held by Mr. Stern's wife as custodian for their children, and 8,334 shares issuable upon exercise of currently exercisable options. Mr. Stern is the beneficial owner of 1,054 shares (less than 1%) of TDX common stock consisting of 586 shares held directly and 468 shares are held by members of his family, 6,724 shares (less than 1%) of Belding Heminway common stock consisting of 5,847 shares held directly and 877 shares held by Mr. Stern's wife as a custodian for their children.

(15) Consists of 8,334 shares issuable upon exercise of currently exercisable options. Mr. Tokar is the beneficial owner of 1,462 shares (less than 1%) of Belding Heminway common stock and 1,000 shares (less than 1%) of Lincoln Snacks common stock.

(16) Includes 2,169,546 shares issuable upon exercise of currently exercisable options and warrants and certain shares with respect to which beneficial interest is disclaimed; see Footnotes (3) through (15). The executive officers and directors as a group hold shares of capital stock (including certain shares as to which beneficial interest is disclaimed, including as indicated in Footnotes (3) through (15) of the following entities some or all of which may be deemed to be subsidiaries of Noel within the meaning of the federal securities laws: HealthPlan Services: 1,350,559 shares (9.0%) of common stock, including 44,400 shares issuable upon exercise of currently exercisable options; TDX: 107,054 shares (1.4%) of common stock, including 100,000 shares issuable upon exercise of currently exercisable options; Curtis: 76,003 shares (29.1%) of common stock and 63,015 shares (29.5%) of Series B convertible preferred stock; Lincoln Snacks: 270,534 shares (4.2%) of common stock, including 53,467 shares issuable upon exercise of currently exercisable options issued by Lincoln

     Snacks and 166,667 shares transferable upon exercise of currently exercisable options issued by Noel; Belding Heminway: 698,292 shares (9.2%) of common stock, including, 162,400 shares issuable upon exercise of currently exercisable options and 637,075 shares (2.3%) of Series B preferred stock.


                         SELECTED FINANCIAL INFORMATION

    The selected historical financial information for the five years ended December 31, 1995 and the six month periods ended June 30, 1995 and 1996 are derived from the historical financial statements of Noel and should be read in conjunction with Noel's Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement.

                                         Six Months Ended
                                             June 30,                             Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                        1996(1)         1995     1995(1)       1994(2)         1993   1992(3)(4)      1991(4)
                                        ----            ----     -------       -------         ----   ----------      -------
                                                                     (dollars in thousands, except per share amounts)
Revenue                                 $90,258      $89,365    $181,709      $119,121      $93,962      $32,417     $     --
Operating income (loss)                  $2,686       $(835)   $(29,451)     $(12,731)     $(6,935)     $(8,384)     $(3,915)
Income (loss) from continuing
operations                                 $420     $(4,694)   $(15,581)      $(9,453)     $(5,345)     $(7,289)    $(20,975)
Income (loss) from continuing
operations per common and common
equivalent share                          $0.02      $(0.27)     $(0.77)       $(0.47)      $(0.26)      $(0.37)      $(1.97)
                                             --           --
Total assets                                                    $239,757      $313,980  $186,845(4)     $185,542      $64,327
                                             --           --
Long-term debt                               --           --     $69,197      $ 75,734   $33,635(4)      $28,550       $   --
Stockholders' equity                         --           --     $92,920      $100,269     $123,122     $134,942      $60,593

---------------

Historical information has been restated to reflect discontinued operations. See
Note 1 of Notes to Consolidated Financial Statements as of June 30, 1996 and for the Six Months Ended June 30, 1996 and 1995 (Unaudited) on page F-6. See Notes 2 and 3 of Notes to Consolidated Financial Statements on pages F-14 and F-16 for factors that affect the comparability of the information presented above.

(1) Includes the results of Belding Heminway for the full period and reflects the results of HealthPlan Services under the equity method of accounting.
(2) Includes the results of HealthPlan Services from September 30, 1994, the date of its acquisition. Belding Heminway is included in the balance sheet at December 31, 1994.
(3) Includes the results of Curtis and Lincoln Snacks from August 17, 1992 and August 31, 1992, the respective dates of their acquisitions.
(4) Due to the restatement of the historical financial statements this data is considered to be derived from unaudited financial statements.

                       SUPPLEMENTARY FINANCIAL INFORMATION

        The following selected quarterly financial data is derived from the historical financial statements of Noel and should be read in conjunction with Noel's Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement.

                                                   March 31,    June 30,      Sept. 30,     Dec. 31,
                                                     (Dollars in thousands, except per share amounts)
1996
Revenue                                            $43,119      $47,139            -             -
Operating income                                       824        1,862            -             -
Income (Loss) from continuing operations              (297)         717            -             -
Income from discontinued operations                     42           0             -             -
Net income (loss)                                     (255)         717            -             -
Income per common and common equivalent
  share from continuing operations                    0.01         0.03            -             -
Discontinued operations                               0.00         0.00            -             -
Net income (loss) per common and
  common equivalent share                            (0.01)        0.03

1995
Revenue                                            $45,079       $44,286      $44,694       $47,650
Operating income (loss)                               (278)         (557)       1,377       (30,069)(1)
Income (Loss) from continuing operations            (2,137)       (2,557)       6,926       (17,813)(1)
Loss from discontinued operations                     (452)         (341)        (517)       (5,234)
Net income (loss)                                   (2,589)       (2,898)       6,409       (23,047)
Income (Loss) per common and common equivalent
  share from continuing operations                  $(0.11)      $ (0.12)     $  0.33       $ (0.88)
Discontinued operations                              (0.02)        (0.02)       (0.02)        (0.26)
Net income (loss) per common and
  common equivalent share                           $(0.13)      $ (0.14)     $  0.31       $ (1.14)

1994
Revenue                                            $20,686      $22,041       $24,381       $52,013(2)
Operating income (loss)                            (10,835)      (2,867)       (1,457)        2,428
Income (Loss) from continuing operations            (5,284)       1,611          (972)       (4,808)
Income (Loss) from discontinued operations            (775)      (3,588)        1,658        (4,909)
Net income (loss)                                   (6,059)      (1,977)          686        (9,717)
Income (Loss) per common and common equivalent
  share from continuing operations                 $ (0.26)     $  0.08       $ (0.05)      $ (0.24)
Discontinued operations                              (0.04)       (0.18)         0.08         (0.24)
Net income (loss) per common and
  common equivalent share                          $ (0.30)     $ (0.10)      $  0.03       $ (0.48)


(1) Amounts include an impairment charge of $29,155,000 related to Belding's thread division. See Note 2 of Notes to Consolidated Financial Statements on page F-14.

(2) Amount includes $25,233,000 in revenue from services from HealthPlan Services, which was acquired on September 30, 1994. See Note 2 of Notes to Consolidated Financial Statements on page F-14.

              CONDENSED UNAUDITED PRO FORMA STATEMENT OF NET ASSETS
                                 IN LIQUIDATION

       The following Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation assumes that Noel has adopted the liquidation basis of accounting as of June 30, 1996. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

       The valuation of assets and liabilities necessarily requires many estimates and assumptions and there are substantial uncertainties in carrying out the provisions of the Plan. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to, the actual market prices of any securities distributed in-kind when they are distributed, the actual proceeds from the sale of any of Noel's assets, the ultimate settlement amounts of Noel's liabilities and obligations, actual costs incurred in connection with carrying out the Plan, including administrative costs during the liquidation period, and the actual timing of distributions.

       The valuations presented in the accompanying Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation represent estimates, based on present facts and circumstances, of the estimated net realizable values of assets and estimated costs associated with carrying out the provisions of the Plan based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict the aggregate net values ultimately distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which the Common Stock has generally traded or is expected to trade in the future.

                                NOEL GROUP, INC.
                   CONDENSED UNAUDITED PRO FORMA STATEMENT OF
                            NET ASSETS IN LIQUIDATION
                                  JUNE 30, 1996

                                               HISTORICAL                      OTHER
                                               JUNE 30,   TO DECONSOLIDATE     PRO FORMA       PRO FORMA
                                               1996        SUBSIDIARIES (a)    ADJUSTMENTS     JUNE 30, 1996
                                                (Unaudited, dollars in thousands, except per share amounts)
ASSETS
Current Assets:
  Cash and cash equivalents                    $  5,683            ($1,935)                     $ 3,748
  Short-term investments                          9,144                  0      $ (4,746)(f)       4,398
  Accounts receivable, net                       25,962            (25,913)         (49)(b)            0
  Inventories                                    35,398            (35,398)                            0
  Other current assets                            2,232             (1,968)        (264)(b)            0
                                               --------          ----------     --------
                                                 78,419            (65,214)       (5,059)
Equity investments                               37,362                  0       (37,362)(b)           0
Other investments                                28,258             18,076       (46,334)(b)
Investments in liquidation                                                       222,084 (c)     222,084
Property, plant and equipment, net               37,741            (37,547)         (194)(e)           0
Intangible assets, net                           45,927            (45,927)                            0
Net assets of discontinued operations               268                  0          (268)(b)           0
Other assets                                      9,808             (6,906)       (1,932)(e)         970
                                               --------          ----------     --------         -------
                                               $237,783          ($137,518)     $130,935         231,200
                                               ========          ----------     --------         -------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Short-term debt                             $    556              (556)                      $      0
   Current portion of long-term debt              5,797            (5,797)                             0
   Trade accounts payable                        14,715           (14,715)                             0
   Accrued compensation and benefits              5,293            (5,091)          (202)(b)           0
   Other current liabilities                     14,294           (13,522)          (772)(b)           0
                                               --------          ---------          -----
                                                 40,655           (39,681)          (974)
                                                                                     974 (b)
Accrued and other liabilities                                                     14,391 (e)      15,365
                                                                                  (4,485)(f)
Income taxes                                                                      29,712 (d)      25,227
Long-term debt                                   72,192           (72,192)
Other long-term liabilities                      25,092           (19,075)        (4,784)(f)
                                                                                  (1,233)(e)           0
Minority interest                                 6,570            (6,570)                             0
                                               --------          ---------      --------        --------
                                                144,509          (137,518)        33,601          40,592
                                               --------          ---------      --------        --------
Stockholders' Equity:
   Preferred stock, $.10 par value,
   2,000,000 shares authorized,
   none outstanding                               ---                                                  0

   Common stock, $.10 par value,
   48,000,000 shares authorized,
   20,222,542 issued                              2,022                           (2,022)(b)           0

   Capital in excess of par value               204,559                   0     (204,559)(b)           0
   Accumulated deficit                         (112,004)                  0      112,004 (b)           0
   Cumulative translation adjustment               (612)                  0          612 (b)           0
   Treasury stock at cost, 34,937 shares           (691)                  0          691 (b)           0
                                               ---------          ---------     -----------     --------
                                                 93,274                   0      (93,274)              0
                                               --------           ---------     -----------
                                               $237,783            $137,518      (69,286)
                                               ========           =========     ===========
NET ASSETS IN LIQUIDATION                                                                       $190,608

NUMBER OF COMMON SHARES OUTSTANDING            20,187,705                        935,589(f)      20,123,294

NET BOOK VALUE PER OUTSTANDING SHARE           $4.62
                                               =====

NET ASSETS IN LIQUIDATION PER OUTSTANDING SHARE                                                   $9.02
                                                                                                  =====


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONDENSED UNAUDITED PRO
                 FORMA STATEMENT OF NET ASSETS IN LIQUIDATION.

FOOTNOTES TO CONDENSED UNAUDITED PRO FORMA STATEMENT OF NET ASSETS IN LIQUIDATION AT JUNE 30, 1996

(a)  To deconsolidate Belding Heminway, Curtis and Lincoln Snacks from Noel.

(b) To reclassify the balance sheet from a going concern basis to the liquidation basis of accounting. The reclassification adjustments reflect the absence of both stockholders' equity and the distinction between long-term and short-term classifications.

(c) To record investments at their estimated net realizable value in liquidation. For investments where a public market exists, and the entity is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the estimated liquidation-basis amount is calculated by multiplying the market price by the number of shares owned without adjustment for whether the shares owned are registered for sale, any other restriction on transfer, control premiums, or whether the market has sufficient liquidity to support the sale of the volume of securities owned at the quoted prices.

     This valuation may not be reflective of actual amounts obtained when and if these investments are distributed or of prices that might be obtained in actual future transactions. Because of the inherent uncertainty of the valuation of securities both where a public market exists and where it does not exist, the amounts shown may materially differ from actual amounts which may be received in the future.

     Noel's holding of the common shares of HealthPlan Services, Belding Heminway, Lincoln Snacks and Staffing Resources are unregistered except for 421,000 shares of Lincoln Snacks which are subject to restrictions under Rule 144.

     HealthPlan Services and Belding Heminway trade on the New York Stock Exchange under the symbols HPS and BHY, respectively. Lincoln Snacks trades on the Nasdaq Stock Market's Small Cap Market under the symbol SNAX.

                                                                                       ESTIMATED
                                                                                   LIQUIDATION BASIS
(DOLLARS IN THOUSANDS, EXCEPT             COMMON            JUNE 28, 1996               AMOUNT
PER SHARE AMOUNTS)                        SHARES            CLOSING PRICE            JUNE 30, 1996
----------------------------------------------------------------------------------------------------
HealthPlan Services (i)                  5,595,846              $ 23.000               $128,704
Staffing Resources (ii)                  2,026,104                17.500                 35,457
Belding Heminway preferred stock (iii)                                                   21,165
Belding Heminway common stock (i)        2,205,814                 1.875                  4,136
Curtis Industries (iv)                                                                   17,711
Ferrovia Novoeste (v)                                                                     8,000
Lincoln Snacks (i)                       3,769,755                 1.250                  4,712
Other holdings                                                                            2,199
                                                                                       --------
Estimated liquidation-basis amount                                                     $222,084
                                                                                       ========
Carrying amount - going-concern basis                                                  $ 83,964
                                                                                       ========



(i) Recorded based on the closing price of the common stock on June 28, 1996. Using the closing prices on October 8, 1996, these investments would have been valued as follows (dollars in thousands except per share amounts):

                                                              Estimated Liquidation
                                        Closing Price             Basis Amount
                                       October 8, 1996          October 8, 1996
                                       ---------------          ---------------
               HealthPlan Services       $22.500                   $125,907
               Belding Heminway            1.870                      4,136
               Lincoln Snacks              1.000                      3,770

     (ii) Staffing Resources is recorded at $17.500 per common share which is the closing over the counter bid price of $25.000 on June 28, 1996, discounted by 30%. The discount for Staffing Resources reflects the limited trading market for such shares, the fact that Staffing Resources is not subject to periodic reporting requirements under the Securities Exchange Act of 1934, as amended, and the fact that Noel's shares of Staffing Resources are unregistered. The closing price on October 8, 1996, discounted by 30% was $14.000 per common share.

     (iii)Recorded at the liquidation preference of the preferred shares which includes accumulated unpaid dividends of $1,822 through June 30, 1996. Noel management currently estimates that the Belding Heminway preferred stock will be realized at its liquidation preference, in connection with the execution of the Plan. However, Belding Heminway's loan covenants currently prohibit any payments on the preferred stock. There can be no assurance that a lesser amount will not be realized. If, for example, $14,816 were realized, a 30% discount from the liquidation preference, net assets per outstanding share in liquidation would decrease $.20, net of a $2,222 tax benefit.

     (iv) Recorded at the liquidation preference of the preferred shares which includes accumulated, unpaid dividends of $3,701 at June 30, 1996. Noel management currently estimates that the Curtis preferred stock will be realized at its liquidation preference, in connection with the execution of the Plan. However, Curtis' loan covenants currently prohibit any payments on the preferred stock. There can be no assurance that a lesser amount will not be realized for the Curtis preferred stock. If, for example, $12,398 were realized, a 30% discount from the liquidation preference, net assets per outstanding share in liquidation would decrease $.17, net of a $911 tax benefit.

          No value has been assigned to Noel's holding of 63% of the outstanding shares of Curtis common stock. Curtis has a history of operating losses, the common stock has a negative book value, and there is no public market for Curtis common stock. As a result of these factors, management is unable to reliably estimate the value, if any, of the Curtis common stock.

     (v) Recorded at cost. This investment was made in March and June of 1996. Ferrovia Novoeste is a new company organized to acquire a railroad in Brazil via a privatization transaction. In the absence of a ready market, Noel management believes that cost is the best indicator of the value of this investment due to the short period of time that has elapsed since it was made. Realization of this investment is dependent upon establishing successful operations as a private company in Brazil or sale by Noel of its interest in Novoeste and is subject to the risks of operations in Brazil, including foreign currency risks.

(d) To record the estimated amount of income taxes at a 35% rate which would become payable if the assets were realized and liabilities settled at the amounts shown exclusive of the exercise of Noel options and warrants. All income tax accounts have been restated at June 30, 1996, to reflect the liquidation basis of accounting. The estimate is subject to significant variation if, among other things, the actual values of assets distributed or sold varies from current estimates.

(e) To adjust assets other than cash and investments and liabilities other than income taxes to estimated liquidation values. Accrued liabilities include estimates of costs to be incurred in carrying out the Plan and provisions for known liabilities. These costs include a provision for costs to be incurred in connection with distribution and sale of Noel's investments including legal and investment banking fees and salaries, and related expenses, of officers and employees assigned to effect the sale or distribution of specific investments.

     The actual costs incurred could vary significantly from the related provisions due to uncertainty related to the length of time required to complete the Plan, the exact method by which each of Noel's assets will be realized, and complexities which may arise in disposing of the remaining assets and settling certain contingencies. Interest income on Noel's cash and short-term investment through Noel's final liquidation has not been reflected.

(f) To record the settlement of the outstanding options and warrants to purchase shares of Common Stock based on a likely scenario described in the section "Possible Effects of the Approval of the Plan upon Directors and Officers." The option and warrant holders would receive shares of Common Stock with an aggregate value of $8,069, which is the net of $12,815 the amount by which that the market value of the 3,067,885 shares plus the amount in cash previously reserved for distribution exceeds the aggregate exercise amount of the related options and warrants, and of $4,746, the applicable payroll taxes due, based on the closing price of shares of Common Stock on June 28, 1996 of $8.625. Noel would issue 935,589 shares of Common Stock with a value of $8,609 as settlement of the outstanding options and warrants and pay $4,746 in payroll taxes. This settlement would generate an income tax benefit for Noel of approximately $4,485 for the associated compensation expense deduction.

     If the options and warrants are exercised in accordance with their terms, Noel would receive $13,645 in cash from the exercise proceeds, issue 3,067,885 shares of Common Stock and generate a $4,485 income tax benefit. In either case the accrued compensation liability of $4,784,000 reflected at June 30, 1996, is not incurred in liquidation basis accounting.




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           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations covers the six month periods ended June 30, 1996 and 1995 and the years ended December 31, 1995, December 31, 1994 and December 31, 1993 and should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included in this Proxy Statement.

LIQUIDITY AND CAPITAL RESOURCES:

Parent Company

        On June 30, 1996, Noel had unrestricted cash and liquid investments of $12.9 million. The future cash needs of the parent company will be dependent on the approval of the Plan by the shareholders. It is management's intention that Noel's liquidity will be available to fund Noel's working capital requirements and, subject to the restrictions set forth in the Plan if approved by the shareholders, to support Noel's operating companies.

        Noel believes that its cash and cash equivalents and short-term investments are sufficient to fund its working capital requirements for the foreseeable future. Except as discussed below under "Belding Heminway Company, Inc.," Noel expects that its operating companies will be able to meet their own working capital requirements, including debt service. Subject to the restrictions set forth in the Plan if approved by the shareholders, if an operating company requires additional funding for the purpose of making acquisitions at the operating company level or to otherwise support growth, or suffers operating or cash flow deficits, a portion of Noel's liquidity may be utilized to fund such requirements.

        Sources of potential liquidity include the sale or refinancing of current holdings, dividends and preferred stock redemptions from current holdings, and the issuance of debt or equity securities. Noel does not currently receive, nor expect to receive in the immediate future, cash dividends from any of its subsidiaries. Noel's subsidiaries are currently prohibited from paying dividends by existing borrowing agreements.

Belding Heminway Company, Inc.

        Belding Heminway's Senior Bank Facilities consist of (i) a $25 million amortizing senior term loan facility (the "Term Facility") and (ii) a $29 million senior revolving credit facility (the "Revolving Facility").

        At December 31, 1995, Belding Heminway was in default on certain of its loan covenants under the Senior Bank Facilities. On March 15, 1996, Belding Heminway's credit agreement was amended so that (i) the defaults at December 31, 1995, were waived; (ii) the maturity of the Senior Bank Facilities was changed to July 1, 1997, from December 31, 1999; (iii) the interest rate on the loans was changed to NationsBank prime rate plus 1 3/4% (from at Belding Heminway's option: (a) 1 3/4% plus the higher of (1) NationsBank prime rate and (2) the federal funds rate plus 1/2 of 1%, or (b) a rate based on certain rates offered for U.S. dollar deposits in the London interbank market plus 2 3/4%); (iv) if Belding Heminway has not refinanced or repaid the Term Facility in full by December 31, 1996, Belding Heminway will be obligated to demonstrate progress towards the disposition of assets and complete a sale of those assets by December 31, 1996, at sufficient levels to repay the Term Facility by the due date in order to avoid the payment of fees as follows: $300,000 on September 30, 1996, $700,000 on November 15, 1996 and $1,500,000 on December 31, 1996 (Belding
Heminway's lenders subsequently agreed to postpone the fees due September 30, 1996 and November 30, 1996 until December 31, 1996, subject to certain contingencies); (v) the requirement for Belding Heminway to maintain




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an interest rate cap agreement was deleted;  (vi) the financial  covenant  tests were revised; and (vii) the terms of the Revolving Facility were revised to reduce advances available against work in process inventory, effective September 30 and December 31, 1996.

        Belding Heminway has engaged a financial advisor in order to assist it in evaluation of strategic alternatives.

        On July 31, 1996, Belding Heminway sold its Home Furnishings division and used the net proceeds to repay existing credit facility advances against Belding Heminway's Home Furnishings division receivables and inventories and thus avoided penalty fees otherwise payable under the amended credit facility.

        There can be no assurance that Belding Heminway will be able, through the sale of assets or through refinancing or otherwise, to avoid future default under its Senior Bank Facilities and to repay such facilities at the due dates. Any such default or non-compliance would entitle the lender to require immediate payment of the outstanding indebtedness, to refuse further advances and to exercise various rights against Belding Heminway, including, without limitation, the right to foreclose its security interest in Belding Heminway's assets. If such default or non-compliance occurred and the lender demanded payment or refused to make further loans and Belding Heminway was unable to obtain alternative financing, the lack of appropriate liquidity would have a material adverse effect on Belding Heminway's results of operations and its ability to continue as a going concern.

        Based on discussions with several banks, Belding Heminway has received preliminary proposals to refinance all of its existing debt at commercially acceptable terms. However, there can be no assurance that Belding Heminway will be able to complete a refinancing of the Term Facility or demonstrate sufficient progress towards asset sale(s) by the dates fees are due and/or complete a transaction sufficient to discharge the Term Facility by December 31, 1996.

        Pursuant to the terms of Belding Heminway's Series B preferred stock, 20% of such shares were scheduled to be redeemed by Belding Heminway on March 15 of each year commencing in 1995 and ending in 1999. Dividends on the preferred stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15 and December 15. Both the preferred stock redemptions and the quarterly dividend payments are subject to the approval of the banks participating in Belding Heminway's credit facility. Belding Heminway was notified on March 15, 1995, that the bank declined approval of the dividend and redemption payments and no such payments have been made. As a result, additional dividends are accruing on the scheduled but unpaid dividends at a rate of 6% per annum. The carrying amount of Noel's entire holding in Belding Heminway is $12.4 million at June 30, 1996. Reference is made to "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation" for an estimate of the liquidation value of Noel's holdings of Belding Heminway.

        All of Noel's discontinued operations have been disposed of except for TDX Corporation ("TDX"). TDX's operations are immaterial to Noel, and there is no future requirement for additional cash or capital infusions for TDX.

        In 1995 and 1994, Noel's subsidiaries sold stock in initial public offerings, raising net proceeds of $50.8 million and $9.6 million, respectively, thereby improving their respective liquidity. Noel's subsidiaries may raise cash from time to time using equity offerings in the future.




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RESULTS OF OPERATIONS

General

        The results of operations for the six months ended June 30, 1996, may not be indicative of the operating results for the full year. The business of Lincoln Snacks is seasonal, with the third and fourth calendar quarters historically showing higher sales.

        The results of operations for the six months ended June 30, 1995, have been restated to reflect (i) Simmons, (ii) Belding Heminway's Home Furnishings division, (iii) Curtis' retail division, and (iv) TDX as discontinued operations due to their sale in 1995 or their expected or actual sale in 1996 and to account for HealthPlan Services under the equity method of accounting from January 1, 1995. Noel's voting interest in HealthPlan Services dropped below 50% following HealthPlan Services' initial public offering on May 19, 1995 and Noel's simultaneous exchange of its holding of HealthPlan Services preferred stock and accrued dividends into HealthPlan Services common stock.

        The Company's consolidated statements of operations include Belding Heminway from January 1, 1995 and HealthPlan Services for the period from September 30, 1994, through December 31, 1994. Noel's equity in HealthPlan Services' income from January 1, 1995, is included in income from equity investments. The consolidated selling, general, administrative and other expenses include salaries, employee benefits, rent and other routine overhead expenses of the Company, including legal, accounting and consulting fees. The following comparisons are based on the Company's consolidated results. An analysis of each subsidiary is included in the comparison of segments section.

SIX MONTHS ENDED JUNE 30, 1996 VERSUS JUNE 30, 1995

        Sales increased by $.9 million to $90.3 million due to an increase in sales at Curtis of $2.2 million, offset by a decline in sales at Belding Heminway and Lincoln Snacks. Cost of sales increased by $1.5 million to $51.8 million from $50.2 million in 1995, primarily related to increases at Curtis and Lincoln Snacks. Selling, general, administrative and other expenses decreased to $34.1 million in 1996 from $37.0 million in 1995. The decrease of $2.9 million primarily relates to decreased expenses at Lincoln Snacks of $3.1 million.

1995 VERSUS 1994

        The increases from 1994 to 1995 in sales of $87.8 million and cost of sales of $66.6 million principally reflect the inclusion of Belding Heminway's sales of $88.7 million and cost of sales of $66.0 million in 1995 only. The increase in selling, general, administrative and other expenses of $2.8 million to $71.8 million in 1995 reflects the inclusion of Belding Heminway's 1995 expenses of $14.3 million, offset both by Noel's decrease of $5.4 million primarily related to a 1994 charge for its non-incentive stock option plan and by a $5.5 million decrease at Lincoln Snacks.

        The  1995  impairment  charge  relates  to  Belding   Heminway's  thread
division. This charge of $29.2 million includes Noel's write-off of $4.2 million of related goodwill.

        Other income decreased by $1.6 million to $6.7 million. In 1995, other income includes a $6.6 million capital gain recognized by Noel on the payment of the subordinated note from Brae Group, Inc. Other income in 1994 includes capital gain of $9.0 million primarily from Noel's sale of marketable securities and $2.2 million of dividend income from Noel's holding of Belding Heminway preferred stock, offset by a $3.9 million loss recognized on Noel's exchange of Belding Heminway preferred stock for Belding Heminway common stock.




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        Income (Loss) from equity investments  increased by $3.9 million to $3.8 million reflecting primarily Noel's equity in the income of HealthPlan Services of $3.4 million in 1995.

        Interest expense increased by $4.1 million, primarily due to the inclusion of Belding Heminway's interest expense of $4.0 million in 1995 only.

1994 VERSUS 1993

        Sales and cost of sales were approximately unchanged from 1993. Selling, general, administrative and other expenses increased by $9.6 million to $69.0 million primarily as a result of Noel's non-incentive stock option expense of $4.9 million and increases at Lincoln Snacks of $3.4 million.

        Other income increased by $3.9 million primarily due to Noel's gains totaling $9.0 million in 1994 on sales of marketable securities and an increase in dividend income on Noel's holding of Belding Heminway preferred stock of $1.1 million offset by a $3.9 million loss recognized in 1994 on Noel's exchange of Belding Heminway preferred stock for Belding Heminway common stock.

        Income (Loss) from equity investments decreased by $1.1 million to a loss of $.2 million. The 1994 loss results from partnerships. In 1993, equity income includes $.4 million from Sylvan, Inc. and $.5 million from partnerships.

COMPARISON OF SEGMENTS

        Noel and its subsidiaries are collectively referred to in this section as the "Company." The discussion which follows analyzes the results for each of the Company's segments.

        The segment discussion which follows analyzes the results of operations for each of the Company's segments. The amounts presented in the comparison of segments may not be comparable with the amounts included in the Company's consolidated statements of operations in the year in which the segment was acquired or newly included in the consolidated operating results.

        A discussion on the results of operations of HealthPlan Services for the three months ended December 31, 1994 and 1993 is included given its significance to the consolidated financial statements of Noel. The results of operations for 1993 are not indicative of the results of operations had HealthPlan Services' predecessor been operated as an unaffiliated company and include certain expenses allocated to HealthPlan Services' predecessor.

SIX MONTHS ENDED JUNE 30, 1996 VERSUS JUNE 30, 1995

Fasteners and Security Products Distribution (Curtis)

        On May 13, 1996, Curtis acquired the Mechanics Choice business of Avnet, Inc. for $6.5 million. Mechanics Choice is a distributor, selling industrial maintenance and repair operations products similar to the existing Curtis product line offering.

        For the six month period in 1996, Curtis' sales of $36.5 million were $2.2 million or 6.3% higher than the same period in 1995. Sales by Curtis' Mechanics Choice division accounted for $1.9 million of the increase. Sales of a new key code cutting machine utilizing state of the art technology contributed an additional $.6 million of sales in the first half of 1996. The sales gain from the new code cutter was offset by the loss of the sales of the Puerto Rican branch totaling $.4 million and of the emergency key cutting program of $.3 million. Both of these businesses were discontinued as a result of the sale of the retail division and the shutdown of manufacturing operations.




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        For the first six months of 1996,  Curtis'  gross margin  percentage  of
66.2% was unchanged from the comparable period in 1995.

        For the six month period of 1996, Curtis' selling, general and administrative expenses, exclusive of the $.7 million reserve recorded for the 1995 manufacturing shutdown, increased by $.9 million. The majority of the increase is selling and distribution costs of the Mechanics Choice division.

Snack Foods (Lincoln Snacks)

        Lincoln Snacks' fiscal year end is June 30, 1996. Sales decreased approximately 4% or $.4 million to $9.5 million for the six months ended June 30, 1996, versus $9.9 million in the corresponding period of 1995. Combined case sales related to its exclusive distribution agreement (the "Distribution
Agreement") with the Planters Company, a unit of Nabisco, Inc. ("Planters"), were approximately 64% higher than the corresponding period in 1995 while revenue increased $.1 million or 2% due to lower selling prices resulting from the Distribution Agreement. Non-Planters sales decreased 11% or $.5 million primarily due to decreased liquidation sales over the prior period and reduced Nut division sales.

        Gross profit decreased $1.3 million to $2.3 million for the six months ended June 30, 1996, versus $3.5 million in the corresponding period of 1995. Gross profit decreased as a result of lower selling prices under the Distribution Agreement.

        Selling, general and administrative expenses decreased $2.5 million to $2.1 million in the six months ended June 30, 1996, versus $4.7 million the same period in 1995. These expenses decreased during this period primarily due to cost reductions resulting from the Distribution Agreement.

Industrial Threads and Buttons (Belding Heminway)

        Sales during the six month period ended June 30, 1996, totaled $44.4 million as compared to $45.2 million during the same period of 1995. Sales in the consumer product segment totaled $23.1 million during the first half of 1996 as compared to $19.2 million during the first six months of 1995. The increase in sales was the result of sales contributed by Culver International, Inc. and Culver Textile Corporation, acquired on August 31, 1995. Sales in the industrial product segment totaled $21.1 million in 1996 as compared to $26.0 million during the first six months of 1995. Weakness in Belding Heminway's customers' primary markets continued to have a direct impact on industrial thread sales throughout the first half of 1996.

        The gross margin during the first six months of 1996 totaled $12.1 million as compared to $12.9 million during the same period in 1995. The gross margin percentage during the first half of 1996 was 27.3% versus 28.5% in 1995. Gross margin in the consumer product segment during the first six months of 1996 totaled $7.0 million as compared with $6.4 million during the first half of 1995. Additional margin dollars were contributed primarily as the result of the Culver acquisition. The gross margin percentage during the first half of 1996 in the consumer product segment was 30.4% as compared to 33.4% during the same period in 1995. The decline in the gross margin percentage in the consumer product segment was due to the lower Culver margins. Gross margin in the industrial segment during the first half of 1996 totaled $5.1 million as compared to $6.5 million for the same period in 1995. The decline in margin dollars was directly attributable to the decline in the sales volume of this segment. The gross margin percentage during the first half of 1996 for the industrial segment was 24.0% as compared to 25.0% during the first half of 1995.

        Selling, general and administrative expenses during the first six months of 1996 totaled $7.0 million as compared to $8.2 million during the first half of 1995. Selling, general and administrative expenses in the consumer product segment in the first six months of 1996 totaled $2.6 million as compared to $2.1 million in 1995. The increase in selling, general and administrative expenses in the consumer product segment was the result of the additional expenses attributable to Culver operations. Selling, general and administrative expenses




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in the industrial  segment totaled $2.7 million during the six months ended June
30, 1996, as compared to $4.0 million in the first half of 1995. The decline in selling, general and administrative expenses in the industrial product segment was principally the result of reduced spending totaling $1.0 million as a result of headcount reductions. Selling, general and administrative expenses at the corporate level totaled $1.8 million in the first half of 1996 as compared with $2.1 million during the first half of 1995.

1995 VERSUS 1994

Fasteners and Security Products Distribution (Curtis)

        On November 13, 1995, Curtis sold its retail division to SDI Operating Partners, LP. The results of the retail division have been reported as discontinued operations in the 1995 consolidated financial statements. Prior periods have been restated to present the retail division as a discontinued operation. All costs and expenses incurred as a result of the retail division sale have been recorded in 1995 and no additional expenses are anticipated.

        Sales for Curtis for 1995 increased by $2.2 million, or 3.3%, to $68.8 million from $66.6 million in 1994. A telemarketing program, created in January 1995, accounts for $1.2 million of the sales increase. Increased sales in Canada of $.6 million and the core domestic business of $.7 million were offset by a decline in United Kingdom sales of $.3 million.

        A one-time charge of $1.1 million was recorded, primarily for severance and benefits following the close of its manufacturing operations at its Eastlake, Ohio facility, in June 1995.

        The gross margin decreased from 67.4% in 1994 to 66.5% in 1995. The 1995 decline in gross margin can be attributed to the high cost of manufacturing keys and key duplicating machines prior to closing the manufacturing operations. Cost savings associated with the purchase of keys and key machines from an outside source were realized in the fourth quarter of 1995 when the gross margin increased to approximately 67% compared to 66.3% for the first three quarters. The lower cost of key and key duplicating machines is expected to contribute to further improvements in margins during the first quarter of 1996.

        For the year, selling, general and administrative expenses, exclusive of one-time charges, increased $.6 million. The increase results from variable selling expenses associated with the higher 1995 sales volumes and increased expenses associated with the recruitment and retention of sales representatives of approximately $1 million in 1995, as management intensified efforts to build up the domestic sales force in the second half of the year. The increased domestic selling costs were offset by administrative staff reductions, reduced healthcare costs and other cost containment measures.

Snack Foods (Lincoln Snacks)

        On June 6, 1995, Lincoln Snacks entered into the Distribution Agreement with Planters, commencing on July 17, 1995, for the sales and distribution of Fiddle Faddle(R) and Screaming Yellow Zonkers(R) (the "Products"). Under the agreement, which requires Planters to purchase a minimum number of equivalent cases during each year ending on June 30, Lincoln Snacks sells the Products to Planters at prices which are less than historical selling prices. Planters in turn is responsible for the sales and distribution of the Products to its customers and therefore Lincoln Snacks does not have any selling, marketing or distribution costs on the Products. The financial impact of the agreement versus historical results is a reduction in revenue and gross profit which is offset by reduced selling, marketing and distribution costs.

        Sales decreased approximately 11%, or $3.1 million to $24.2 million for the twelve months ended December 31, 1995, versus $27.3 million in the corresponding period of 1994. Sales decreased primarily due




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to lower selling prices resulting from the Distribution  Agreement. In addition, non-Planters sales declined 5% due to increased domestic competition and changing market conditions in the Far East. Case sales to Planters for the six months ended December 31, 1995, represented 44% of the minimum number of equivalent cases required to be purchased during Lincoln Snacks' fiscal year which ends June 30, 1996. Lincoln Snacks' business is seasonal due to buying patterns of both Poppycock and Lincoln Snacks' nut products during the traditional holiday season. As a result, third and fourth calendar quarter sales account for a significant portion of annual sales.

        Gross profit decreased by $2.4 million to $7.9 million for the twelve months ended December 31, 1995, from $10.3 million in the corresponding period of 1994 primarily due to lower revenue under the Distribution Agreement.

        Selling, general, administrative and other expenses decreased $6.4 million to $8.3 million in the twelve months ended December 31, 1995, from $14.7 million in the same period in 1994. This decrease is primarily due to lower freight costs, reduced trade and consumer promotional spending and reduced administrative expenses resulting from the Distribution Agreement.

Industrial Threads and Buttons (Belding Heminway)

        Sales for 1995 were $88.7 as compared with $76.8 million in 1994, an increase of $11.9 million, or approximately 16%. Sales in Belding Heminway's consumer segment were $43.6 million in 1995, an increase of $13.4 million over 1994 sales of $30.2 million. The increase in these sales during 1995 was primarily driven by the full year inclusion of Danfield Threads, Inc. ("Danfield") in 1995 results. Danfield was acquired on June 30, 1994 and had sales of $18.9 million during 1995 versus $9.0 million in the six months ended December 31, 1994. Also contributing to the favorable sales variance in 1995 was $2.1 million of sales contributed by Culver Textile Corporation ("Culver") which was acquired on August 31, 1995 and a $1.4 million increase in sales by Belding Heminway's button and consumer thread divisions. Sales in Belding Heminway's industrial segment were $45.1 million in 1995 as compared with $46.6 million in 1994, for a decline of $1.5 million. Weakness in customers' primary markets resulted in approximately a 3% sales decline during 1995.

        The gross margin in 1995 was $22.7 million, or 25.7% of sales, as compared with $22.7 million in 1994, or 29.6% of sales. The consumer segment gross margin in 1995 was $13.8 million as compared with $11.7 million in 1994. The gross margin percentage in 1995 was 31.7% compared with 38.9% in 1994. The gross margin dollar improvement in 1995 was primarily the result of Danfield which was included for a full year in 1995 as compared to six months in 1994. The gross margin percentage decline was principally the result of lower margins on Culver sales. The gross margin in the industrial segment in 1995 was $8.9 million, or 19.8% of sales, as compared with $11.0 million in 1994, or 23.6% of sales, for a decline of $2.1 million. During 1995, the industrial segment experienced higher raw material and labor costs and higher than historical levels of manufacturing inefficiencies due to the effects of the consolidation and relocation of facilities that occurred in 1994 and implementation issues related to the new management information system. These increased costs were not fully recouped through sales price increases.

        Selling, general and administrative expenses totaled $15.9 million, or 18.0% of sales, in 1995 as compared to $15.8 million, or 20.6% of sales, in 1994.

        Selling, general and administrative expenses in the consumer segment totaled $4.8 million in 1995, or 11.0% of sales, as compared with $3.7 million in 1994, or 12.3% of sales. The dollar increase in consumer segment selling, general and administrative expenses was the result of a full year of Danfield activity in 1995 versus six months in 1994 in addition to the inclusion of four months of Culver activity in 1995 versus none in 1994. Selling, general and administrative expenses in the industrial segment was $7.3 million in 1995 versus $7.1 million in 1994.




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        An  impairment  charge  was  recorded  during  1995  related  to Belding
Heminway's thread division. The charge represented a $6.4 million adjustment to the book value of assets to estimated fair value as of December 31, 1995 and the write-off of a proportionate amount of goodwill allocated to the thread division in connection with the 1993 acquisition. The goodwill write-off was $17.4 million and other related charges were $1.2 million. There were no such impairment charges in 1994.

        Interest expense increased to $4.0 million in 1995 compared to $3.2 million in 1994. The increase was attributable to an increase in average outstanding debt during 1995 to $45.9 million from $41.4 million in 1994. In addition to the increase in the average debt level there was also an increase in the weighted average interest rate from 7.8% in 1994 to 8.7% in 1995.

1994 VERSUS 1993

Fasteners and Security Products Distribution (Curtis)

        Sales for Curtis in 1994 increased to $66.6 million from $65.6 million in 1993. During the last six months of 1994, sales increased $2.3 million or 7.3% from the comparable 1993 period. Sales promotions and corporate account growth and continued penetration of the Canadian retail market account for the majority of the sales increase in the second half of 1994.

        The gross margin for 1994 of 67.4% decreased from 68.6% in 1993. The decline in the gross margin relates primarily to increased manufacturing production costs.

        For the year, selling, general and administrative expenses, exclusive of $1.5 million of postretirement benefits associated with a union strike settlement and $.7 million of transaction cost of the failed merger with American Consumer Products, Inc., decreased by $2.1 million. The realization of the benefits from cost savings programs, implemented by management favorably impacted selling, general and administrative costs.

Snack Foods (Lincoln Snacks)

        Snack division sales increased by $1.9 million to $24.5 million in 1994. This increase was offset by a $3.0 million decrease in nut division sales resulting in a combined sales decrease of 3.9%, or $1.1 million to $27.3 million in 1994 from $28.4 million in 1993.

        Gross profit decreased $.4 million to $10.3 million in 1994, primarily due to the decrease in sales during 1994 compared to 1993. The gross margin increased to approximately 43% in the last half of 1994, from approximately 38% in the latter half of 1993 as a result of improved manufacturing efficiencies, formula refinements and an increase in the percentage of higher margin snack division sales, as a percentage of total sales. The gross margin improvement in the last half of 1994 was offset by a decrease in the first half of 1994 to approximately 28% from approximately 36% in 1993. The gross margin decline is primarily attributable to increased commodity prices as well as formula and packaging changes aimed at improving product quality. Packaging changes resulted in excess inventory of products in obsolete packaging which was sold at reduced prices lowering the gross margin.

        Selling, general and administrative expenses decreased approximately 9%, or $.6 million to $6.6 million in the last half of 1994 versus $7.2 million in the same period in 1993. Selling expense decreased during this period primarily due to reduced promotional spending, administrative expenses and freight costs. The decrease in selling, general and administrative expenses in the last half of 1994 was offset by an increase of $4.0 million in the first half of 1994, resulting in an annual increase of $3.4 million for the 12 months ended December 31, 1994. Selling expenses increased $3.6 million in the first half of 1994 versus the same period in 1993, primarily




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due to $2.0 million of new consumer  sales and  marketing  programs  intended to increase brand awareness and $1.2 million of increased trade expense.

Healthcare Administration (HealthPlan Services)

        Revenue for the three months ended December 31, 1994, decreased $3.7 million, or 12.8%, to $25.2 million from $28.9 million for the same period in 1993. This decrease resulted principally from a decline of $3.8 million in multiple employer trust ("MET") revenue, with declines in revenue from two of HealthPlan Services' principal MET payors accounting for a $2.8 million decrease.

        Agents commissions expense for the three months ended December 31, 1994, decreased $1.5 million, or 13.0%, to $10.0 million from $11.5 million for the same period in 1993. This decrease primarily resulted from the decline in revenue for the period. Agents commissions expense represented approximately 40% of revenue for the three months ended December 31, 1994 and 1993. As a percentage of revenue, MET agents commissions are typically significantly greater than administrative services only ("ASO") agents commissions. MET agents commissions represented approximately 47% of MET customer revenue in 1994 from 48% in 1993 and ASO agents commissions represented approximately 9% of ASO customer revenue in 1994 from approximately 6% in 1993.

        Other operating expenses for the three months ended December 31, 1994, decreased $3.0 million, or 22.6%, to $10.3 million from $13.3 million for the same period in 1993. This decrease resulted principally from reduced costs from staff reductions, including the termination of 125 employees of HealthPlan Services' predecessor on September 30, 1994 and the implementation of HealthPlan Services' employee compensation and benefit plans as of October 1, 1994. The average cost per employee of HealthPlan Services' benefit plans is significantly lower than that maintained by HealthPlan Services' predecessor.

                             BUSINESS OF THE COMPANY

(a)  General development of business.

        The Company conducts its principal operations through small and medium-sized operating companies in which Noel holds controlling or other significant equity interests. Noel's holdings in operating companies include (i) HealthPlan Services, a leading managed health care services company providing distribution, enrollment, premium billing and collection, claims administration and information analysis services to health care payors and providers; (ii) Staffing Resources, a provider of staffing services to businesses in various industries in the Southwest and Rocky Mountain regions of the United States and more recently in the Southeast; (iii) Belding Heminway, a manufacturer and marketer of industrial and consumer threads and a distributor of home sewing and craft products, principally buttons; (iv) Curtis, a national distributor of fasteners, security products, chemicals, automotive replacement parts, fittings and connectors, tools and hardware; (v) Lincoln Snacks, one of the leading manufacturers and marketers of caramelized pre-popped popcorn in the United States and Canada; and (vi) Novoeste, a Brazilian corporation which operates the concession for the western network of the Brazilian federal rail system which is being privatized by the Brazilian government.

        Noel was incorporated in New York in December 1969 and reincorporated in Delaware in December 1986. Noel was originally a closely-held special purpose investment vehicle until March 1988, when under new management organized by
Louis Marx, Jr., the former Chairman of the Executive Committee, Noel adopted its strategy of concentrating on the acquisition of control and other significant equity interests in established operating entities. Noel's principal office is located at 667 Madison Avenue, New York, New York 10021-8029 and its telephone number is (212) 371-1400.




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        Noel's  business  strategy  has been to  acquire  controlling  and other
significant   equity  interests  in  established   privately  and  publicly-held
operating companies with superior risk/return characteristics. Noel seeks to forge strong working relationships with the management of its operating companies and to apply Noel's experience to key strategic, operating and financial decisions. Generally, Noel works with operating management to identify opportunities to enhance revenue, operating income and cash flow. In other cases, Noel has identified and attracted new management to its operating companies. In order to participate actively in the management of Noel's operating companies, Noel is generally represented on the boards of directors of such companies, and members of Noel's management may, from time to time, act as executive officers of such companies.

        On July  31,  1996,  Belding  Heminway  completed  the  sale of its Home
Furnishings division. Belding Heminway accounted for the Home Furnishing division as a discontinued operation effective in the fourth quarter of 1995 and in connection therewith recorded a loss (primarily non-cash and including a write-off of goodwill) for the disposal of this division of approximately $18 million. Belding Heminway also recorded, in the fourth quarter of 1995, an impairment charge of approximately $25 million related to its Thread division. The Thread division charge represents a write-off of goodwill of approximately $17.4 million, a charge of $6.4 million to adjust the book value of assets to their fair value on December 31, 1995, and other related charges of $1.2 million. In the fourth quarter of 1995, Noel recorded charges of approximately $1.8 million and $4.2 million to write off goodwill related to Belding Heminway's Home Furnishings and Thread divisions, respectively.

        On May 21, 1996, the Board of Directors adopted the Plan and directed that the Plan be submitted to Noel's shareholders for approval at a Special Meeting of Shareholders to be held as soon as practicable.

        In March, 1996, Ferrovia Novoeste, S.A., a Brazilian corporation ("Novoeste"), was the successful bidder, at approximately $63.6 million, for the concession to operate the Brazilian federal railroad's western network. The principal investors in Novoeste include Noel, Chase Latin America Equity Associates ("Chase"), Brazil Rail Partners, Inc. ("BRP"), Western Rail Investors, LLC ("WRI") and Brazilian Victory LLC ("Victory"). Noel's and Chase's investment in Novoeste is approximately $8 million each, Victory's investment is approximately $2 million, WRI's investment is approximately $1.6 million, and BRP's investment is approximately $1.4 million. The purchase of the network consisted of a 30-year concession and a lease of the federal railroad's equipment. The western network links Bauru, in Sao Paulo state, with Corumba on the Bolivian border, and covers approximately 1,000 miles of track.

        On December 27, 1995, the Executive Committee of the Board of Directors of Noel authorized the sale of Noel's holdings of common stock of TDX Corporation ("TDX") during 1996. As of September 30, 1996, TDX sold its last operating company, Diet Workshops Corporation.

        On December 19, 1995, S.O.C. Corporation, a Delaware corporation and a wholly-owned subsidiary of Blount, Inc., a Delaware corporation which itself is a wholly-owned subsidiary of Blount International, Inc., completed a tender offer for all of the outstanding shares of common stock of Simmons at a purchase price of $10.40 per share in cash. Pursuant to the tender offer Noel sold 1,666,163 shares, which shares represented all of the shares then beneficially owned by Noel, for approximately $17.3 million in the aggregate, realizing a gain over its initial investment of approximately $12.1 million.

        On July 31, 1995, Noel received from Brae Group, Inc., a Delaware corporation ("Brae"), 1,026,104 shares of common stock of Staffing Resources, as payment for its subordinated note in the principal amount of approximately $8.2 million plus accrued interest of approximately $3 million. Brae is controlled by Louis Marx, Jr., the former Chairman of the Executive Committee of Noel. On November 15, 1995, Noel purchased an additional 1,000,000 shares of common stock of Staffing Resources for $11 million in a private placement. Noel's current ownership of Staffing Resources common stock is approximately 16% of the issued and outstanding common stock.




                                       46


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        On June 6, 1995, Lincoln Snacks entered into the Distribution  Agreement with Planters, pursuant to which Planters is exclusively distributing Lincoln Snacks' Fiddle Faddle(R) and Screaming Yellow Zonkers(R) products in the United States for an initial term which expires on June 30, 1997. The Distribution Agreement requires Planters to purchase an annual minimum number of equivalent cases of Fiddle Faddle and Screaming Yellow Zonkers during the initial term. The Distribution Agreement is automatically renewable for additional one year periods unless terminated by either party upon prior written notice. Each party has the right to terminate the Distribution Agreement by written notice in the event of a "change of control" (as defined therein) of Lincoln Snacks.

        In June 1995, Curtis closed its manufacturing operations at its Eastlake, Ohio facility, resulting in a one time charge of $1.1 million, primarily for severance and benefits. On November 13, 1995, Curtis sold certain assets of its retail division for $7.5 million to SDI Operating Partners, L.P. ("SDI") in order to focus on its automotive and industrial division and to reduce outstanding indebtedness.

        On May 19, 1995, HealthPlan Services completed an initial public offering of 4,025,000 shares of newly issued common stock at a price of $14 per share which raised approximately $50.8 million, net of expenses. Contemporaneously with the consummation of the offering, Noel exchanged all of its holdings of HealthPlan Services preferred stock and accrued dividends for HealthPlan Services common stock at the offering price. As a result of the offering and such exchange, Noel's ownership of shares of HealthPlan Services' common stock decreased from approximately 60% to approximately 42%. Noel currently owns approximately 38% of the outstanding shares of HealthPlan Services' common stock.

(b)  Financial information about industry segments.

        The information required is set forth in Note 17 under the caption "Notes to Consolidated Financial Statements" on page F-23 of this Proxy Statement.

(c)  Narrative description of business.

        The  following   information   relates  to  Noel's  principal  operating
companies. The percentage appearing next to the name of each company indicates the common equity ownership held by Noel at June 30, 1996.

                      HEALTHPLAN SERVICES CORPORATION (38%)

        HealthPlan Services is a leading managed health care services company providing distribution, enrollment, premium billing and collection, claims administration, and information and analysis services on behalf of health care payors and providers, including insurance companies, preferred provider organizations ("PPOs"), health maintenance organizations ("HMO's"), integrated delivery systems, self-funded benefit plans and health care purchasing alliances. HealthPlan Services provides these services to approximately 125,000 businesses, individual plan holders and governmental agencies, which maintain coverage for approximately 3 million plan members located in all 50 states, the District of Columbia and Puerto Rico. The majority of HealthPlan Services' in-force business utilizes managed care products, and substantially all of HealthPlan Services' new cases issued since October 1994 utilize managed care products.

        HealthPlan Services' principal executive offices are located at 3501 Frontage Road, Tampa, Florida 33607; its telephone number is (813) 289-1000. Two Noel executive officers, Joseph S. DiMartino (who is also a director of Noel) and Samuel F. Pryor, IV, and three additional Noel directors, William L. Bennett, James K. Murray, Jr. and James G. Niven, currently serve on HealthPlan Services' Board of Directors.




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        HealthPlan  Services  has  over 25  years  of  experience  in  providing insurance companies, PPOs, HMOs and other managed care companies with services that enable them to access the small employer market in an efficient, cost effective manner. These services include sales support to insurance agents and, on behalf of payors, underwriting, enrollment and other administrative services. As a result, HealthPlan Services offers an economic alternative to the payor, which otherwise would be required to develop captive marketing, distribution and administrative resources capable of effectively reaching the small business market. During 1995, HealthPlan Services collected over $335 million in premiums and maintained relationships with over 100,000 insurance agents. This agent relationship provides HealthPlan Services with a significant distribution conduit to the small business market in the United States. HealthPlan Services functions solely as a service provider generating fee- based income and does not assume any underwriting risk.

STRATEGY

        HealthPlan Services' strategy is to grow revenue and increase earnings through new product development, broader distribution of existing managed care products, and the addition of new payors, such as PPOs, HMOs and other managed care providers. HealthPlan Services will seek to build economies of scale by continuing to pursue vigorously a consolidation strategy involving the acquisition and integration of small and large less efficient administrators, and by adding administrative services contracts with larger self-insured groups and contracts from state-sponsored and private health care purchasing alliances. HealthPlan Services also intends to further support the development of information-based products for its payors and other customers, though, at present, no significant revenue is derived therefrom.

RECENT ACQUISITIONS

        As of August 31, 1995, HealthPlan Services acquired all of the issued and outstanding stock of Third Party Claims Management, Inc. ("TPCM"), an administrator of medical benefits for self-funded health care plans. TPCM serves over 300 hospitals and businesses nationwide, most of which are mid-to-large-sized organizations, covering a total of approximately 77,000 employees. TPCM has offices in Dallas, Texas and San Bernardino, California.

        As of October 1, 1995, HealthPlan Services purchased substantially all of the assets, and assumed certain liabilities, of the third party administration business of Diversified Group Brokerage Corporation ("DGB"), which administers benefits for the self-funded health care plans of primarily medium-sized businesses. The acquired business, which is based in Connecticut, serves approximately 300 organizations, most of which are in the northeastern United States, covering approximately 32,000 employees. HealthPlan Services maintains an office in Marlborough, Connecticut to operate the acquired DGB business.

        On January 8, 1996, HealthPlan Services entered into an agreement with Medirisk, Inc. ("Medirisk"), a provider of health care information, to provide Medirisk with up to $12 million in funding to finance expansion through the development of additional products and the acquisition of other health care information businesses. Under the terms of the agreement, HealthPlan Services made a $2 million equity investment in the form of preferred stock and agreed to purchase up to $10 million in debt with detachable warrants. Assuming that Medirisk borrows the entire $10 million, and issues no additional capital stock, this transaction could result in HealthPlan Services owning up to approximately 20% of Medirisk. Medirisk, which was established in 1983 and is headquartered in Atlanta, Georgia, is a provider of proprietary health care information products and services that track the price and utilization of medical procedures. As of July 30, 1996, Medirisk had exercised its option to issue approximately $6.9 million in debt to HealthPlan Services, and had acquired two health care data companies using the proceeds from HealthPlan Services' preferred stock investment and debt purchase.

        As of June 30, 1996, HealthPlan Services acquired all of the issued and outstanding stock of Consolidated Group, Inc. ("CG") for approximately $62 million in cash. CG was founded in 1971 and provides




                                       48


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administrative services for health care plans of small businesses. Its customers include MetraHealth (which was recently acquired by United HealthCare), Kaiser Permanente, US Healthcare, and several other traditional indemnity insurance companies. CG is headquartered in Framingham, Massachusetts.

        As of June 30, 1996, HealthPlan Services also acquired all of the issued and outstanding stock of Harrington Services Corporation ("Harrington") for approximately $32.5 million in cash and 1.3 million shares of HealthPlan Services stock. Harrington is a Columbus, Ohio-based company that administers self-insured managed care plans for large corporations, government sector employees, Taft-Hartley plans, and associations (the administrative services only or "ASO" business).

        Both CG and Harrington will operate as separate subsidiaries of HealthPlan Services, although the company intends to integrate various services and consolidate functions to improve overall operating efficiencies. The CG and Harrington acquisitions added approximately 25,000 small businesses with about 125,000 employees, covering a total of 215,000 members, as well as 750 large group customers with a total of more than 1.6 million members. The acquisitions also added nearly $150 million of annualized revenue to HealthPlan Services' base revenues.

        TPCM, DGB, CG and Harrington have all experienced some revenue decline due to customer attrition. If additional customers elect to change suppliers, it could have a material adverse effect on the expected economic benefits of the acquisitions. HealthPlan Services has begun consolidating and integrating the operations of TPCM, DGB, CG and Harrington and intends to continue this process in 1996 and beyond.

        On September 13, 1996 HealthPlan Services and Health Risk Management, Inc. ("HRMI") entered into a merger agreement pursuant to which HRMI will be acquired by HealthPlan Services with each share of HRMI being exchanged for $9.69 in cash and 0.360208 of a share of common stock of HealthPlan Services. The consummation of the merger is subject to the approval of HRMI shareholders and other customary conditions.

PRODUCTS/SERVICES

        HealthPlan Services provides distribution, enrollment, premium billing and collection, claims administration and information outsourcing services to insurance companies, PPO's and HMO's, integrated delivery systems, self-funded benefit plans, and health care purchasing alliances.

Distribution and Enrollment

        HealthPlan Services provides distribution services to providers of health insurance and other payors desiring to sell health care coverage to the small business market. HealthPlan Services' services include telemarketing, quote preparation, voice telequoting, and customer service. In providing these services, HealthPlan Services works with a broad range of insurance agents, including independent brokers as well as captive insurance agents who work exclusively for one underwriter. Based on market research, actuarial analysis of claims, adjudication and interaction with payor organizations, HealthPlan Services helps design managed care products, often with specialized features (such as dental coverage, disability, eligibility requirements and deductibles), which address the specialized needs of the small business employer. HealthPlan Services also designs and implements communications programs on behalf of its payors, which are aimed at educating the insurance agent about the relative merits of a particular product offering. In addition, HealthPlan Services' marketing responsibilities include the development of consumer awareness programs, including advertising and media planning, on behalf of state-sponsored health care purchasing alliances. HealthPlan Services also offers its customers enrollment services, including underwriting, issuance of evidence of coverage, and case renewal.





                                       49


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Billing and Collection of Premiums

        HealthPlan Services sends monthly bills on behalf of payors to insured parties, receives premium payments from the insured parties, and makes commission payments to agents. As part of the billing process, HealthPlan Services implements premium changes due to rate changes, employee hiring or termination, and other group changes.

Claims Administration

        HealthPlan Services' claims administration services include eligibility verification, copayment calculation, repricing, claims adjudication, and preparation of explanation of benefit forms. HealthPlan Services also pays claims on behalf of payors by issuing checks to health care providers on payor accounts. HealthPlan Services' claims administration services also include utilization review services through its Cost Watch/Medical Case Management unit. This unit is staffed by qualified nurses and other qualified medical personnel to provide pre- certification approval (a review mechanism for screening costs in advance of medical care); medical case management (to contain the costs of prolonged and catastrophic cases); and special claims review services.

Information and Analysis

        HealthPlan  Services  has  broad  reporting  and  analytic  capabilities relating to all aspects of its services. HealthPlan Services' information products include reports regarding agent production, enrollment, and frequency and type of claims. HealthPlan Services intends to continue to enhance its information-based products. In particular, HealthPlan Services plans to pursue opportunities with its new strategic partner, Medirisk, to develop information-based products from HealthPlan Services' database of administered claims.

CUSTOMERS

        HealthPlan Services provides services on behalf of a wide range of health care payors, including insurance companies, managed care organizations, integrated delivery systems, self-funded benefit plans, and health care purchasing alliances. HealthPlan Services has expanded its customer base from traditional indemnity carriers to include PPOs, HMOs, and other managed care entities. HealthPlan Services also has enhanced its relationships with its existing payors by working with its traditional indemnity carriers to develop competitive managed care products.

Insurance Companies, Managed Care Organizations, and Integrated Delivery Systems

        In July 1995, HealthPlan Services began providing marketing and administrative services in Florida for PCA Family Health Plan, Inc., which is affiliated with Physicians Corporation of America ("PCA"), the seventh largest HMO in the United States. In the third quarter of 1995, HealthPlan Services and PCA Health Plans of Alabama, Inc., which is also a PCA affiliate, agreed to expand the scope of HealthPlan Services' services to Alabama, which expansion commenced in the first quarter of 1996. In October 1995, HealthPlan Services entered into a contract with Physicians Healthcare Plans, Inc. ("PHP") to market PHP's HMO in several counties in the State of Florida. The PHP initiative commenced in the first quarter of 1996. In October 1995, HealthPlan Services and Employers Life Insurance Company of Wausau ("ELOW"), a wholly owned subsidiary of Nationwide Life Insurance Company, agreed to form a relationship to offer a broad range of health care products to small businesses in several states. HealthPlan Services began marketing activities for ELOW products in the third quarter of 1996. In May 1996, HealthPlan Services signed an agreement with the Florida Independent Physicians Association ("FIPA") to provide administrative services for FIPA. FIPA is a network of independent physicians associations representing nearly 6,000 physicians in the State of Florida. In July 1996, HealthPlan Services entered into an agreement with Provident American Corporation to market




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and administer its managed  indemnity  product to individuals in several states.
In August 1996, HealthPlan Services and Foundation Health, a large, national HMO, entered into an agreement whereby HealthPlan Services will be Foundation's exclusive marketer and administrator in the state of Florida for its individual and small group HMO products for groups with 25 or fewer employees. To date, HealthPlan Services has not generated any significant revenue from any of these relationships, and it is unclear when, if ever, significant revenue will materialize. In addition, the pricing on several of these products is still being negotiated, so it is uncertain what effect, if any, enhanced revenue from these relationships will have on HealthPlan Services' future profitability.

        Typically, HealthPlan Services' insurance and managed care payors sign contracts with HealthPlan Services that are cancelable without penalty by either party upon advance written notice of between ninety days and one year, and are also cancelable upon a change of ownership of HealthPlan Services. There can be no assurance that these or any other payors will continue their contracts with HealthPlan Services for any particular period of time. Over the past several years, a number of payors have elected to abandon or de-emphasize their involvement in the small group health insurance market. In 1995, the New England Mutual Life Insurance Company, Celtic Life Insurance Company, and Ameritas Life Insurance Corporation accounted for 31.0%, 23.0%, and 10.7%, respectively, of total revenue.

        Historically, the majority of CG's business was written with Travelers Insurance Company, which recently combined with the health insurance business of Metropolitan Life Insurance Company to form MetraHealth. Subsequently, MetraHealth was acquired by United HealthCare, one of the nation's leading HMO companies.

        In 1996, on a pro forma basis giving effect to the acquisitions of Harrington and CG prior to the completion of the merger with HRMI, the New England Mutual Life Insurance Company, Celtic Life Insurance Company, Ameritas Life Insurance Corporation and MetraHealth Division of United HealthCare accounted for 12.5%, 9.3%, 7.0%, and 26.0%, respectively, of HealthPlan
Services' total revenues. In the third quarter of 1996, Metropolitan Life Insurance Company completed its acquisition of the New England Mutual Life
Insurance Company (less the recently divested health insurance business). HealthPlan Services is unable to predict what effect, if any, such merger will have on HealthPlan Services' relationship with the New England. In addition, HealthPlan Services cannot measure either the commitment United HealthCare will have to the small group market or the success it will experience in converting the MetraHealth block of business to United Healthcare's new products. The abandonment of the small group market by either the New England Mutual Life Insurance Company, Celtic Life Insurance Company, or Ameritas Life Insurance Corporation, and the degree to which HealthPlan is successful with respect to the MetraHealth conversion, could have a material adverse effect on HealthPlan Services. A decision by any one of these payors to administer and distribute a significant portion of its products directly to small businesses could also have a material adverse effect on HealthPlan Services.

Administrative Services Only

        HealthPlan Services has been in the ASO business since 1987, when HealthPlan Services assumed administrative responsibility for the employee health insurance plan of The Dun & Bradstreet Corporation, its former parent. HealthPlan Services is also the administrator of health care programs for the Oklahoma State and Education Employees Group Insurance Board, which cover approximately 89,000 public employees in Oklahoma. The contract with Oklahoma renews annually on June 30 and will be subject to state bidding procedures in 1998. HealthPlan Services administers this program from its facility in Oklahoma City, Oklahoma. As a result of the TPCM, DGB, and Harrington acquisitions, HealthPlan Services added multiple operating facilities throughout the country. Through new business sales, case acquisition, and the acquisitions, this business unit provides administrative services to nearly 900,000 employees, representing approximately 2.2 million members.




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        The current market for HealthPlan Services' ASO business encompasses all private entities, public entities, Taft Hartley Plans, and associations with over 100 employees. During 1995, HealthPlan Services redesigned its existing administrative process to serve the large case (greater than 1,000 employees)
market  more  efficiently.   Additionally,  HealthPlan  Services  implemented  a
strategy that increased its market share in the United States via acquisition. HealthPlan Services also designed advanced electronic data systems as an interface with providers in order to automate the adjudication of claims information and provide for more timely reimbursement to providers.

        In September 1995 HealthPlan Services was selected by Darden Restaurants, Inc. to administer its self- funded health care benefits plan, covering approximately 19,000 employees, beginning January 1, 1996. Darden Restaurants, Inc., a leader in the casual dining industry with over $3 billion in sales, owns the Red Lobster and Olive Garden Restaurant chains.

Health Care Purchasing Alliance

        During the 1990s, many small businesses were and continue to be unable to obtain health care coverage at affordable prices. In response, some states have formed state-sponsored health care purchasing alliances. Several privately funded groups also have formed health care purchasing alliances, in some cases with state support. HealthPlan Services has been selected to be the administrator for four state-sponsored health care purchasing alliances (in Florida, Kentucky, North Carolina and the State of Washington), and three private alliances.

        HealthPlan Services is the administrator for each of the 9 regional areas of the Florida Community Health Purchasing Alliance ("CHPA's"), a health care purchasing alliance established by the State of Florida. In February 1995, HealthPlan Services was selected as the statewide administrator for North Carolina's State Health Plan Purchasing Alliance program, which was launched in the fourth quarter of 1995. Insurance carriers in North Carolina have not yet shown significant support for this alliance, and it is unknown whether significant revenue will ever be derived from this contract. In April 1995, HealthPlan Services was selected as the statewide administrator for Kentucky's health care purchasing alliance program, which commenced in July 1995. In the third quarter of 1995 HealthPlan Services opened an office in Lexington, Kentucky to administer the Kentucky program. In December 1995 HealthPlan Services was selected to develop and implement statewide marketing and selected administrative services for the "Basis Health Plan," the State of Washington's health care purchasing alliance program, beginning in the second quarter of 1996. The Kentucky plan is fully operational and profitable, with over 170,000 enrollees. The Washington contract is still in the development stage, and its ultimate success or acceptance by the people of the State of Washington cannot be predicted at this time.

        HealthPlan Services has incurred substantial expenses in connection with the start-up of its Florida, Kentucky, North Carolina, and Washington alliance administration contracts and may incur similar start-up expenses in connection with other state health care purchasing alliance business obtained by HealthPlan Services in the future. In the fourth quarter of 1994, HealthPlan Services took a significant write-down to reflect the estimated loss HealthPlan Services would incur over the life of the Florida CHPA contract. HealthPlan Services does not anticipate recovering all of its start up expenses incurred in connection with the alliance administration contracts during their initial terms, and there can be no assurance that the health care purchasing alliance contracts will be profitable for HealthPlan Services. In addition, each of the health care purchasing alliance contracts currently held by HealthPlan Services contains a broad cancellation provision that enables the alliance to cancel the contract on relatively short notice without penalty. HealthPlan Services has developed marketing expertise and proprietary software to handle the enrollment, billing, disbursement, and reporting services required under the alliance contracts, including client-server technology which HealthPlan Services believes may provide it with a competitive advantage in pursuing alliance contracts.




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        In 1995 HealthPlan  Services  expanded its alliance  business to include private health care purchasing alliances. In October 1995, Healthcare Sarasota, Inc., a coalition of employers in Sarasota, Florida, selected HealthPlan Services to administer health care benefit plans for some of its member employers beginning in the first quarter of 1996. In November 1995, HealthPlan Services began administering health care benefits for the South Broward Hospital District (in Florida) self-funded benefits plans.

INFORMATION TECHNOLOGY

        HealthPlan Services' central data processing facilities are located in its Tampa, Florida, Framingham, Massachusetts, Columbus, Ohio and Elmonte, California. HealthPlan Services is operating in a three tiered architectural environment. A large IBM mainframe and a DEC platform supports the large volume of data and transactions processed by HealthPlan Services on an annual basis. Since 1990, HealthPlan Services has invested in client-server technology to support the front-end sales and marketing function. HealthPlan Services utilizes personal computer workstations in a local area and wide area network to deliver information and images to the desktop. HealthPlan Services also utilizes a variety of other technologies to meet specific business needs, including interactive voice response for sales and services, point of service devices for claims processing, and optical character recognition for entry of data from forms.

HISTORY

        HealthPlan Services' original operating subsidiary, HealthPlan Services, Inc., was founded in 1970 by James K. Murray, Jr., HealthPlan Services' current President and Chief Executive Officer, Charles H. Guy, Jr. and Trevor G. Smith (the "Founders"), each of whom currently serves as a director of HealthPlan Services. D&B purchased the business in 1978 and operated it as a division. Mr. Murray continued to play an active role in the business until 1987, when he left to assume roles of increasing responsibility within D&B, which included serving as president of two of its largest operating divisions. On September 30, 1994, the Founders, Noel and three funds in which Trinity Ventures, Ltd., a privately-held venture capital company, is the general partner, (the "Initial Investors") purchased Plan Services, Inc. ("PSI" or the "Predecessor Company") from D&B. Since that purchase, HealthPlan Services has completed four substantial acquisitions, which are described in more detail above.

COMPETITION

        HealthPlan Services faces competition and potential competition from traditional indemnity insurance carriers, Blue Cross/Blue Shield organizations, PPOs, HMOs, third party administrators and utilization review companies and healthcare informatic companies. Many large insurers have actively sought the claims administration business of self-funded programs and have begun to offer utilization review and other managed health care services similar to the services offered by HealthPlan Services. Many of HealthPlan Services'
competitors and potential competitors are considerably larger and have significantly greater resources than HealthPlan Services. HealthPlan Services competes principally on the basis of the price and quality of services.

GOVERNMENT REGULATION

        HealthPlan Services is subject to regulation under the healthcare and insurance laws and other statutes and regulations of all 50 states, the District of Columbia and Puerto Rico. Many states in which HealthPlan Services provides claims administration services require HealthPlan Services or its employees to receive regulatory approval or licensure to conduct such business. Provider networks are also regulated in many states and certain states require the licensure of companies, such as HealthPlan Services, which provide utilization review services. HealthPlan Services' operations are dependent upon its continued good standing under applicable licensing laws and regulations. Such laws and regulations are subject to amendment or interpretation by regulatory authorities in each jurisdiction. Generally, such authorities have relatively broad




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discretion when granting,  renewing, or revoking licenses or granting approvals.
These laws and regulations are intended to protect insured parties rather than stockholders, and differ in content, interpretation and enforcement practices from state to state. Moreover, with respect to many issues affecting HealthPlan Services, there is a lack of guiding judicial and administrative precedent. Certain of these laws could be construed to prohibit or restrict practices which have been significant factors in HealthPlan Services' operating procedure for many years. HealthPlan Services could risk major erosion and even "rebate" exposure in these states if state regulators were to deem HealthPlan Services' practices to be impermissible.

EMPLOYEES

        As of September 30, 1996, HealthPlan Services employed approximately 3,000 full-time equivalent employees. Except for one of its subsidiaries which employs 500 people, HealthPlan Services' labor force is not unionized. HealthPlan Services believes its relationship with its employees is good.

FACILITIES

        HealthPlan Services leases all of its facilities, and HealthPlan Services believes those facilities to be adequate for its present and anticipated business requirements. HealthPlan Services conducts its operations from its headquarters at its 145,000 square foot facility in Tampa, which also serves as one of its central data processing facilities. The Tampa facility is leased pursuant to a lease expiring March 31, 2005. HealthPlan Services administers the Kentucky health care purchasing alliance program through its facility in Lexington, Kentucky. HealthPlan Services' facilities in Oklahoma City, Oklahoma and Youngstown, Ohio perform claims processing and other services for HealthPlan Services' ASO business. HealthPlan Services operates its DGB business from its Marlborough, Connecticut facility and operates its TPCM business from its Dallas, Texas, San Bernardino, California and Memphis, Tennessee facilities. HealthPlan downsized the Memphis, Tennessee office in the second quarter of 1996 in order to streamline operations, and intends to continue consolidating and integrating the operations of TPCM and DGB in 1996. In addition, HealthPlan Services assumed leases relating to approximately 54 facilities in connection with the June, 1996 acquisitions referenced above. Although several of these facilities are small-scale production offices, approximately 20 facilities reflect a major presence of the Company.

TRADEMARKS

        HealthPlan Services utilizes various service marks, trademarks and trade names in connection with its products and services, most of which are the property of HealthPlan Services' payors. Although HealthPlan Services considers its service marks, trademarks and trade names important in the operation of its business, the business of HealthPlan Services is not dependent on any individual service mark, trademark or trade name.

                                STAFFING RESOURCES, INC. (16%)

        Staffing Resources, which was formed in August 1993 in connection with the acquisition of a group of five staffing businesses located in the Southwest region of the United States, is a provider of staffing services to businesses in various industries. Since March 1994, Staffing Resources has acquired 20 staffing services businesses and has expanded into new markets, initially in the Southwest and Rocky Mountain regions and, more recently, in the Southeast.

        Staffing Resources' principal executive offices are located at 222 West Las Colinas Boulevard, Suite 1250, Irving, Texas 75039 and its telephone number is (214) 432-3000. Stanley R. Rawn, Jr., the Chief Executive Officer of Noel, is Chairman of the Executive Committee of Staffing Resources. Mr. Rawn and Joseph S.





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DiMartino, Chairman of the Board of Noel, currently serve on Staffing Resources'
seven member Board of Directors.

        Staffing Resources currently operates approximately 170 offices under a variety of brand names in 16 states, and is organized into two core groups -- support services and strategic services.

        SUPPORT SERVICES. Staffing Resources' support services group offers traditional secretarial, clerical and light industrial support. The support services group also provides personnel specializing in commercial and industrial construction including, concrete finishers, building insulators, carpenters, HVAC mechanics, electricians, plumbers and bricklayers.

          STRATEGIC SERVICES. Staffing Resources' strategic services group provides clients with industry specialists in financial information, information technology, skilled manufacturing and transportation services.

        Financial and Accounting. Staffing Resources' financial and accounting personnel provide its client base with a means of handling the uneven or peak workloads that arise from periodic financial and tax reporting requirements, accounting system conversions, acquisitions and special projects. As a result, assignments for these employees tend to be for a longer term than a typical support services assignment. Clients are provided with staffing employees qualified to work as auditors, tax accountants, controllers, financial executives, bookkeepers and data entry clerks.

        Information Technology. The strategic services group also provides clients requiring information technology expertise with staffing employees qualified to work as software developers, business analysts, network engineers and network and program analysts.

        Manufacturing Support. The strategic services group's manufacturing support personnel act in a variety of capacities requiring (i) electronics manufacturing skills, including PCB solderers, electronic and mechanical assemblers, engineering technicians and quality control specialists; (ii) machine tool and manufacturing skills, including machinists, tool and die makers, welders and machine operators; and (iii) engineering assistance, including software engineers, circuit designers, industrial engineers and production control specialists.

        Transportation Specialists. Staffing Resources' truck drivers and machine operators offer clients a means of handling the uneven or peak workloads for short and long-haul over the road truck driving. Staffing Resources has Class "A", "B" and "C" Certified Drivers, short and long-haul over the road drivers and heavy equipment operators.

SALES AND MARKETING

        The  needs  for  each of the  staffing  services  provided  by  Staffing
Resources differ significantly by locale and by type of service. Staffing Resources obtains clients through its sales force and by referrals from existing clients. Staffing Resources' sales force consists primarily of full-time employees whose duties include calling on potential clients and maintaining relationships with existing clients.

OPERATIONS

        Field Offices. Staffing Resources operates approximately 170 offices throughout the Southwest, Rocky Mountain and Southeast regions of the United States. Staffing Resources typically commences operations in a market by offering support services followed by the introduction of strategic services as dictated by each market. Because all services are not appropriate for all markets, Staffing Resources evaluates each market individually as it expands. In the interest of quality control, it does not franchise its operations.




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        Corporate Services.  Staffing Resources is in the process of integrating the operational, financial and administrative functions of its field offices into its corporate headquarters in Irving, Texas. The corporate services
provided  by  corporate  headquarters  include  centralized  payroll,   billing,
finance, accounting, risk management, systems, marketing support, training and human resources services for the field offices.

        Management Information Systems. Staffing Resources has undertaken a program to integrate the management information systems of its various branch offices into a national information network. This network will allow the branch offices to connect with the corporate systems of E-mail, accounting, payroll and administration. Following its implementation, this system will also permit corporate-wide access to jobs and employee databases. Approximately one-third of the current branch offices are connected to this information system. Although Staffing Resources estimates that this project will be completed within the next 12 months, there can be no assurance that it will be successful in implementing its management information systems and integrating the financial and administrative functions of its branch offices.

FACILITIES

        Staffing Resources currently operates in 16 states through a network of approximately 170 offices, including its corporate headquarters in Irving, Texas. All of these offices are leased. A full-service branch office typically occupies approximately 1,500 to 2,500 square feet, with lease terms that range from three to five years.

REGULATION

        Certain states in which Staffing Resources operates, or may operate in the future, have licensing requirements and other regulations specifically governing the provision of staffing services. There can be no assurance that states in which Staffing Resources operates, or may in the future operate, will not adopt more strict licensing requirements or other regulations that would affect or limit Staffing Resources' operations.

        In May 1994, Staffing Resources established a partially self-insured workers' compensation program with CNA Insurance. Staffing Resources maintains workers' compensation insurance for all claims in excess of $250,000 per occurrence. Staffing Resources and its insurer have established appropriate reserves for the uninsured portion of claims, but such reserves are only estimates of future claims payments and there can be no assurance that Staffing Resources' future workers' compensation obligations will not exceed the amount of its reserves. Staffing Resources has limited experience with its workers' compensation program and workers' compensation costs may increase as a result of changes in Staffing Resources' experience rating or applicable laws. Staffing Resources may also incur costs related to claims made at a higher rate in the future due to such causes as higher than anticipated losses from known claims, an increase in the number and severity of new claims or a catastrophic accident. An increase in the number of overall cost of workers' compensation claims could significantly increase Staffing Resources' premiums and might have a material adverse effect on its results.

EMPLOYEES

        As of August 31, 1996, Staffing Resources employed approximately 1,115 full-time employees. None of Staffing Resources' employees, including its staffing employees, is represented by a collective bargaining agreement.

        In order to recruit its staffing employees, Staffing Resources uses classified newspaper advertising, supported by its recruiting offices, and makes direct contact through trained recruiters with public and private agencies, trade schools and colleges who can refer personnel seeking employment. Staffing Resources also compensates its workforce for referring other applicants.



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        Training  of staffing  employees,  when  required,  is  accomplished  by
computerized   tutorials,   videos,   on-the-job  training  by  clients  and  by
specialized skill training. Reference checking is performed on a selective basis according to the judgment of recruiting personnel and the requirements of each assignment.



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                      BELDING HEMINWAY COMPANY, INC. (30%)

        Belding Heminway and its subsidiaries manufacture and market industrial and consumer threads, and distribute a line of home sewing and craft products, principally buttons.

        Belding Heminway was the surviving corporation in a merger (the "Merger") with BH Acquisition Corporation ("BH Acquisition"), a Delaware corporation wholly-owned by Noel. The Merger, completed on October 22, 1993, was the second step of a transaction pursuant to which Noel acquired the entire equity interest in Belding Heminway.

        Belding Heminway and its subsidiaries currently operate in two industry segments: Industrial products and Consumer products. Industrial products are principally sewing threads used in industrial applications. Consumer products are principally threads and buttons used in consumer product applications.

        On July 31, 1996 Belding Heminway completed the sale of its Home Furnishings division.

        Belding Heminway has engaged a financial advisor in order to assist it in evaluating strategic alternatives.

        As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," at December 31, 1995, Belding Heminway was in default on certain of its loan covenants set forth in its credit agreement necessitating an amendment to the credit agreement which was executed on March 15, 1996.

        Belding Heminway's principal executive offices are located at 1430 Broadway, New York, New York; its telephone number is (212) 556-4700. Karen Brenner, a Managing Director of Noel, is currently Chairman of Belding Heminway and Ms. Brenner, Joseph S. DiMartino, Chairman of Noel, Samuel F. Pryor, IV, a Managing Director of Noel and William L. Bennett, a Noel director, currently serve on Belding Heminway's eight member Board of Directors.

PRODUCTS

Thread

        Belding Heminway manufactures and markets industrial and consumer thread, which includes industrial sewing threads and non-sewing yarn products, variously made of synthetic materials such as nylon, polyester and other specialty fibers.

        Belding Heminway's sewing threads are targeted to niche markets, characterized by demanding sewing conditions, where Belding Heminway's technical expertise distinguishes its products from those of other manufacturers. Belding Heminway is also distinguished from many of its competitors in that its manufacturing systems are sufficiently flexible to produce relatively small lots in a wide range of custom sizes, colors and packages.

        Synthetic sewing threads, constituting approximately 57%, 58% and 58% of Belding Heminway's industrial sewing thread and yarn sales in 1995, 1994 and 1993, respectively, are marketed to a number of industries, including automotive, apparel (specialty applications), mattress and bedding, footwear, recreational products, athletic equipment and furniture. Belding Heminway does not compete in the commodity thread market (generally polyester/cotton) principally used by the apparel industry.

        Belding Heminway's specially engineered, non-sewing yarn, constituting approximately 14%, 13%, and 16% of Belding Heminway's industrial thread and yarn sales in 1995, 1994 and 1993, respectively, is sold to manufacturers of wire, telecommunications cable, fibre optics, aircraft harnesses, and dental hygiene products.

        On August 31, 1995, Belding Heminway acquired all of the capital stock of Culver International, Inc. and Culver Textile Corporation (together "Culver"). Culver's primary products are specialty threads marketed primarily to manufacturers in the wholesale bedding and embroidery market.

        The Thread division has approximately 700 employees. Its present manufacturing facilities, where filaments are dyed, twisted, coated, wound onto bobbins and packaged, are located at Hendersonville, North Carolina, Bronx, New York, Winsted and Watertown, Connecticut. Divisional headquarters are located in Charlotte, North Carolina, and its customer service group is based in Hendersonville, North Carolina. During 1995, the net assets of the Belding Corticelli Thread Company ("BCTC"), a division of Belding Heminway and the Heminway & Bartlett Manufacturing Company ("H&B"), a wholly-owned subsidiary of Belding Heminway, were merged into a newly formed 100% owned Belding Thread Group, LLC ("BTG").

Buttons

        Belding Heminway's buttons business is conducted through the Blumenthal/Lansing Company, which was formed from the merger of B. Blumenthal & Co., Inc., a wholly-owned subsidiary of Belding Heminway, and Lansing Company, Blumenthal's wholly-owned subsidiary. The corporate name was changed to Blumenthal/Lansing Company on January 1, 1995. Belding Heminway management believes that the Blumenthal/Lansing Company is the largest packager and distributor of buttons in the United States.

        Blumenthal/Lansing packages and distributes an extensive variety of buttons for home sewing and crafts to mass merchandisers, specialty stores, and independent retailers throughout the United States. Buttons and buckles, sold under the La Mode(R), Le Chic(R), and Le Bouton(R) registered trademarks, and the La Petite, Classic and Boutique brand names, are available in thousands of styles, colors, materials and sizes to meet every consumer need. Belding Heminway also markets appliques, craft kits and fashion accessories to its home sewing and craft customers.

        The Blumenthal/Lansing products are sold primarily for use in the home sewing market where buttons are used for garment construction, replacement, and the upgrading and/or restyling of ready-to-wear clothing. More modest button usage is found in craft projects, home decorating, and garment manufacturing on a small scale as done by dressmakers and other cottage industry consumers. The market is served by large fabric specialty chains, mass merchandisers (such as Wal-Mart), local and regional fabric specialty chains of 4 to 25 stores, independent fabric stores, wholesalers, and craft stores and chains.

        The Button division has more than 750 accounts including major fabric specialty chains, most mass merchandisers carrying buttons, most regional fabric specialty chains and many independent stores.

        The Blumenthal/Lansing button lines are sourced from more than 75 button manufacturers around the world, with most buttons coming from the traditional markets of Holland, Italy, and the Orient. Button manufacturers specialize in different materials (plastic, wood, glass, leather, metal, jewel, pearl, etc.) and have varying approaches to fashion, coloration, finishing, and other factors.

        All of the Button division's buttons are shipped to the Lansing, Iowa facility for carding and distribution to customers. The Button division employs approximately 175 people.




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DISCONTINUED OPERATIONS

        During the fourth quarter of 1995, Belding Heminway announced its decision to divest the Home Furnishings division the sale of which was completed on July 31, 1996. Consequently, the results of operations of the Home Furnishings division for 1995 and all prior periods have been classified as discontinued operations.

RESEARCH, DEVELOPMENT AND ENGINEERING

        Belding Heminway employs 13 persons in product research and development and process engineering facilities relating principally to fibers, polymers and thread. This research is designed to explore possibilities for the further improvement of these products and the development of new thread manufacturing processes and applications for their use. The research organization includes a fully staffed laboratory and testing center plus a design-engineering facility. Belding Heminway's expenditures in product research and development and process engineering during each of the last three fiscal years totaled approximately 1% of its sales.

COMPETITIVE FACTORS

        The industry segments in which Belding Heminway operates are highly competitive. Although no industry-wide statistics are available, Belding Heminway believes that it is the leading distributor of fashion buttons in the United States to the retail trade. Belding Heminway competes with many manufacturers and/or distributors of industrial and consumer threads, some of which have substantially greater assets and financial resources than Belding Heminway. The competition in the industry segments in which Belding Heminway operates is based primarily upon styling, quality and pricing of products.

        Substantially all of the raw materials used in Belding Heminway's production processes are commodity items. The raw materials for thread production include synthetic materials such as nylon, polyester and specialty fibers most of which are obtained as unfinished and undyed (greige) fibers and yarns.

        The raw materials are purchased directly from various suppliers and are generally purchased from multiple sources. Belding Heminway believes that raw materials are in ready supply, but because its raw materials are commodities, Belding Heminway is unable to predict future prices of such materials.

        Belding   Heminway's   inventory  levels  remain   relatively   constant
throughout the year. Belding Heminway's policies related to the return of products and payment terms are in accordance with industry standards.

        The bulk of Belding Heminway's revenue is derived in the United States. In 1995, approximately 6% of revenue related to export sales of threads.

EMPLOYEES

        Belding Heminway has approximately 1,192 employees, of whom approximately 31 are sales and marketing personnel and the balance are employed in its mills and offices. Approximately 2 employees are covered by a collective bargaining agreement with a labor union which agreement expires within the next twelve months. Belding Heminway believes relations with its employees are satisfactory.

FACILITIES

        Belding Heminway's principal executive offices are located in 17,000 square feet of leased premises at 1430 Broadway, New York, New York.




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        Belding Heminway's  manufacturing and packaging operations are conducted at the following locations, all of which are owned by Belding Heminway:

                            Approximate Square
Premises                          Footage                 Principal Use
Bronx, New York                  30,000     Winding nylon and polyester threads and bobbins
Hendersonville, North Carolina  104,000     Finishing and winding of nylon monochord thread and other
                                            synthetic thread; research and engineering center
Lansing, Iowa                   104,000     Packaging of buttons; distribution center for buttons, yarn and craft products
Watertown, Connecticut          196,000     Finishing and winding of synthetic industrial sewing threads and braids
Winsted, Connecticut             97,000     Finishing and winding of nylon and polyester threads;
                                            manufacture of bobbins

        Belding Heminway also owns three facilities no longer used in operations, including a 100,000 square foot facility at Watertown, Connecticut, of which approximately 48,000 square feet are leased to unrelated third parties, and a 160,000 square foot facility at North Grosvenordale, Connecticut. In February 1995, Belding Heminway closed a 120,000 square foot Putnam, Connecticut dye house facility.

        Belding Heminway's manufacturing and packaging facilities and machinery and equipment are in good condition and adequate for Belding Heminway's present and reasonably foreseeable future needs.

ENVIRONMENTAL MATTERS

        Belding Heminway is subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of waste, the discharge of effluents into waterways, the emissions of substances into the air and various health and safety matters. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and comparable state statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. These parties are typically identified as "potentially responsible parties" or PRP's.

        Currently, a property owned by H&B located at 30 Echo Lake Road in Watertown, Connecticut is being investigated by the United States Environmental Protection Agency ("EPA") for possible inclusion on the National Priorities List promulgated pursuant to CERCLA but no such listing has occurred. A Site
Inspection conducted at this location detected certain on-site soil and groundwater contamination, as well as contamination of a nearby waterway. This site is also listed on the Connecticut State Hazardous Waste Disposal Site list, but remediation activity has not been required by the Connecticut Department of Environmental Protection ("CTDEP").

        Belding Heminway owns an inactive facility located in North Grosvenordale, Connecticut at which soil contamination has been found. Belding Heminway reported this contamination to the CTDEP in 1989 and is presently working with the CTDEP to further assess the site.

        In June 1992, Belding Heminway received notice from the EPA that Belding Heminway and H&B had been identified, along with 1,300 other parties, as PRP's in connection with the alleged release of hazardous substances from the Solvents Recovery Superfund site in Southington, Connecticut. H&B as well as other PRP's have committed to perform Non-Time Critical Removal Action at the site. H&B's alleged contribution to waste disposed of at this site is 1 to 1.25%. Belding Heminway is unable, at this time, to estimate the ultimate cost of the remedy for this site.




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        By letter  dated  January 21,  1994,  the EPA notified H&B that it was a
PRP, along with approximately 335 other parties, with respect to the Old Southington Landfill in Southington, Connecticut. H&B's alleged contribution of waste disposed of at this site is 0.00637%. The ultimate cost of the remedy for this site has not yet been determined.

        Belding Heminway received notice in April 1995 that the State of New Jersey has made a $34 million demand for payment for expenses incurred for cleanup and claims at the Chemical Control Superfund Site. The demand has been made of the PRP group and other parties. H&B, identified as a PRP at this site, was one of the 167 parties that settled its liability with the EPA. The State's demand, however, is separate from the federal settlement. H&B's alleged contribution of waste disposed at the site was identified as 0.89342%.

        By third-party summons and complaint dated November 27, 1991, H&B has been named as a third-party defendant in an action pending in the United States District Court for the District of Rhode Island entitled United States vs. William M. Davis et al vs. American Cyanamid Company et al. In addition to H&B, approximately 60 other companies have been joined as third-party defendants. The third-party complaint alleges claims for contribution under CERCLA. The third-party complaint alleges that H&B and the majority of the other third-party defendants shipped waste to Chemical Control Corporation, which was commingled with other wastes and shipped to the Davis Liquid Waste Site located in Smithfield, RI. H&B is participating with a group of third-party defendants to investigate and defend the action. H&B's alleged contribution to the site is not known.

        Although there can be no assurances, based on information currently available, Belding Heminway does not believe that future expenditures with respect to environmental matters, will have a material adverse effect on Belding Heminway's business, financial condition, liquidity or operating results.

                                 CURTIS INDUSTRIES, INC. (63%)

        Curtis is a major national distributor of fasteners, security products, chemicals, automotive replacement parts, fittings and connectors, and tools and hardware. Curtis distributes products to customers in the vehicle and industrial maintenance and repair markets. Curtis' products are sold through a sales force of approximately 800 sales representatives to over 70,000 active customer accounts located principally in the United States, Canada and the United Kingdom. Products distributed by Curtis are purchased from multiple suppliers with the majority of these products purchased in bulk and repackaged by Curtis in smaller quantities which are compatible with the repair and maintenance needs of its customers. Following the 1995 shutdown of its manufacturing operations, Curtis purchases all of its products from outside vendors.

        On November 13, 1995, Curtis sold certain assets of its retail division to SDI Operating Partners L.P. for $7.5 million in order to focus on its automotive and industrial division. The proceeds from the sale of the division in excess of net assets offset the expenses related to the transaction and operating losses incurred prior to the sale. Therefore, no gain or loss was recorded on the sale. In June 1995, a one time charge of $1.1 million was recorded, primarily for severance and benefits, following the close of its manufacturing operations at its Eastlake, Ohio facility.

        On May 31, 11996, Curtis acquired the Mechanics Choice business of Avnet, Inc. for $6.5 million. Mechanics Choice is a distributor selling industrial maintenance and repair operations products similar to the existing Curtis product line offering.

        The business conducted by Curtis and its predecessors has been in continuous operation since 1932. Curtis' principal executive offices are located at 34999 Curtis Boulevard, Eastlake, Ohio 44095; telephone number (216) 951-2400. Two Noel executive officers, Joseph S. DiMartino and Donald T. Pascal, and two




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



directors of Noel, William L. Bennett and Livio M. Borghese, currently serve on Curtis' seven-member Board of Directors.

PRODUCTS

        Curtis distributes approximately 29,000 SKUs (stock keeping units), which are grouped into six major product categories: fasteners, security products, chemicals, automotive replacement parts, fittings and connectors, and tools and hardware. Historically, net sales of products in the fasteners and security products categories have accounted for approximately two-thirds of Curtis' total net sales.

        Fasteners. Curtis distributes a broad line of fasteners, including bolts, nuts, screws, washers and rivets which range from light duty (used primarily in consumer applications) to heavy-duty (used in industrial applications), maintaining an emphasis on premium quality products. Most of Curtis' fasteners are manufactured in the United States and Canada.

        Security Products. Curtis distributes a line of security products, including key blanks, key duplicating machines, computerized and manual key code cutters, padlocks, combination locks and a line of key accessories.

        Chemicals. Curtis distributes a broad line of chemicals including solvents, lubricants, cleaners, adhesives and sealants designed for vehicle and building maintenance applications.

        Automotive Replacement Parts. Curtis distributes a variety of automotive replacement parts, including specialty fasteners such as molding clips for body shop applications, fuses, lamps and bulbs, cables, clamps and small parts kits.

        Fittings and Connectors. Curtis distributes a variety of fittings and connectors, which include wire products, electrical connectors, adapters and terminals and standard brass fittings for vehicle and industrial maintenance applications.

        Tools and Hardware. Curtis distributes a variety of tools and hardware including saw blades, cutting blades, welding products, drill bits, and specialized application tools, as well as standard tools such as screwdrivers, wrenches and pliers.

SALES AND MARKETING

        Curtis markets its products to customers in two broad classifications: the vehicle maintenance market and the industrial maintenance market. All of the markets served by Curtis are large and highly fragmented.

        The vehicle maintenance market consists of passenger car, truck, and recreational vehicle dealers; business and governmental entities performing internal fleet maintenance functions; and independent sales and service establishments. Franchised new car dealers represent the most important segment in terms of sales by Curtis to the vehicle maintenance market.

        The industrial maintenance market consists of private and public institutions such as transportation facilities, hotels, health care facilities, schools and manufacturing plants.

CUSTOMERS

        Curtis sells its products to over 70,000 active customer accounts in the United States, Canada and the United Kingdom. No single customer accounted for more than 10% of Curtis' annual sales during the year ended December 31, 1995.

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




COMPETITION

        Curtis competes with other national distributors as well as a large number of regional distributors and local suppliers. Competition for national accounts is intense. Local and regional distributors pose a significant challenge to national distributors by virtue of their aggressive pricing strategies and ability to deliver certain items faster than national distributors. There is also intense competition among national distributors. Because of the similarity of product types, competitive advantage is determined, among other things, by sales representative performance and reliability, product presentation, product quality, order fill rates, timing and, to a lesser extent, price. Curtis' ability to maintain and improve financial performance will be influenced strongly by its management of these factors.

FOREIGN OPERATIONS

        Curtis maintains sales and warehouse facilities in Canada and the United Kingdom. Sales to customers in Canada and the United Kingdom accounted for approximately 15% of Curtis' revenue for the year ended December 31, 1995.

SUPPLIERS

        All of Curtis' sales are derived from products manufactured by others. There are many sources of supply for Curtis' requirements.

PATENTS AND TRADEMARKS

        Curtis has developed various patents in connection with its security products, some of which have expired. The expiration of these patents, however, has not, in Curtis' management's opinion, had any significant effect on Curtis' business. Most of Curtis' products are sold under Curtis,(R) Fullwell(TM) and Mechanics Choice(TM) brand names. None of Curtis' trademarks or copyrights is, in Curtis' management's opinion, critical to the success of Curtis' business.

EMPLOYEES

        As of July 31, 1996, Curtis employed 1,075 employees. Curtis' management believes Curtis' relationship with employees is good.

FACILITIES

     The following is a summary description of Curtis' facilities:

                                                                     SQUARE          OWNED/
LOCATION                          FUNCTION                            FEET           LEASED

Eastlake, Ohio                    Headquarters                      111,000          Leased

Shelbyville, Kentucky             Repackaging/Warehouse             100,000          Owned
Shelbyville, Kentucky             Warehouse                           1,750          Leased
Atlanta, Georgia                  Warehouse                          60,000          Leased
Sparks, Nevada                    Warehouse                          50,000          Owned
Mississauga, Canada               Warehouse                          38,000          Leased
Andover, United Kingdom           Warehouse                          15,000          Leased
Corby Northants, United Kingdom   Warehouse                           3,800          Leased

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        Curtis' management believes that Curtis' facilities are adequate for the needs of its business over the foreseeable future.

                                 LINCOLN SNACKS COMPANY (60%)

        Lincoln Snacks is one of the leading manufacturers and marketers in the United States and Canada of caramelized pre-popped popcorn. The primary product line includes glazed popcorn/nut mixes and sweet glazed popcorn sold under the brand names Poppycock(R), Fiddle Faddle(R) and Screaming Yellow Zonkers(R). Lincoln Snacks also processes and sells ten different nut varieties.

        Lincoln Snacks was formed in August 1992 by Noel and a management team of former executives of Nestle Foods Corporation. On August 31, 1992, Lincoln Snacks acquired the business and certain assets of Lincoln Snack Company, a division of Sandoz Nutrition Corporation, an indirect subsidiary of the Swiss-based drug, pharmaceutical and hospital care company, Sandoz Ltd. In March 1993 Carousel Nut Company, a newly formed wholly-owned subsidiary of Lincoln Snacks ("Carousel"), acquired the business and certain assets of Carousel Nut Products, Inc., a producer and marketer of roasted, dry roasted, coated, raw and mixed nuts. In December 1993, Carousel was merged with and into Lincoln Snacks, and the operations of Carousel were integrated with Lincoln Snacks' plant in Lincoln, Nebraska in the first quarter of 1994.

        On June 6, 1995, Lincoln Snacks entered into an exclusive distribution agreement (the "Distribution Agreement") with Planters pursuant to which Planters is exclusively distributing Lincoln Snacks' Fiddle Faddle and Screaming Yellow Zonkers products in the United States for an initial term which expires on June 30, 1997. The Distribution Agreement requires Planters to purchase an annual minimum number of equivalent cases of Fiddle Faddle and Screaming Yellow Zonkers during the initial term. The Distribution Agreement is automatically renewable for additional one year periods unless terminated by either party upon prior written notice. Each party has the right to terminate the Distribution Agreement by written notice in the event of a "change of control" (as defined therein) of Lincoln Snacks. Net sales to Planters for the year ended June 30, 1996 were equal to the minimum number of equivalent cases required to be purchased during the fiscal year as part of the agreement. If Planters or the Company does not renew the agreement, the termination of this agreement could have a material adverse effect on the Company's financial condition and results of operations. Sales to Planters represented 43% of net sales for the year ended June 30, 1996.

        Lincoln Snacks' principal executive offices are located at 4 High Ridge Park, Stamford, Connecticut 06905; telephone number (203) 329-4545. Karen Brenner, a Managing Director of Noel is the Chairman and Chief Executive Officer of Lincoln Snacks. Ms. Brenner and James G. Niven, a director of Noel, currently serve on Lincoln Snacks' four-member Board of Directors.

PRODUCTS

        Lincoln Snacks manufactures and markets three nationally-recognized branded products. Poppycock is a premium priced mixture of nuts and popcorn in a deluxe buttery glaze. Fiddle Faddle is a more moderately priced brand of popcorn and peanut clusters with a candied glaze; a fat free version of Fiddle Faddle consists of popcorn with a caramel glaze. Screaming Yellow Zonkers is produced by coating popcorn clusters with a sweet buttery glaze. In addition, Lincoln Snacks processes and sells ten different nut varieties. The finished products comprise a full line of nuts for the retail market: raw, roasted and salted, dry roasted, and specially coated (honey roasted).

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




MARKETING, SALES AND DISTRIBUTION

        Lincoln Snacks' brands are broadly distributed through grocery stores, supermarkets, convenience stores, drug stores, mass merchandise outlets, warehouse clubs, vending channels, military commissaries and other military food outlets, and other retailers. Selling responsibilities for Poppycock and the nut products in the United States are handled by four regional business managers located strategically across the United States. These regional business managers manage approximately 80 brokers across the United States in all classes of trade. These brokers receive a commission on net sales plus incentive payments. Certain exports and large volume customers are handled directly by Lincoln Snacks personnel. On July 17, 1995, Planters commenced exclusively distributing Lincoln Snacks Fiddle Faddle and Screaming Yellow Zonkers products in the United States (including Puerto Rico and United States territories and possessions). Lincoln Snacks continues to market its Poppycock and nut products directly.

        Sales of Lincoln Snacks' products are seasonal, peaking during the third and fourth calendar quarters. During the fiscal year ended June 30, 1996, Planters accounted for 43% of Lincoln Snacks' sales.

COMPETITION

        Lincoln Snacks' primary products participate in the pre-popped caramel popcorn segment of the snack food market. Poppycock competes with other premium quality snack products while Fiddle Faddle and Screaming Yellow Zonkers compete directly with Crunch N'Munch (American Home Products Corp., Food Division), Cracker Jack (Borden, Inc.) and a number of other regional and local brands. Lincoln Snacks' products also compete indirectly with traditional confections and other snack food products.

RAW MATERIALS AND MANUFACTURING

        Substantially all of the raw materials used in Lincoln Snacks' production process are commodity items, including corn syrup, butter, margarine, brown and granulated sugar, popcorn, various nuts, and oils. These commodities are purchased directly from various suppliers.

        The Lincoln manufacturing facility includes, among other things, continuous process equipment for enrobing popcorn and nuts, as well as four distinct high speed filling and packing lines for canisters, jars, single serving packs and bag-in-box packages. The manufacturing and packaging equipment is sufficiently flexible to allow for the manufacture of other similar product lines or packaging formats. The facility is being operated at an overall rate varying from approximately 40% to 75% of capacity depending on the season.
Lincoln Snacks' management believes that the facility is generally in good repair and does not anticipate capital expenditures other than normal maintenance and selected equipment modernization programs.

TRADEMARKS

        Poppycock(R), Fiddle Faddle(R) and Screaming Yellow Zonkers(R) are registered trademarks of Lincoln Snacks. Lincoln Snacks believes all its trademarks enjoy a strong market reputation denoting high product quality.

GOVERNMENTAL REGULATION

        The production, distribution and sale of Lincoln Snacks' products are subject to the Federal Food, Drug and Cosmetic Act; the Occupational Safety and Health Act; the Lanham Act; various federal environmental statutes; and various other federal, state and local statutes regulating the production, packaging, sale, safety, advertising, ingredients and labeling of such products. Compliance with the above described

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




governmental entities and regulations has not had and is not reasonably anticipated to have a material adverse effect on Lincoln Snacks' capital expenditures, earnings or competitive position.

EMPLOYEES

        As of June 30, 1996, Lincoln Snacks had 79 full-time employees and one part-time employee. Employment at the Lincoln plant varies according to weekly and seasonal production needs and is expected to average 90 employees during the remainder of 1996. None of Lincoln Snacks' work force is unionized. Lincoln Snacks' management believes that Lincoln Snacks' relationship with its employees is good.

EXPORT SALES

        Foreign operations accounted for less than 10% of Lincoln Snacks' sales, assets and net income in each of Lincoln Snacks' last three fiscal years.

FACILITIES

        Lincoln Snacks manufactures and packages all of its products at its owned Lincoln, Nebraska manufacturing facility. The Lincoln plant, constructed in 1968, is a modern 74,000 square foot one-story building on a 10.75 acre site in a light industrial area in the city of Lincoln. Approximately 67,000 square feet of the facility is dedicated to production with the balance utilized for administration. Also in Lincoln, Nebraska is Lincoln Snacks' 66,500 square foot leased warehousing facility, which is located near Lincoln Snacks' plant. This modern facility can accommodate all of Lincoln Snacks' current warehousing needs. Lincoln Snacks' lease on this facility has been extended until January 31, 1998, and there is a five year renewal option beyond 1998. The initial term of the lease of Lincoln Snacks principal executive offices expires on September 30, 1999. Lincoln Snacks believes its properties are sufficient for the current and anticipated needs of its business.

LEGAL PROCEEDINGS

        Lincoln Snacks is not involved in any material legal proceedings.

                          FERROVIA NOVOESTE, S.A. (20%)

        In March, 1996, Ferrovia Novoeste, S.A., a Brazilian corporation ("Novoeste"), was the successful bidder, at approximately $63.6 million, for the concession for the operation of the Brazilian federal railroad's western network. The principal investors in Novoeste include Noel, Chase Latin America Equity Associates ("Chase"), Brazil Rail Partners, Inc. ("BRP"), Western Rail Investors, LLC ("WRI") and Brazilian Victory LLC ("Victory"). Noel's and Chase's investment in Novoeste is approximately $8 million each, Victory's investment is approximately $2 million, WRI's investment is approximately $1.6 million, and BRP's investment is approximately $1.4 million. The purchase of the network consisted of a 30-year concession and a lease of the federal railroad's equipment. The western network links Bauru, in Sao Paulo state, with Corumba on the Bolivian border, and covers approximately 1,000 miles of track.

                                 OTHER HOLDINGS

        Noel also had other holdings with a book value of approximately $2.2 million at June 30, 1996. None of these holdings, either individually or in the aggregate, would be considered material with respect to Noel's consolidated financial position.

(d) Financial information about foreign and domestic operations and export sales.

        Not material.

                                    PROPERTY

      Noel's executive offices occupy approximately 10,600 square feet in an office building located in New York, New York, of which 5,400 square feet are rented pursuant to a lease expiring in 1998 and the remainder is sublet from The Prospect Group Inc. pursuant to a sublease expiring in 1998. For descriptions of certain principal properties of Noel's operating companies, see "Narrative description of business" above. Management of Noel and of each of Noel's operating companies believe that the properties owned or leased by each such company are adequate for the conduct of their respective businesses for the foreseeable future.

                                LEGAL PROCEEDINGS

      Other than as described below, there are no pending material legal proceedings to which Noel or any of its subsidiaries or principal operating companies is a party or to which any of their property is subject, other than ordinary routine litigation incidental to their respective businesses.

      Belding Heminway and its subsidiaries are party to various proceedings and possible proceedings under state and federal laws and regulations concerning the discharge of materials into the environment. Reference is made to the description of Belding Heminway Company, Inc. under "Business of the Company."

      In November 1995, Self Funded Strategies, L.L.C. ("SFS") filed a complaint against HealthPlan Services in the District Court of Dallas County, Texas. SFS provided sales and marketing services for HealthPlan Services' ASO business between July 1992 and August 1995, when HealthPlan Services terminated its contract with SFS. The SFS complaint alleges that HealthPlan Services wrongfully terminated the SFS contract, and also alleges tortious interference and breach of implied covenant of good faith and fair dealing. The complaint, which was not served on HealthPlan Services, seeks an estimated $25 million in compensatory damages plus unspecified punitive damages. HealthPlan Services and SFS have agreed to resolve this dispute through binding arbitration and the complaint has been dismissed without prejudice. HealthPlan Services intends to defend its interests in this matter vigorously. There can be no assurances, however, regarding the outcome of this matter, and an adverse outcome could have a material adverse effect on HealthPlan Services. HealthPlan Services is also involved in certain other claims and legal actions arising in the ordinary course of its business. In the opinion of HealthPlan Services, the ultimate resolution of such matters will not have a material adverse effect on the financial condition or operations of HealthPlan Services.

                 MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

(a)     Market Information.

        The Common Stock trades on the Nasdaq Stock Market's National Market under the symbol NOEL. The following table sets forth the range of high and low sales prices for shares of Common Stock for the first three fiscal quarters of 1996 and for each fiscal quarter during 1995 and 1994 as reported by NASDAQ. The high and low sales prices per share of Common Stock on October 8, 1996 was $8 1/8 and $7 7/8, respectively.

        1996                                    High                         Low
                First Quarter                  7.625                       6.000
                Second Quarter                 9.750                       7.125
                Third Quarter                  8.750                       6.875

        1995

                First Quarter                 $6.500                      $5.000
                Second Quarter                 7.625                       5.750
                Third Quarter                  6.250                       4.750
                Fourth Quarter                 7.000                       5.000

        1994

                First Quarter                 $8.000                      $7.125
                Second Quarter                 7.250                       6.625
                Third Quarter                  7.125                       5.250
                Fourth Quarter                 6.500                       5.000




(b)     Holders.

        As of October 8, 1996, 20,187,705 shares of Common Stock were issued and outstanding and were held of record by approximately 200 persons, including several holders who are nominees for an undetermined number of beneficial owners. Noel believes that there are approximately 2,000 beneficial owners of the Common Stock.

(c)     Dividends.

        Noel has not declared or paid any cash dividends on its shares of Common Stock and does not anticipate paying cash dividends in the foreseeable future. If the Plan is approved by the shareholders, Noel will be liquidated (i) by the sale of such of its assets as are not to be distributed in-kind to its shareholders, and (ii) after paying or providing for all its claims, obligations and expenses, by cash and in-kind distributions to its shareholders pro rata and, if required by the Plan or deemed necessary by the Board of Directors, by distributions of its assets from time to time to one or more liquidating trusts established for the benefit of the then shareholders, or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of the then shareholders.

                                    AUDITORS

        Arthur Andersen LLP, independent public accountants, were selected to audit the financial statements of the Company for the year ending December 31, 1995. The Company's policy is to select the independent public accountants to audit the current year's financial statements at the end of the current year. Accordingly, no independent public accountants have been selected to audit the financial statements of the Company for the year ending December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire. They will also be available to respond to appropriate questions.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

        Shareholder proposals intended to be presented at the next annual meeting of shareholders, to be held in 1997, must be received by the Company at 667 Madison Avenue, New York, New York 10021 by December 27, 1996, to be included in the proxy statement and form of proxy relating to that meeting.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates.

                                 OTHER BUSINESS

        The Board of Directors does not know of any matter to be brought before the Meeting other than the matters specified in the Notice of Special Meeting accompanying this Proxy Statement. The persons named in the form of proxy by the Board of Directors will vote all proxies which have been properly executed. If any matters other than those set forth in the Notice of Special Meeting are properly brought before the Meeting, such persons will vote thereon in accordance with their best judgment.

                                           By Order of the Board of Directors


                                           TODD K. WEST
                                           Secretary

                                NOEL GROUP, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page Reference

NOEL GROUP, INC. AND SUBSIDIARIES:

        Consolidated Balance Sheets
         June 30, 1996 and December 31, 1995                                        F-3

        Consolidated Statements of Operations
         For the Six Months Ended June 30, 1996 and 1995                            F-4

        Condensed Consolidated Statements of Cash Flows
         For the Six Months Ended June 30, 1996 and 1995                            F-5

        Notes to Consolidated Financial Statements                                  F-6

        Consolidated Balance Sheets
          December 31, 1995 and December 31, 1994                                   F-9

        Consolidated Statements of Operations
         For the Years Ended December 31, 1995,
         1994 and 1993                                                              F-10

        Consolidated Statements of Cash Flows
         For the Years Ended December 31, 1995,
         1994 and 1993                                                              F-11

        Consolidated Statements of Changes in
         Stockholders' Equity
         For the Years Ended December 31, 1995,
         1994 and 1993                                                              F-12

        Notes to Consolidated Financial Statements                                  F-13

        Report of Independent Public Accountants                                    F-25

HEALTHPLAN SERVICES CORPORATION AND SUBSIDIARIES:

        Consolidated Balance Sheet
         December 31, 1995 and December 31, 1994                                    F-26

        Consolidated Statement of Income
         For the year ended December 31, 1995
         and for the Period from Inception (October 1, 1994)
         through December 31, 1994                                                  F-27

        Consolidated Statement of Changes in Common Stockholders' Equity for the
         year ended December 31, 1995 and for the Period from Inception (October
         1, 1994) through December 31, 1994                                         F-28

        Consolidated Statement of Cash Flows
         For the year ended December 31, 1995
         and for the Period from Inception (October 1, 1994)
         through December 31, 1994                                                  F-29

        Notes to Consolidated Financial Statements                                  F-30

        Report of Independent Certified Public Accountants                          F-36

HEALTHPLAN SERVICES DIVISION STATEMENT OF FINANCIAL
POSITION, SEPTEMBER 30, 1994

        Statement of Income Nine-Month Period ended
         September 30, 1994 and year ended December 31, 1993                        F-37

        Statements of Cash Flows Nine-Month Period ended
         September 30, 1994 and year ended December 31, 1993                        F-38

        Notes to Financial Statements                                               F-39

        Report of Independent Accountants                                           F-43


Financial statement schedules not included in this report have been omitted because they are not applicable.

                        NOEL GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                    (Dollars in thousands, except par values)

                                                                     June 30,   December 31,
                                                                       1996        1995
                                                                   -----------  -----------
                                                                   (Unaudited)
Assets

Current Assets:
  Cash and cash equivalents                                           $5,683       $10,446
  Short-term investments                                               9,144        18,378
  Accounts receivable, less allowances of $2,685 and $2,867           25,962        21,111
  Inventories                                                         35,398        30,460
  Other current assets                                                 2,232         4,294
                                                                    --------       -------
                                                                      78,419        84,689

Equity investments                                                    37,362        34,520
Other investments                                                     28,258        20,174
Property, plant and equipment, net                                    37,741        40,563
Intangible assets, net                                                45,927        44,562
Net assets of discontinued operations                                    268           779
Other assets                                                           9,808        14,470
                                                                    --------      --------
                                                                    $237,783      $239,757
                                                                    ========      ========
Liabilities and Stockholders' Equity

Current Liabilities:
  Short-term debt                                                       $556      $  --
  Current portion of long-term debt                                    5,797         5,233
  Trade accounts payable                                              14,715        12,339
  Accrued compensation and benefits                                    5,293         5,769
  Other current liabilities                                           14,294        19,201
                                                                    --------      --------
                                                                      40,655        42,542

Long-term debt                                                        72,192        69,197
Other long-term liabilities                                           25,092        28,913
Minority interest                                                      6,570         6,185
                                                                    --------      --------
                                                                     144,509       146,837
                                                                    --------      --------
Stockholders' Equity:
  Preferred stock, $.10 par value, 2,000,000 shares
    authorized, none outstanding                                        --           --
  Common stock, $.10 par value, 48,000,000 shares
    authorized, 20,222,642 and 20,203,233 issued, respectively         2,022         2,020
  Capital in excess of par value                                     204,559       204,466
  Accumulated deficit                                               (112,004)     (112,466)
  Cumulative translation adjustment                                     (612)         (613)
  Treasury stock at cost, 34,937 and 11,000 shares, respectively        (691)         (487)
                                                                    --------      --------
                                                                      93,274        92,920
                                                                    --------      --------
                                                                    $237,783      $239,757
                                                                    ========      ========

     The accompanying notes are an integral part of these financial statements.

                       NOEL GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                           Six Months Ended June 30,
                                  (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                                     1996             1995
                                                                     ----             ----
Sales                                                               $90,258         $89,365
  Cost and Expense Items:
  Cost of sales                                                      51,765          50,247
  Selling, general, administrative and other expenses                34,089          37,035
  Depreciation and amortization                                       1,718           2,918
                                                                 ----------      ----------
                                                                     87,572          90,200
                                                                 ----------      ----------
  Operating income (loss)                                             2,686            (835)
                                                                 ----------      ----------
Other Income (Expense):
  Other income                                                          625             689
  Income from equity investments                                      2,925           1,046
  Interest expense                                                   (4,053)         (3,974)
  Minority interest                                                    (398)           (124)
                                                                 ----------      ----------
                                                                       (901)         (2,363)
                                                                 ----------      ----------
Income (Loss) from continuing operations
  before income taxes                                                 1,785          (3,198)
Provision for income taxes                                           (1,365)         (1,496)
                                                                 ----------      ----------
Income (Loss) from continuing operations                                420          (4,694)

Income (Loss) from discontinued operations                               42            (793)
                                                                 ----------      ----------
Net income (loss)                                                      $462         ($5,487)
                                                                 ==========      ==========
Earnings (Loss) per common and common equivalent share from:
  Continuing operations                                               $0.02          ($0.23)
  Discontinued operations                                              0.00           (0.04)
                                                                 ----------      ----------
Net income (loss) per common and common equivalent share              $0.02          ($0.27)
                                                                 ==========      ==========
Weighted average common and common equivalent shares             21,905,187      20,192,233
                                                                 ==========      ==========


The accompanying notes are an integral part of these financial statements.

                        NOEL GROUP, INC. AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)
                            Six months Ended June 30,
                             (Dollars in thousands)


                                                              1996        1995
                                                              ----        ----
Net cash used for operating activities                     ($ 2,310)   ($ 1,499)

Cash Flows from Investing Activities:
  Payments for companies purchased, net of cash acquired     (6,495)         --
  Cash of deconsolidated subsidiary                              --      (4,303)
  Sales of short-term investments, net                        9,238      15,686
  Purchases of investments                                   (8,090)        (98)
  Sales of investments                                           --          60
  Purchases of property, plant and equipment                 (1,648)     (1,454)
  Sales of property, plant and equipment                      1,799         862
  Other, net                                                   (451)       (924)
                                                           --------    --------
Net cash provided from (used for) investing activities       (5,647)      9,829
                                                           --------    --------
Cash Flows from Financing Activities:
  Borrowings from revolving credit line and long-term debt   68,033      70,145
  Repayments under revolving credit line and long-term debt (64,097)    (70,829)
  Change in other long-term liabilities                        (716)          -
  Other, net                                                     13      (1,244)
                                                           --------    --------
Net cash provided from (used for) financing activities        3,233      (1,928)
Effect of exchange rates on cash                                (39)          7
                                                           --------    --------
Net increase (decrease) in cash and cash equivalents        ($4,763)   $  6,409
                                                           ========    ========
Supplemental Disclosure of Cash Flow Information:

   Interest paid                                           $  4,072    $  4,096
                                                           ========    ========
   Taxes paid                                              $    658    $    911
                                                           ========    ========


   The accompanying notes are an integral part of these financial statements.

                        NOEL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS
                          ENDED JUNE 30, 1996 AND 1995
                                   (UNAUDITED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GENERAL
        The consolidated financial statements for Noel Group, Inc. ("Noel") and its subsidiaries (the "Company") included in this Proxy Statement have been prepared by Noel without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. It is recommended that these consolidated financial statements be read in conjunction with the 1995 consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement. In the opinion of management, the information furnished reflects all adjustments which are necessary to present fairly such information. These adjustments, except as otherwise disclosed, consist only of normal recurring adjustments.

CONSOLIDATION
        The consolidated financial statements include the accounts of Noel and its subsidiaries, Belding Heminway Company, Inc. ("Belding"), Curtis Industries, Inc. ("Curtis"), and Lincoln Snacks Company ("Lincoln") after the elimination of significant intercompany transactions. The June 30, 1995, financial statements have been restated to reflect Simmons Outdoor Corporation, Belding's home furnishings division, Curtis' retail division, and TDX Corporation as discontinued operations due to their sale in 1995 or anticipated or actual sale in 1996.

        HealthPlan Services Corporation ("HPS") was acquired by Noel on September 30, 1994. Following HPS's initial public offering on May 19, 1995 and Noel's simultaneous exchange of its entire holding of HPS preferred stock and accrued dividends into HPS common stock, Noel's voting interest dropped below 50%. Therefore, Noel has accounted for HPS's results of operations through June 30, 1995, under the equity method as if HPS had been an equity investment from January 1, 1995.


        Summarized  income statement  information for HPS is as follows (dollars in thousands):

                                                   Three Months Ended             Six Months Ended
                                                       June 30,                      June 30,
                                                    1996           1995           1996           1995
                                                   ------         ------         ------         -----
Revenue                                           $31,863         $23,198       $62,871        $46,773
                                                  =======         =======       =======        =======
Gross profit                                          n/a             n/a           n/a            n/a
                                                  =======         =======       =======        =======
Income from continuing operations                 $ 3,440         $ 2,072       $ 6,774        $ 3,927
                                                  =======         =======       =======        =======
Net income                                        $ 3,440         $ 2,072       $ 6,774        $ 3,927
                                                  =======         =======       =======        =======
Net income available to common
    shareholders                                  $ 3,440         $ 2,072       $ 6,774        $ 3,642
                                                  =======         =======       =======        =======
Noel's share of net income available to
    common shareholders                           $ 1,437         $   865       $ 2,830        $ 1,521
                                                  =======         =======       =======        =======

SEASONALITY
        The results of operations for the three and six months ended June 30, 1996, may not be indicative of the operating results for the full year. Lincoln's business is seasonal, with the third and fourth calendar quarters historically showing higher sales.

INVENTORIES
        Inventories consist of the following (dollars in thousands):


                                                    June 30,        December 31,
                                                     1996               1995
                                                    -------         ------------
               Raw material and supplies            $ 8,728            $ 6,088
               Work in process                        5,585              6,033
               Finished goods                        21,085             18,339
                                                    =======            =======
                                                    $35,398            $30,460
                                                    =======            =======

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

        Earnings (Loss) per share is computed based on the weighted average number of shares of Noel Common Stock and dilutive equivalents outstanding during the respective periods. Fully diluted earnings per common and common equivalent share have not been presented since the computation would be antidilutive.

2.      COMMITMENTS AND CONTINGENCIES:

        The Company is involved in various legal proceedings generally incidental to its businesses. While the result of any litigation contains an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding or claim, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position.

3.      OTHER INVESTMENTS:

        On March 5, 1996, a consortium led by Noel and Chase Capital Partners, formerly Chemical Venture Partners, purchased by auction the concession for the Brazilian federal railroad's western network for approximately $63.6 million. The purchase of the network consists of a 30-year concession and a lease of the federal railroad's equipment. Noel invested $8.0 million in the concession, which investment is included in other investments on the June 30, 1996, balance sheet.

4.      PROPOSED PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION:

        Noel is proposing for adoption by the shareholders a Plan of Complete Liquidation and Dissolution of the Company (the "Plan"). If the Plan is approved by the shareholders, Noel will be liquidated (i) by the sale of such of its assets as are not to be distributed in kind to its shareholders, and (ii) after paying or providing for all its claims, obligations and expenses, by cash and in-kind distributions to its shareholders pro rata and if required by the Plan or deemed necessary by the Board of Directors, by distributions of its assets from time to time to one or more liquidating trusts established for the benefit of the then shareholders, or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of the then shareholders. Should the Board of Directors determine that one or more liquidating trusts are required by the Plan or are otherwise necessary, appropriate or desirable, adoption of the Plan will constitute shareholder approval of the appointment by the Board of Directors of one or more trustees to any such liquidating trusts and the execution of liquidating trust agreements with the trustees on such terms and conditions as the Board of Directors, in its absolute discretion, shall determine.

5.      SUBSEQUENT EVENT:

        On July 31, 1996, Belding completed the sale of its home furnishings division at a contract price of $9.6 million. Proceeds received on the sale, adjusted for closing costs and changes in the net asset value of the division subsequent to the contract date were used to paydown Belding's revolving bank loan. Such net proceeds approximated the amount that had been borrowed under the revolving loan in support of the home furnishings division's inventories and receivables. The repayment of bank debt was sufficient in amount to avoid bank fees that would have been payable had Belding not completed the sale as prescribed by Belding's credit agreement dated October 29, 1993, as amended.

Noel Group, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par values)

December 31,                                                   1995       1994
--------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash and cash equivalents                                    $ 10,446       $  8,449
Restricted cash                                                    --          2,812
Short-term investments                                         18,378         22,219
Accounts receivable, less allowances of $2,867 and $3,092      21,111         26,927
Inventories                                                    30,460         31,762
Other current assets                                            4,294         10,016
------------------------------------------------------------------------------------
                                                               84,689        102,185

Equity investments                                             34,520          1,465
Other investments (Note 4)                                     20,174          1,576
Property, plant and equipment, net (Note 5)                    40,563         52,258
Intangible assets, net                                         44,562         98,069
Net assets of discontinued operations (Note 3)                    779         49,791
Other assets                                                   14,470          8,636
------------------------------------------------------------------------------------
Total assets                                                 $239,757      $313,980
====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

Short-term debt (Note 6)                                     $   --        $  2,095
Current portion of long-term debt (Note 7)                      5,233         5,634
Trade accounts payable                                         12,339        30,850
Accrued compensation and benefits                               5,769         6,707
Other current liabilities                                      19,201        30,822
-----------------------------------------------------------------------------------
                                                               42,542        76,108

Long-term debt (Note 7)                                        69,197        75,734
Other long-term liabilities                                    28,913        29,286
Minority interest                                               6,185        32,583
------------------------------------------------------------------------------------
Total liabilities                                             146,837       213,711
------------------------------------------------------------------------------------

Stockholders' Equity: (Notes 9 and 10)
Preferred stock, $.10 par value, 2,000,000 shares
       authorized, none outstanding                               --         --
Common stock, $.10 par value, 48,000,000 shares
        authorized, 20,203,233 issued                           2,020         2,020
Capital in excess of par value                                204,466       189,716
Accumulated deficit                                          (112,466)      (90,341)
Cumulative translation adjustment                                (613)         (639)
Treasury stock at cost, 11,000 shares                            (487)         (487)
------------------------------------------------------------------------------------
Total stockholders' equity                                     92,920       100,269
------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                  $ 239,757      $313,980
====================================================================================


The accompanying notes are an integral part of these financial statements.

Noel Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except par values)

For the Years Ended December 31,         1995          1994         1993
--------------------------------------------------------------------------------
REVENUE ITEMS:
Sales                                $ 181,709    $  93,888    $  93,962
HealthPlan Services
     revenue from services                  --       25,233           --
--------------------------------------------------------------------------------
                                       181,709      119,121       93,962
--------------------------------------------------------------------------------
COST AND EXPENSE ITEMS:
Cost of sales                          105,318       38,761       38,291
HealthPlan Services costs of services       --       21,299           --
Selling, general, administrative
     and other expenses                 71,799       68,993       59,434
Impairment charge (Note 2)              29,155           --           --
Depreciation and amortization            4,888        2,799        3,172
--------------------------------------------------------------------------------
                                       211,160      131,852      100,897
--------------------------------------------------------------------------------
Operating loss                         (29,451)     (12,731)      (6,935)
--------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
Other income (Note 11)                   6,703        8,328        4,457
Income (Loss) from equity investments    3,761         (182)         874
Interest expense                        (7,801)      (3,748)      (3,369)
Minority interest                       10,923          575         (598)
--------------------------------------------------------------------------------
                                        13,586        4,973        1,364
--------------------------------------------------------------------------------
Loss from continuing operations
     before income taxes               (15,865)      (7,758)      (5,571)
Benefit (Provision) for income
     taxes (Note 12)                       284       (1,695)         226
--------------------------------------------------------------------------------
Loss from continuing operations        (15,581)      (9,453)      (5,345)
Loss from discontinued operations
     (Note 3)                           (6,544)      (7,614)      (1,929)
--------------------------------------------------------------------------------
Loss before cumulative effect of change
     in accounting principle           (22,125)     (17,067)      (7,274)
Cumulative effect of change in
     accounting principle (Note 1)          --           --       (2,483)
--------------------------------------------------------------------------------
Net loss                              $(22,125)    $(17,067)     $(9,757)
================================================================================
Loss per common and common
     equivalent share from:
Continuing operations                   $(0.77)      $(0.47)      $(0.26)
Discontinued operations                  (0.33)       (0.38)       (0.10)
Cumulative effect of change in
     accounting principle                   --          --         (0.12)
--------------------------------------------------------------------------------
Net loss per common and common
     equivalent share                   $(1.10)      $(0.85)      $(0.48)
================================================================================
Weighted average common and common
     equivalent shares              20,192,233   20,192,233   20,192,233
================================================================================


The accompanying notes are an integral part of these financial statements.
                                          F-10

Noel Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

For the Years Ended December 31,                                      1995        1994             1993
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net Loss                                                  $(22,125)   $(17,067)      $ (9,757)
Adjustments to reconcile net loss to net cash
  provided from (used for) operating activities:
        (Income) Loss from equity investments                       (3,761)        182           (874)
        Depreciation and amortization                                7,717       5,196          4,475
        Net gain on securities                                      (5,533)     (5,203)          (490)
        Provisions for doubtful accounts and
          valuation of inventories                                   1,554         599            592
        (Benefit) Provision for deferred income taxes                 (674)        244             --
        Loss on property and equipment                                 418         105              7
        Minority interest, net                                     (10,923)       (513)           598
        Non-incentive stock option expense                              --       4,853             --
        Impairment charge                                           29,155          --             --
        Accrued dividends                                               --      (2,217)        (1,085)
        (Income) Loss on disposal of discontinued operations         5,234       5,915             --
        Cumulative effect of change in accounting principle             --          --          2,483
        Other, net                                                     889         555             71
Changes in certain assets and liabilities, net of acquisitions:
        Accounts receivable                                          2,160         137         (3,655)
        Inventories                                                  2,147      (1,284)          (772)
        Restricted cash                                                 --      (2,150)            --
        Trade accounts payable                                         491       3,282          1,083
        Accrued compensation and benefits                              221        (321)        (1,020)
        Other, net                                                  (6,136)      1,933         (2,926)
Discontinued operations                                              8,872          --          1,746
-------------------------------------------------------------------------------------------------------
Total adjustments                                                   31,831      11,313            233
-------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities               9,706      (5,754)        (9,524)
-------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Payments for companies purchased, net of cash acquired      (3,050)    (17,391)        (1,832)
        Cash of deconsolidated subsidiary                           (4,303)        --              --
        (Purchases) Sales of short-term investments, net             3,845       7,395         27,904
        Purchases of marketable securities                            --          (840)          (840)
        Sales of marketable securities                                --        14,415          1,128
        Purchases of investments                                   (11,105)    (11,976)       (42,252)
        Sales of investments                                           972       3,683          2,775
        Sales of discontinued operations                            23,977         899             --
        Purchases of property, plant and equipment                  (4,857)     (1,804)        (2,199)
        Sales of property, plant and equipment                       1,724         328            374
        Other, net                                                    (845)       (214)          (906)
-------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities               6,358      (5,505)       (15,848)
-------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Issuance of short-term debt                                     --          --          6,287
        Borrowings from revolving credit line and long-term debt   143,848     115,176         91,299
        Repayments of revolving credit line and long-term debt    (154,950)   (119,568)       (85,395)
        Issuance of common stock, net                                   25      14,884            126
        Change in other long-term liabilities                       (3,012)         --             --
        Other, net                                                      --        (708)          (210)
-------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities             (14,089)      9,784         12,107
-------------------------------------------------------------------------------------------------------
Effect of exchange rates on cash                                        22           8             77
-------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 1,997      (1,467)       (13,188)
Cash and cash equivalents at beginning of year                       8,449       9,916         23,104
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $10,446      $8,449         $9,916
=======================================================================================================

The accompanying notes are an integral part of these financial statements.

Noel Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended
December 31, 1995, 1994 and 1993
(In thousands)

                                 Common Stock   Capital in              Unrealized      Cumulative    Treasury Stock
                                --------------  Excess of Accumulated      Holding      Translation   --------------   Stockholders'
                                Shares  Amount  Par Value     Deficit        Gains       Adjustment    Shares  Amount        Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993        20,203  $2,020  $197,384    $ (63,517)     $    --       $(458)        11  $(487)          $134,942
Net loss                            --      --      --         (9,757)          --          --         --     --             (9,757)
Distribution to stockholders
     (Note 9)                       --      --    (9,124)          --           --          --         --     --             (9,124)
Subsidiary stock transactions       --      --       746           --           --          --         --     --                746
Unrealized holding gains            --      --        --           --        6,592          --         --     --              6,592
Cumulative translation adjustment   --      --        --           --           --        (108)        --     --               (108)
Other                               --      --      (169)          --           --          --         --     --               (169)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993      20,203   2,020   188,837      (73,274)       6,592        (566)        11   (487)           123,122
Net loss                            --      --        --      (17,067)          --          --         --     --            (17,067)
Distribution to stockholders
     (Note 9)                       --      --      (708)          --           --          --         --     --               (708)
Subsidiary stock transactions       --      --     2,424           --           --          --         --     --              2,424
Unrealized holding gains            --      --        --           --       (6,592)         --         --     --             (6,592)
Cumulative translation adjustment   --      --        --           --           --         (73)        --     --                (73)
Other                               --      --      (837)          --           --          --         --     --               (837)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994      20,203   2,020   189,716      (90,341)          --        (639)        11   (487)           100,269
Net loss                            --      --        --      (22,125)          --          --         --     --            (22,125)
Subsidiary stock transactions
     (Note 2)                       --      --    14,442           --           --          --         --     --             14,442
Cumulative translation adjustment   --      --        --           --           --          26         --     --                 26
Other                               --      --       308           --           --          --         --     --                308
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995      20,203  $2,020  $204,466    $(112,466)     $     0       $(613)        11  $(487)          $ 92,920
====================================================================================================================================


The accompanying notes are an integral part of these financial statements.

Noel Group,  Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:

        Noel Group, Inc. ("Noel") conducts its principal operations through small and medium-sized companies in which Noel holds controlling or other significant equity interests. The 1994 and 1993 financial statements have been restated to reflect Simmons Outdoor Corporation ("Simmons"), Belding Heminway Company, Inc.'s ("Belding") home furnishings division, Curtis Industries, Inc's ("Curtis") retail division and TDX Corporation ("TDX") as discontinued operations. See Note 3. In addition, the historical financial statements have been reclassified to conform with the current year's presentation.

Consolidation:

        The consolidated financial statements include the accounts of Noel and its subsidiaries, Belding, Curtis and Lincoln Snacks Company ("Lincoln"), (collectively the "Company"), after the elimination of significant intercompany transactions. Belding is included only in the consolidated statement of operations for the year ended December 31, 1995, following Noel's December 1994, exchange of Belding preferred stock and accrued dividends for 30% of Belding's common equity and maintenance of voting control through Noel's remaining holding of Belding's preferred stock.

        HealthPlan Services Corporation ("HPS"), which was acquired by Noel on September 30, 1994, is included in the 1994 consolidated financial statements. Following HPS' initial public offering on May 19, 1995 and Noel's simultaneous exchange of its entire holding of HPS preferred stock and accrued dividends into HPS common stock, Noel's voting interest in HPS dropped below 50%. Therefore, for the year ended December 31, 1995, HPS is accounted for under the equity method of accounting as if HPS had been an equity investment for all of 1995. Noel's equity in HPS' income for the year ended December 31, 1995, is included in income from equity investments on the consolidated statement of operations.

        Sylvan, Inc. ("Sylvan") was accounted for under the equity method of accounting through September 30, 1993. Effective January 1, 1993, Sylvan adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." Noel's equity in the cumulative effect of Sylvan adopting this accounting principle was $2,483,000. Noel distributed the majority of its holding of Sylvan common stock to Noel stockholders on December 6, 1993.

Restricted Cash:

        At December 31, 1994, HPS had an interest bearing demand deposit account established for the sole purpose of administering certain contracts.

Cash and Cash Equivalents and Short-term Investments:

        The Company considers all highly liquid investments with a maturity of three months or less, at the date of acquisition, to be cash equivalents. Carrying amounts of short-term investments approximate fair value.

Investments in Debt and Equity Securities:

        The Company's marketable securities and its other investments in equity securities that have readily determinable fair values are classified as available-for-sale securities. The equity method of accounting is used for common equity investments in which the Company's voting interest is from 20% through 50% and for limited partnership investments. The cost method of accounting is used for common equity investments in which the Company's voting interest is less than 20% and for which fair values are not readily determinable. A non-temporary decline in the value of any equity or cost basis investment is expensed at the time such decline is identified.

Use of Estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Inventories:

        Inventories, net of reserves, consist of the following (dollars in thousands):

December 31,                        1995            1994
--------------------------------------------------------------------------------
Raw material and supplies        $ 6,088         $ 6,723
Work in process                    6,033           5,760
Finished goods                    18,339          19,279
--------------------------------------------------------------------------------
                                 $30,460         $31,762
================================================================================

        Inventories are stated at lower of cost or market. At December 31, 1995 and 1994, inventories of $12,455,000 and $11,718,000, respectively, are valued by the LIFO method and inventories of $5,905,000 and $4,015,000, respectively, are valued by the average cost method. If the FIFO method had been used, the stated amounts of these inventories would not have been materially affected. The remainder of inventories are valued by the FIFO method.

Property, Plant and Equipment:

        Property, plant and equipment are carried at cost. Depreciation is provided primarily using the straight-line method over the estimated useful lives of the related assets as follows:

Machinery and equipment                 2 - 25 years
Buildings and leasehold improvements    2 - 35 years
Furniture and fixtures                  3 - 10 years

        Leasehold improvements are depreciated using the straight-line method over the lives of the related leases or their estimated useful lives, whichever are shorter. The cost of repairs and maintenance is charged to expense as incurred, while renewals and betterments are capitalized.

Intangible Assets:

        Intangible assets, primarily costs in excess of the fair value of net assets acquired, are being amortized using the straight-line method over periods ranging from 3 to 30 years. Intangible assets consist of the following (dollars in thousands):

December 31,                1995           1994
--------------------------------------------------------------------------------
Goodwill                 $49,680         $98,813
Other                        839           3,776
--------------------------------------------------------------------------------
                          50,519         102,589
Less: Accumulated
     amortization         (5,957)         (4,520)
--------------------------------------------------------------------------------
                         $44,562         $98,069
================================================================================

        The realizability of goodwill is evaluated by segment. The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("SFAS 121"), effective January 1, 1995. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

Minority Interest:

        Minority  interest  includes   $2,741,000  and  $9,187,000   related  to
redeemable preferred stock of subsidiaries at December 31, 1995 and 1994, respectively.

Financial Instruments:

        The carrying amount of the Company's financial instruments, for which it was practicable to determine fair value, approximates fair value.

Foreign Currency Translation:

        Assets and liabilities of foreign operations are translated into U.S. dollars using period-end exchange rates, while revenue and expenses are translated at average exchange rates throughout the period. Adjustments resulting from translation are recorded as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are recognized in the results of operations in the period incurred.

Revenue:

        Revenue from product sales is recorded at the time of shipment.

        HPS derives revenue from services and its revenue and expenses are shown as revenue from services and costs of services in the 1994 statement of operations. HPS recognizes contractual and service revenue ratably over contractual periods or as claims processing and administrative services are performed. Revenue collected in advance is recorded as deferred revenue and recognized when the related services are performed.

Other Income:

        Interest income is accrued and reported as earned only to the extent that management anticipates such amounts to be collectible. Accrued interest is evaluated periodically and an allowance for uncollectible interest income is established when necessary.

Loss Per Common and Common Equivalent Share:

        Loss per share is computed based on the weighted average number of shares of Noel Common Stock and dilutive equivalents outstanding during the respective periods. Fully diluted earnings per share have not been presented since the computation would be antidilutive.

2. INVESTMENTS AND ACQUISITIONS

HealthPlan Services Corporation

        Pursuant to a Stock Purchase Agreement dated September 2, 1994, by and among The Dun & Bradstreet Corporation, its wholly-owned subsidiary Dun & Bradstreet Plan Services, Inc., Noel, HPS, formerly GMS Acquisition Company, and certain other investors, HPS purchased all of the outstanding stock of HealthPlan Services, Inc. for a cash purchase price of $19,000,000, excluding $1,309,000 of related expenses, and the assumption of designated liabilities. Noel and other investors capitalized HPS with $20,000,000 and arranged a $20,000,000 line of credit to support working capital requirements.

        The acquisition was accounted for as a purchase. The excess of the allocated purchase price over the fair value of the net tangible assets acquired, $30,730,000 was recorded as goodwill and is being amortized over a 25 year period.

        On May 19, 1995, HPS completed an initial public offering of 4,025,000 newly issued common shares, raising net proceeds of $50,806,000. Following HPS's initial public offering and Noel's exchange of its entire holding of HPS preferred stock and accrued dividends into common equity, Noel's common equity ownership percentage of HPS decreased from approximately 58% to approximately 42%. The offering was recorded as a subsidiary stock transaction by Noel with an increase of $14,421,000, net of taxes of $1,012,000, recorded directly to capital in excess of par value. Following Noel's exchange of its holding of HPS preferred stock, Noel's holding of HPS common stock increased to 5,595,846 shares.

        Summarized financial information for HPS is as follows (dollars in thousands):

December 31, 1995
--------------------------------------------------------------------------------
Current assets                $53,116
Noncurrent assets             $59,551
Current liabilities           $30,103
Noncurrent liabilities        $ 1,598

Year Ended
December 31, 1995
--------------------------------------------------------------------------------
Revenue from services         $98,187
Operating costs and expenses  $84,550
Net income                    $ 9,535

        HPS is a leading managed healthcare services company delivering distribution, enrollment, billing and collection, claims administration and information reports and analysis on behalf of healthcare payors and providers.

Belding Heminway Company, Inc.

        On July 21, 1993, BH Acquisition Corporation ("BH Acquisition"), a wholly-owned subsidiary of Noel, concluded a tender offer (the "Offer") for the outstanding common stock of Belding at $30.25 per share in cash. Following the Offer, on October 29, 1993, BH Acquisition owned 72.8% of the outstanding shares and was merged with and into Belding (the "Merger"). The Offer and the Merger are referred to together as the "Acquisition."

        The Acquisition was financed by a $41,500,000 equity contribution from Noel and by borrowings from a group of banks. The total purchase price including banking, advisory and other fees, and shares acquired following the Offer was approximately $64,500,000.

        The Acquisition was accounted for as a purchase. The excess of the allocated purchase price over the fair value of the net tangible assets acquired, $40,000,000, was recorded as goodwill and is being amortized over a 30-year period.

        In February 1994, Noel spun off its entire common equity interest in the recapitalized Belding to Noel stockholders at a rate of 0.175434 new Belding share for every Noel share held. Pursuant to the accounting rules for spin-offs, no gain was recognized. Because Noel no longer owned any Belding common stock and because of Noel's brief ownership period, Belding's financial statements were not consolidated with Noel's 1993 consolidated financial statements.

        In December 1994, Noel exchanged $18,813,000 of preferred stock and $3,216,000 of accrued dividends for 30% of Belding's outstanding common stock. Noel retained voting control through its remaining holding of Belding preferred stock. Because Noel had both a substantial common equity interest and voting control of Belding as of December 31, 1994, Belding was consolidated as of that date. In 1994, Noel recognized a loss of $3,912,000 on the preferred stock exchange and recorded preferred dividend income of $2,217,000 through the date of the exchange.

        During 1995, Belding's thread division's results were substantially below historical levels and the levels expected when Belding was acquired in 1993. Based on this performance and projected future levels of operations, Belding's management determined that certain assets were impaired and recorded an impairment charge of $25,000,000 in the fourth quarter of 1995. This charge represents a write-off goodwill of $17,400,000, a charge of $6,400,000 to adjust the book value of assets to their December 1995 fair value, and other related charges of $1,200,000. Fair value is based on the estimated realizable value in a sale. The amounts actually realized in the future could differ materially from the amounts assumed in determining the impairment charge. Noel also recorded a charge of $4,155,000 to write-off goodwill related to Belding's thread division.

        In December 1995, Belding announced its intention to sell its home furnishings division in order to focus on its thread and button businesses. See
Note 3.

        Belding is a manufacturer and marketer of industrial and consumer threads and a distributor of a line of home sewing and craft products, principally buttons.

Curtis Industries, Inc.

        On August 17, 1992, Noel purchased newly-issued equity securities of Curtis for $15,000,000 for approximately 65% of Curtis' total equity. The acquisition was accounted for as a purchase. The excess of the allocated purchase price over the fair value of the net tangible assets acquired, $17,592,000, was recorded as goodwill and is being amortized over a 30-year period. On November 13, 1995, Curtis sold its retail division to SDI Operating Partners, LP ("SDI"), in order to focus on its automotive and industrial division. See Note 3.

        Curtis is a national distributor of fasteners, security products, chemicals, automotive replacement parts, fittings and connectors, tools and hardware.

Lincoln Snacks Company

        On August 31, 1992, Lincoln purchased certain assets of the Lincoln Snack Consumer Company, a division of Sandoz Nutrition Corporation ("Sandoz"). The purchase price, which was paid in cash, was $13,000,000, including expenses. The acquisition was accounted for as a purchase. The excess of the allocated purchase price over the fair value of the net tangible assets acquired, $3,528,000, was recorded as goodwill and is being amortized over a 30 year period.

        On January 14, 1994, Lincoln completed an initial public offering of 2,472,500 shares of newly issued common stock which raised $9,593,000 for Lincoln, net of expenses. At the time of the offering, Noel converted its entire holding of shares of Lincoln preferred stock and accrued dividends for 1,728,755 shares of Lincoln common stock. Noel's interest in Lincoln's common equity was approximately 58% following the offering. The offering was recorded as a subsidiary stock transaction by Noel, with an increase of $2,438,000 recorded directly to capital in excess of par value.

        Lincoln is one of the leading manufacturers and marketers of caramelized pre-popped popcorn in the United States and Canada with a product line that includes Poppycock'r', Fiddle Faddle'r', and Screaming Yellow Zonkers'r'. On July 17, 1995, an exclusive distribution agreement with the Planters Company, an operating unit of Nabisco, Inc., commenced for the sale and distribution of Fiddle Faddle and Screaming Yellow Zonkers in the United States for an initial term of two years.

3. DISCONTINUED OPERATIONS

        The historical financial statements have been restated to reflect Simmons, Belding's home furnishings division, Curtis' retail division and TDX as discontinued operations. Discontinued operations for Belding's home furnishings division and TDX include estimates of the amounts expected to be realized on their sales. The amounts ultimately realized could differ materially from the amounts assumed in arriving at the loss on disposal of these discontinued operations.

        On December 19, 1995, S.O.C. Corporation, a wholly-owned subsidiary of Blount Inc., completed a $10.40 per share cash tender offer for the outstanding shares of common stock of Simmons. Pursuant to the tender offer, Noel sold 1,666,163 shares for $17,328,000. Simmons had revenue of $40,857,000 through December 19, 1995, and revenue of $51,977,000 and $35,903,000 for the years ended December 31, 1994 and 1993, respectively. Simmons imports, distributes and markets optical products for the sporting goods industry in the United States and Canada, including riflescopes, binoculars and telescopes.

        On December 15, 1995, Belding announced its decision to divest its home furnishings operations and recorded an estimated loss on disposal of $18,000,000, net of income tax benefit, including $7,599,000 of goodwill write-off. Noel recorded a charge of $1,813,000 to write-off its goodwill related to Belding's home furnishings division. These charges, the related minority interest benefit of $8,584,000 and Belding's best estimate of the amounts to be realized on the sale of its home furnishings division are included in loss from discontinued operations in the 1995 statement of operations. This division had revenue of $30,084,000 for 1995.

        On November 13, 1995, Curtis sold its retail division to SDI for approximately $7,500,000 and no gain or loss was realized on this sale. Retail division sales for the period ended November 13, 1995, were $13,937,000 and were $19,412,000 and $20,017,000 for the years ended December 31, 1994 and 1993, respectively.

        In December 1995, Noel's Board of Directors authorized the sale of Noel's holding of TDX common stock during 1996. TDX had revenue of approximately $6,700,000 and $3,143,000 during 1995 and 1994, respectively, and management estimates that TDX will have a net loss of $370,000 during 1996. TDX operates two separate businesses: providers of weight control services and products and a distributor of consumer health information programs.

         The net liabilities of Belding's home furnishings division totaling $793,000 are included in other current liabilities at December 31, 1995. The net assets of Curtis' retail division and TDX for 1995 and 1994 and the net assets of Simmons and Belding's home furnishings division in 1994 have been segregated in the consolidated balance sheets and consist of the following (dollars in thousands):

December 31,                                   1995             1994
--------------------------------------------------------------------------------
Assets:
        Cash and cash equivalents            $   383         $ 1,161
        Accounts receivable, net                  55          22,280
        Inventories                              886          31,174
        Other current assets                      84           1,593
        Property, plant and equipment, net       357           6,396
        Intangibles assets, net                   --          11,543
        Other assets                           1,218           1,479
--------------------------------------------------------------------------------
Total assets                                   2,983          75,626
--------------------------------------------------------------------------------
Liabilities:
        Trade accounts payable                 1,095           5,528
        Other current liabilities                839           5,499
        Long-term debt                            --           4,863
        Other long-term liabilities               33              70
        Minority interest                        237           9,875
--------------------------------------------------------------------------------
Total liabilities                              2,204          25,835
--------------------------------------------------------------------------------
Net assets                                   $   779         $49,791
================================================================================

        The components of loss from discontinued operations are as follows (dollars in thousands):




Years Ended December 31,          1995     1994    1993
--------------------------------------------------------------------------------
Income (Loss) from operations:
        Simmons                $   832  $ 4,935  $ 1,275
        Belding                     46       --       --
        Curtis                  (1,489)  (1,095)    (794)
        TDX                       (306)  (3,882)  (1,731)
--------------------------------------------------------------------------------
                                  (917)     (42)  (1,250)

Less:  Income tax provision       (393)  (1,657) $  (679)
--------------------------------------------------------------------------------
                              $ (1,310) $(1,699) $(1,929)
================================================================================
Income (Loss) on disposal:
        Simmons               $  7,026  $    --  $     --
        Belding                (14,819)      --        --
        TDX                       (379)  (5,915)       --
--------------------------------------------------------------------------------
                                (8,172)  (5,915)       --

Add:  Income tax benefit         2,938       --        --
--------------------------------------------------------------------------------
                              $ (5,234) $(5,915) $     --
================================================================================

       The 1994 loss on disposal relates to TDX's 1994 decision to dispose of two of its subsidiaries. In September 1994, substantially all of the operations of TDX's subsidiary Safe Way Disposal Systems, Inc. ("Safe Way"), a regional medical waste disposal company, were sold to a third party. Noel's portion of the estimated losses of Safe Way was $2,230,000. The operations of another TDX subsidiary, Transactional Media, Inc. ("TMI"), an infomercial company, were also discontinued during 1994. In connection with this discontinuance, Noel recorded a charge of $3,685,000 to adjust the carrying value of its investment to estimated realizable value.

4. OTHER INVESTMENTS

        On July 31, 1995, Noel received 1,026,104 common shares of StaffingResources, Inc. ("Staffing") as payment for its $8,190,000 face value subordinated note from Brae Group, Inc. ("Brae Note"), plus accrued interest of $3,097,000. At December 31, 1994, the Brae Note was included in other assets at $1,759,000, an amount which was based on the carryover basis of the investments which Noel had sold in exchange for the Brae Note in 1991. Noel recognized a gain of $6,598,000 on the payment of the Brae Note.

        On November 15, 1995, Noel bought an additional 1,000,000 shares of Staffing for $11,000,000 in a private placement offering, bringing Noel's ownership of Staffing to approximately 19%.

        Staffing is a provider of staffing services to businesses in the Southwest, Rocky Mountain and Southeast regions of the United States.

5. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consists of the following (dollars in thousands):

December 31,                      1995         1994
--------------------------------------------------------------------------------
Land                           $ 3,536      $ 3,239
Buildings and leasehold

        improvements            20,015       24,047
Machinery and equipment         27,469       28,847
Furniture and fixtures             446        2,796
--------------------------------------------------------------------------------
                                51,466       58,929
Less: Accumulated depreciation  10,903        6,671
--------------------------------------------------------------------------------
                               $40,563      $52,258
================================================================================

6. SHORT-TERM DEBT

        Short-term debt at December 31, 1994, consists of Lincoln's revolving credit facility, which had a weighted average interest rate of 9.4%. Lincoln's revolving credit facility provides for $5,925,000 in borrowings. This facility is collateralized by substantially all of Lincoln's assets. Borrowings under the facility are based on receivables and inventory, and interest is calculated, at Lincoln's option, at prime plus 1 1/2% or at a Eurodollar rate plus 3.0%. The facility requires an annual monitoring fee of $12,000, an unused facility fee of 1/2% and requires the maintenance of various financial and other covenants.

7. LONG-TERM DEBT

        Long-term debt consists of the following (dollars in thousands):

December 31,                                    1995           1994
--------------------------------------------------------------------------------
Belding senior bank facilities,
        prime plus 1 3/4%, due 1997           $46,100        $44,339
Belding Connecticut Development
        Authority note payable,
        5%, due 1999                               87             --
Curtis revolving line of credit,
        LIBOR plus 3 1/4% or prime
        plus 1 1/4%, due 1997                   3,602         12,223
Curtis subordinated notes                          --            185
Curtis senior secured subordinated
        notes, 12%, due 1999                   12,000         12,000
Curtis subordinated debentures,
        13 1/8%, due 2002                       9,189          9,189
Curtis Industrial Revenue Bond,
        variable rate, due 2003                 1,000          1,000
HPS note payable, 5%, due 2008                    n/a          1,300
Lincoln term loan, prime plus 1 3/4%
        or a Eurodollar rate plus 3 1/4%,
        due 1997                                1,509          2,309
Capital lease obligations                       2,968          1,193
--------------------------------------------------------------------------------
                                               76,455         83,738
Less:
Current portion                                (5,233)        (5,634)
Unamortized discount                           (2,025)        (2,370)
--------------------------------------------------------------------------------
                                              $69,197        $75,734
================================================================================

        The Belding senior bank facilities consist of (i) a $25,000,000 amortizing senior term loan facility (the "Term Facility") and (ii) a $29,000,000 senior revolving credit facility (the "Revolving Facility"), up to $2,500,000 of which is available as standby and trade letters of credit. On December 31, 1995, Belding was in default on certain of its loan covenants specified in its credit agreement. As a result, the credit agreement was amended in March 1996 to waive the defaults as of December 31, 1995, to institute certain fees based upon amounts outstanding in 1996 and to revise financial covenants, among other changes.

        The senior bank facilities mature on July 1, 1997. Loans outstanding as of December 31, 1995, under the Term Facility total $20,650,000 and are repayable in consecutive quarterly installments: one installment of $804,000, three installments of $902,000 each, two installments of $1,263,000 each, and one installment of $14,614,000. Loans outstanding under the Revolving Facility are $25,450,000 at December 31, 1995. Each bank is entitled to a commitment fee of 1/2% per annum on the unused portion of its commitment under the senior bank facilities. In addition, the bank is entitled to an administrative agency fee payable for the life of the facilities. The senior bank facilities are secured by a first priority lien or security interest in substantially all the assets of Belding.

        The Curtis credit agreement provides for a $17,500,000 revolving line of credit. At December 31, 1995, based on available collateral, $5,897,000 was available under the line of credit. A fee of 3/8% per annum is required on the unused portion of the revolving credit commitment. The credit agreement is secured by substantially all of the assets of Curtis and contains financial and other covenants. Included in the agreement is a provision for the issuance of letters of credit up to a maximum of $2,000,000. Letters of credit totaling $1,100,000 were outstanding at December 31, 1995.

        Curtis' subordinated debentures are redeemable at the option of Curtis. The Industrial Revenue Bond bears interest at a variable rate which was 3 1/2% at December 31, 1995 and is secured by an outstanding letter of credit.

        The Lincoln term loan bears interest at a variable rate which was 9.1% at December 31, 1995. The term loan is payable in 22 monthly installments of $66,667, with the balance due in November 1997.

        The carrying amount of long-term debt, for which it was practicable to determine fair value, approximates fair value at December 31, 1995. At December 31, 1995, long-term debt, including capital leases, matures as follows (dollars in thousands):

1996                                                                     $ 5,233
1997                                                                      48,855
1998                                                                          72
1999                                                                      12,078
2000                                                                          28
Thereafter                                                                10,189
--------------------------------------------------------------------------------
                                                                         $76,455
================================================================================

8. LEASES

        At December 31, 1995, the Company's minimum future rental payments under noncancelable operating leases are as follows (dollars in thousands):

1996                                                                      $2,290
1997                                                                       1,939
1998                                                                       1,653
1999                                                                         865
2000                                                                         369
Thereafter                                                                   786
--------------------------------------------------------------------------------
                                                                          $7,902
================================================================================

        The Company's rent expense for the years ended December 31, 1995, 1994 and 1993 was $2,789,000, $2,468,000, and $1,490,000, respectively. Noel has a sublease with a company whose executive officers are also executive officers of Noel for certain office space currently used by Noel.

9. STOCKHOLDERS' EQUITY

Preferred Stock:

        Noel is authorized to issue 2,000,000 shares of Preferred Stock. Noel's Certificate of Incorporation provides that the Board of Directors of Noel, without stockholder approval, has the authority to issue Preferred Stock from time to time in series and to fix the designation, powers (including voting powers, if any), preferences and relative, participating, conversion, optional, and other special rights, and the qualifications, limitations and restrictions of each series.

Warrants:

        In the first quarter of 1995, Noel issued a total of 1,120,000 warrants to certain Noel officers. Each warrant represents the right to purchase one share of Noel Common Stock. Warrants were issued to purchase 800,000 and 320,000 shares at $5.00 and $5.625 per share, respectively, the trading price of Noel Common Stock on the date that the warrants were granted. The warrants vest 50% at issuance, 75% after one year and 100% after two years. The warrants expire ten years after the date of grant.
                                       F-18

Distributions:

        In 1994, 1993 and 1992, Noel made distributions of certain common equity holdings to its stockholders (the "Distributions"). On February 28, 1994, Noel distributed to Noel stockholders substantially all of Noel's holdings in Belding common stock. On December 6, 1993, Noel distributed to Noel stockholders substantially all of Noel's holdings in Sylvan. On September 21, 1992, Noel distributed to Noel stockholders substantially all of Noel's holdings in Global Natural Resources Inc. ("Global"), Garnet Resources Corporation ("Garnet") and VISX, Incorporated ("VISX").

        For financial accounting purposes, the Distributions have been treated as common stock dividends recorded at the book values of the shares distributed, which were $708,000, $9,124,000 and $22,329,000 in 1994, 1993 and 1992,
respectively, and deducted from capital in excess of par value. The excesses of the fair values of the shares distributed over their book values on the date of distribution, $2,620,000 and $30,760,000, in 1993 and 1992, respectively, were not reflected as income in the Company's financial statements in accordance with the financial accounting requirements for the spin-off of equity basis affiliates. The fair value of the Belding shares distributed approximated their book value on the date of their distribution in 1994.

        The fair market value on the date of distribution of one share of common stock of Belding, Sylvan, Global, Garnet and VISX was $.20, $8.375, $6.56, $4.92 and $9.57, respectively. The value of the Distributions per Noel share was $.035, $.58 and $2.63, in 1994, 1993 and 1992, respectively. The Distributions were classified for tax purposes as a dividend in 1994 and as returns of capital to Noel stockholders in 1993 and 1992.

10. STOCK OPTION PLANS

        Noel adopted a stock option plan in 1988 (as amended, the "1988 Plan") and in 1995 (the "1995 Plan"; and together with the 1988 Plan, the "Employee Plans," each being an "Employee Plan"), providing for the grant of options to purchase up to an aggregate of 2,000,000 shares and 1,000,000 shares, respectively, of Noel's Common Stock. Options under the Employee Plans may be granted to employees of Noel and its subsidiaries, including officers who are directors, and any other persons who perform substantial services for or on behalf of Noel, or any of its subsidiaries, affiliates or any entity in which Noel has an interest. Each option granted under either Employee Plan terminates no later than ten years from the date of grant. Options issued under either Employee Plan may be either incentive options or non-incentive options.

        To date, non-incentive options have been granted under the 1988 Plan at the fair market value on the date of grant. No options have been granted under the 1995 Plan, however, Noel anticipates that options granted under the 1995 Plan will generally be non-incentive options. Non-incentive options previously granted to employees under the 1988 Plan generally vest over a four-year period, so that 20% of the option is exercisable immediately and an additional 20% of the option becomes exercisable on each of the first four anniversaries of the date of grant. It is anticipated that options granted under the Employee Plans to employees in the future will be subject to similar vesting provisions. Non-incentive options previously granted to non-employees under the 1988 Plan generally vest immediately. Non-incentive options previously granted under the 1988 Plan generally terminate ten years after the date of grant or, in the case of employees, one year after the termination of the status with Noel which qualified the option holder to receive such option, if earlier.

        Incentive options granted under either Employee Plan may only be exercised while an option holder is employed by Noel or one of its subsidiaries or within three months after the termination of employment, to the extent that the right to exercise such incentive option had accrued at the time of termination. The terms of incentive options, none of which have been granted under either Employee Plan, are subject to additional restrictions.

        In 1995, Noel adopted a non-employee directors' stock option plan (the "Directors' Plan"), providing for the grant of non-incentive options to purchase an aggregate of 50,000 shares of Noel Common Stock to directors who are not employees of Noel. Under the Directors' Plan, each non-employee director serving as a director immediately following the 1995 Annual Meeting of Shareholders, who had not previously been granted an option to purchase Noel Common Stock under any of Noel's stock option plans, was granted a fully vested option to purchase 8,334 shares of Common Stock at an exercise price per share equal to the fair market value on the date of shareholder approval of the plan (the "Plan Approval Date"). Every individual who becomes a director after the Plan Approval Date, who has not previously been granted options to purchase shares of Common Stock under any of Noel's stock option plans and who is not an employee of Noel, shall be granted a vested option to purchase 8,334 shares of Noel Common Stock, to have an exercise price equal to the fair market value on the date of grant. Each option granted under the Directors' Plan terminates no later than 10 years from the date of grant.

        The outstanding options expire from 1999 through 2005. Share and price information for the 1988 Plan, the 1995 Plan and the Directors' Plan are as follows:

                              Number of         Option Price
                                 Shares            per Share
--------------------------------------------------------------------------------
Outstanding,
        January 1, 1994       1,869,459      $5.50 -  $45.00
        Redeemed                  8,334                 8.36
Outstanding,
        December 31, 1994     1,861,125       5.50 -   45.00
        Granted                 116,668       5.25 -    6.88
Outstanding,
        December 31, 1995     1,977,793       5.25 -   45.00
Exercisable,
        December 31, 1995     1,897,793       5.25 -   45.00

Available for grant,
        December 31, 1995     1,072,207

        In connection with the 1993 and 1992 Distributions, Noel retained shares of the distributees to give to the 1988 Plan option holders upon the exercise of options granted prior to the Distributions. Accordingly, the option exercise prices were not adjusted for the Distributions. In February 1994, the retained shares of common stock were unstapled from the options and sold, recognizing a $8,476,000 capital gain. Noel recorded both a long-term liability and an expense in the amount of $4,853,000 representing the value of the outstanding options on the new measurement date.

11. OTHER INCOME (EXPENSE)

        Other income consists of the following (dollars in thousands):

Years Ended December 31,              1995            1994          1993
--------------------------------------------------------------------------------
Interest income                    $ 1,148         $ 1,621        $1,757
Gain (Loss) on sale of
        marketable securities       (1,052)          9,017           417
Gain (Loss) on sale of
        non-marketable securities    6,657          (3,813)           73
Dividend income                         10           2,217         1,085
Other                                  (60)           (714)        1,125
--------------------------------------------------------------------------------
                                   $ 6,703         $ 8,328        $4,457
================================================================================

        Income from equity investments in 1995 includes income of $3,371,000 related to Noel's investment in HPS.

12. INCOME TAXES

        The components of the benefit (provision) for income taxes are as follows (dollars in thousands):

Years Ended December 31,              1995            1994          1993
--------------------------------------------------------------------------------
Current tax benefit (provision):
        Federal                     $   --          $(1,105)       $307
        State                         (375)            (223)        (16)
        Foreign                        (15)            (123)        (65)
--------------------------------------------------------------------------------
                                     $(390)         $(1,451)       $226
================================================================================
Deferred tax benefit (provision):
        Federal                      $ 681          $  (216)       $ --
        State                           (7)             (28)         --
--------------------------------------------------------------------------------
                                     $ 674          $  (244)       $ --
================================================================================

        A reconciliation of the Company's income tax benefit (provision) and the amount computed by applying the statutory tax rate of 34% to loss before income taxes is as follows (dollars in thousands):

Years Ended December 31,              1995            1994          1993
--------------------------------------------------------------------------------
Tax benefit at statutory rates     $ 5,394         $ 2,638        $1,894
State and local, net of
        Federal benefit               (257)           (245)          (16)
Minority interest                    3,714             195          (203)
Reversal of prior
        valuation allowances           904              --            --
Losses generating no
        current benefit               (820)         (3,806)       (1,291)
Amortization and
        write-off of excess
        purchase costs              (8,703)           (237)         (182)
Other                                   52            (240)           24
--------------------------------------------------------------------------------
Benefit (Provision) for
        income taxes               $   284        $ (1,695)       $  226
================================================================================

        Significant components of the Company's net deferred income tax assets and liabilities are as follows (dollars in thousands):

December 31,                                          1995          1994
--------------------------------------------------------------------------------
Accounts receivable allowances                      $  959       $ 1,195
Inventories valuation differences                      420          (332)
Accruals                                             3,788         7,380
Depreciation and amortization                       (6,068)       (8,179)
Equity investments                                  (1,201)          339
Brae note                                               --         3,070
Deferred compensation and benefits                   7,428         7,894
Loss from discontinued operations                    6,658            --
Tax net operating loss carryforwards                17,320        16,755
Other                                                1,931         2,648
--------------------------------------------------------------------------------
Subtotal                                            31,235        30,770
Valuation allowance                                (22,419)      (25,315)
--------------------------------------------------------------------------------
                                                   $ 8,816       $ 5,455
================================================================================

       The deferred tax assets and liability include the following (dollars in thousands):


December 31,                         1995             1994
--------------------------------------------------------------------------------

Current deferred tax asset       $  2,906         $  7,422
Valuation allowance                (2,593)          (2,761)
--------------------------------------------------------------------------------
Current deferred tax asset       $    313         $  4,661
--------------------------------------------------------------------------------
Long-term deferred tax asset     $ 29,341         $ 23,348
Valuation allowance               (19,826)         (22,554)
--------------------------------------------------------------------------------
Long-term deferred tax asset     $  9,515         $    794
--------------------------------------------------------------------------------
Long-term deferred tax liability $ (1,012)        $     --
Valuation allowance                    --               --
--------------------------------------------------------------------------------
Long-term deferred tax liability $ (1,012)        $     --
================================================================================

        Lincoln and Curtis recorded a valuation allowance equal to 100% of their net deferred tax assets based upon their historical losses and significant net operating loss carryforwards. Noel recorded a valuation allowance on its net deferred tax assets because of its historical losses. The valuation allowance at December 31, 1995, includes $10,365,000 related to temporary differences which existed on the dates of acquisitions of certain of Noel's subsidiaries. Any future recognition of the tax benefits related to this portion of the valuation allowance would be recorded as a reduction to the goodwill associated with the acquisitions.

        Noel had Federal net operating loss carryforwards of $10,441,000 at December 31, 1995, which expire from 2003 through 2008. Noel has undergone "ownership changes" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. Consequently, future utilization of Noel's tax loss carryforwards is limited.

13. RETIREMENT PLANS

        The Company sponsors a number of defined contribution retirement plans. Participation in these plans is available to substantially all employees. The Company's contributions to these plans are based on a percentage of salaries or employee contributions. The expense of these plans for the years ended December 31, 1995, 1994, and 1993 totaled $898,000, $516,000 and $554,000, respectively.

        Belding and Curtis sponsor defined benefit pension plans. Belding's plan covers substantially all of its employees and requires no contributions from employees. Benefits are based on years of service and compensation levels within these years. Belding's plan was frozen as of December 31, 1994, after which no new employees are eligible to join the plan. Additionally, employees covered under Belding's plan will not receive any additional accruals for service rendered after December 31, 1994. Curtis' plan covers former manufacturing employees who were members of UAW Local 70, based on years of service. In 1995, Curtis recorded a $480,000 curtailment loss as a result of shutting down its manufacturing operations. Both plans fund pension costs as required by ERISA. The projected unit cost method is used to determine both pension costs and funding requirements for the plans. The net periodic pension costs included in the statement of operations for the year ended December 31, 1995, was $634,000 and the 1994 and 1993 amounts are not material.

        As of December 31, 1994, as required by the purchase method of accounting, a liability was recorded by Belding reflecting the excess of Belding's projected benefit obligation measured at an 8.5% discount rate over the fair value of plan assets.

        The actuarial present value of accumulated benefit obligations ("ABO") is as follows (dollars in thousands):


--------------------------------------------------------------------------------
December 31,                       1995            1995        1994         1994
                                Pension         Pension     Pension      Pension
                                    ABO          Assets         ABO       Assets
                                Exceeds          Exceed     Exceeds       Exceed
                                 Assets             ABO      Assets          ABO
--------------------------------------------------------------------------------
Vested benefit obligation       $19,352         $1,877    $  15,644       $2,481
================================================================================
Accumulated benefit obligation  $19,407         $1,905    $  16,370       $2,524
================================================================================

Projected benefit obligation    $19,407         $1,905    $  16,370       $2,524
Plan assets at fair value        17,202          2,284       11,713        3,576
--------------------------------------------------------------------------------
Plan assets less projected
        benefit obligation       (2,205)           379       (4,657)       1,052
Unrecognized net (gain) loss       (583)            --           --          282
Unrecognized prior service cost      --             --           --          121
--------------------------------------------------------------------------------
Net pension asset (liability)   $(2,788)         $ 379      $(4,657)      $1,455
================================================================================

Major assumptions at year end:                                1995          1994
--------------------------------------------------------------------------------
Discount rate                                                   7.5%         8.4%
Rate of increase of compensation levels                         n/a          5.0%
Expected long-term rate
        of return on assets                                     9.4%         9.4%

        At December 31, 1995, Curtis' plan assets were invested in a bank fixed income fund, and Belding's plan assets consisted principally of common stock, United States government and corporate obligations.

                                       F-21








14. POSTRETIREMENT BENEFITS

        Belding provides certain health and life insurance benefits for eligible retirees and their dependents. Curtis provides healthcare and life insurance benefits for certain retired members of UAW Local 70. In 1995, Curtis recorded a curtailment gain of $468,000 as a result of shutting down its manufacturing operations. Both plans are not funded and pay the costs of benefits as incurred.
The net periodic postretirement benefit costs included in the statements of operations for the years ended December 31, 1995 and 1993 are not material. The net periodic postretirement benefit costs included in the 1994 statement of operations is $1,356,000 and principally relates to a settlement of a strike at Curtis.

        Belding's predecessor adopted, effective January 1, 1993, Statement of
Financial Accounting Standards No. 106 and elected to amortize the accrual for postretirement benefits over a 20-year period. As required by the purchase method of accounting, a similar accrual was recorded when Belding was acquired by Noel.

        The estimated accumulated postretirement benefit obligation at December
31, 1995 and 1994, at a weighted average discount rate of 7.5% and 8.1%, respectively, is as follows (dollars in thousands):

December 31,                                         1995         1994
--------------------------------------------------------------------------------
Retirees                                           $5,722       $5,838
Fully eligible active plan participants               647          655
Other active participants                             769          824
--------------------------------------------------------------------------------
                                                    7,138        7,317
Unrecognized net loss                                (555)          --
--------------------------------------------------------------------------------
                                                   $6,583       $7,317
================================================================================

        The assumed healthcare cost trend rate used by Belding in measuring the accumulated postretirement benefit obligation at December 31, 1995, was 11% for 1995, gradually declining to 5.5% in 2005. For Curtis' measurement purposes, an 8.25% annual rate of increase in the per capita cost of covered healthcare claims was assumed for 1996 and the rate was assumed to decrease gradually to 5.5% by the year 2000 and remain at that level thereafter. A one percentage point increase in the assumed healthcare cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $235,000 and the sum of service costs and interest costs on an annual basis by $32,000.

15. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings generally incidental to its businesses. While the result of any litigation contains an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding or claim, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position. Lincoln has outstanding purchase order commitments as of December 31, 1995, of $557,000.

        Following a field examination, the Internal Revenue Service ("IRS") ruled that as a result of certain tax law changes enacted in 1989 and 1991, Curtis' expense reimbursement policy for its field sales force does not meet the definition of an accountable plan, and has reclassed all reimbursed expenses for 1994 and 1993 as taxable wages. Consequently in January 1996, Curtis received an assessment from the IRS for unpaid Federal payroll taxes totaling approximately $2,000,000. Curtis believes it has meritorious legal defenses to the IRS position, and that the ultimate liability of Curtis, if any, arising from the foregoing will not have a material adverse impact on the financial condition or results of operations of Curtis.

16. SUPPLEMENTAL CASH FLOWS INFORMATION

        Non-cash investing and financing activities are as follows (dollars in thousands):

Years ended December 31,                   1995            1994            1993
--------------------------------------------------------------------------------
Gain on payment of Brae
        Note with Staffing
        common stock                    $ 6,598        $     --        $     --
================================================================================
Increase in investment in
        HPS related to HPS'
        initial public offering         $15,433        $     --        $     --
================================================================================
Conversion of TDX debt
        into TDX equity                 $   --         $  8,780        $     --
================================================================================
Loss on exchange of
        Belding preferred stock
        for Belding common stock        $   --         $ (3,912)       $     --
================================================================================
Acquisitions:
        Fair value of assets acquired   $   --         $ 50,982        $   2,450
        Less: Cash paid                     --           18,406            1,832
--------------------------------------------------------------------------------
Liabilities assumed                     $   --         $ 32,576        $     618
================================================================================
Distributions to stockholders           $   --         $    708        $   9,124
================================================================================
Fixed assets acquired
        under capital leases            $   --         $    --         $     834
================================================================================

        During the years ended December 31, 1995, 1994 and 1993, the Company paid interest of $8,184,000, $4,433,000 and $2,840,000, respectively. For the years ended December 31, 1995 and 1994, the Company paid income taxes of $1,473,000 and $813,000, respectively. Taxes paid in 1993 were not material.

                                       F-22







17. INDUSTRY SEGMENT INFORMATION

        The Company is currently classified into three business segments.
Summarized financial information by business segment for the periods of Noel's consolidated control is as follows (dollars in thousands):


                                          Operating                Depreciation
                                             income  Identifiable           and           Capital
1995                               Sales     (loss)        assets  amortization      expenditures
-------------------------------------------------------------------------------------------------
Fasteners & Security Products
     Distribution              $  68,842   $  2,067     $  43,680        $3,046            $  743
Snack Foods                       24,213     (1,118)       14,335           944               214
Industrial Threads & Buttons      88,654    (22,715)       98,066         3,646             3,820
Noel-- Investments                    --       --          34,520           --                --
Noel-- Corporate                      --     (7,685)       49,156            81                80
-------------------------------------------------------------------------------------------------
                               $ 181,709   $(29,451)     $239,757        $7,717(1)         $4,857
=================================================================================================
                               Sales and  Operating                Depreciation
                                 revenue     income   Identifiable          and           Capital
1994                       from services     (loss)         assets amortization      expenditures
-------------------------------------------------------------------------------------------------
Fasteners & Security Products
     Distribution              $  66,614   $    858     $  49,244        $3,115            $  698
Snack Foods                       27,274     (4,477)       18,049         1,069               870
Healthcare Administration         25,233      3,934        57,135           948               182
Industrial Threads & Buttons         n/a        n/a       107,939           n/a               n/a
Noel -- Investments                   --         --         3,041            --                --
Noel -- Corporate                     --    (13,046)       78,572            64                54
--------------------------------------------------------------------------------------------------
                               $ 119,121  $ (12,731)    $ 313,980        $5,196(1)         $1,804
==================================================================================================
                                          Operating                Depreciation
                                             income  Identifiable           and           Capital
1993                               Sales     (loss)        assets  amortization      expenditures
--------------------------------------------------------------------------------------------------
Fasteners & Security Products
     Distribution              $  65,594  $     975      $ 50,889         $3,441           $1,255
Snack Foods                       28,368       (678)       19,967            974              917
Noel -- Investments                   --         --        43,270             --               --
Noel -- Corporate                     --     (7,232)       72,719             60               27
-------------------------------------------------------------------------------------------------
                               $  93,962  $  (6,935)     $186,845         $4,475(1)        $2,199
=================================================================================================

(1)       Amounts include $2,829,000, $1,449,000 and $1,303,000 which are included in cost of sales for the years ended December 31, 1995, 1994 and 1993, respectively, and $948,000 included in HealthPlan Services costs of services for the year ended December 31, 1994.

        The snack foods segment had one customer that accounted for approximately 19% of sales in 1995. The healthcare administration segment had three customers that accounted for approximately 29%, 25% and 11%, respectively, of its total revenue in 1994. The Company's revenue and assets attributable to operations outside of the United States are not significant.

18. QUARTERLY FINANCIAL DATA (unaudited)
(Dollars in thousands, except per share amounts)

Quarters Ended            March 31,       June 30,      Sept. 30,    Dec. 31,
--------------------------------------------------------------------------------
1995
Revenue                    $45,079        $44,286        $44,694     $47,650
Operating income (loss)       (278)          (481)         1,377     (30,069)(1)
Income (Loss) from
     continuing operations  (2,137)        (2,557)         6,926     (17,813)(1)
Loss from discontinued
     operations               (452)          (341)          (517)     (5,234)
Net income (loss)           (2,589)        (2,898)         6,409     (23,047)
Income (Loss) per common
     and common equivalent
     share from continuing
     operations              (0.11)        $(0.12)        $ 0.33      $(0.88)
Discontinued operations      (0.02)         (0.02)         (0.02)      (0.26)
--------------------------------------------------------------------------------
Net income (loss) per
     common and common
     equivalent share       $(0.13)        $(0.14)       $  0.31      $(1.14)
================================================================================
--------------------------------------------------------------------------------
1994
Revenue                    $20,686        $22,041        $24,381     $52,013(2)
Operating income (loss)    (10,835)        (2,867)        (1,457)      2,428
Income (Loss) from
     continuing
     operations             (5,284)         1,611           (972)     (4,808)
Income (Loss) from
     discontinued
     operations               (775)        (3,588)         1,658      (4,909)
Net income (loss)           (6,059)        (1,977)           686      (9,717)
Income (Loss) per common
     and common equivalent
     share from continuing
     operations             $(0.26)         $0.08         $(0.05)     $(0.24)
Discontinued operations      (0.04)         (0.18)          0.08       (0.24)
--------------------------------------------------------------------------------
Net income (loss) per
     common and common
     equivalent share       $(0.30)        $(0.10)        $ 0.03      $(0.48)
================================================================================

The amounts previously reported have been restated for discontinued operations.

(1) Amounts include an impairment charge of $29,155,000 related to Belding's thread division. See Note 2.
(2) Amount includes $25,233,000 in revenue from services from HPS, which was acquired on September 30, 1994. See Note 2.

19. SUBSEQUENT EVENT

        On March 5, 1996, a consortium led by Noel purchased by auction the Brazilian federal railroad's western network for $63.6 million. The purchase of the network consisted of a 30-year concession and a lease of the federal railway's equipment. Noel's total investment is expected to be $8 million for a noncontrolling interest in the acquisition company.

Report of Independent Public Accountants
To the Stockholders and
Board of Directors of Noel Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Noel
Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of HealthPlan Services Corporation ('HPS'), the investment in which is reflected in the accompanying financial statement using the equity method of accounting in 1995. The investment in HPS represents 14% of consolidated total assets as of December 31, 1995 and the equity in its net income is $3.4 million for 1995. In 1994, when HPS was a consolidated subsidiary of Noel Group, Inc. (see Note 2), the financial statements of HPS reflect total assets and total revenues of 18% and 21%, respectively, of the consolidated totals. The statements of HPS were audited by another auditor whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for HPS in 1995 and 1994, is based solely on the report of the other auditor.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditor, the financial statements referred to above present fairly, in all material respects, the financial position of Noel Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
New York, New York
March 15, 1996

HealthPlan Services Corporation
Consolidated Balance Sheet
December 31, 1995 and 1994 (Amounts in 000s)

                                                                                      1995       1994
-----------------------------------------------------------------------------------------------------

Assets
Current assets:
        Cash and cash equivalents                                                 $  4,738   $  4,303
        Restricted cash                                                              1,005      2,812
        Short-term investments                                                      36,723       --
        Accounts receivable                                                          6,411      3,849
        Refundable income taxes                                                      1,041       --
        Prepaid commissions                                                            748        947
        Prepaid expenses and other current assets                                    1,485      1,190
        Deferred taxes                                                                 965      2,481
-----------------------------------------------------------------------------------------------------
                        Total current assets                                        53,116     15,582
Property and equipment, net                                                          9,241      6,217
Deferred taxes                                                                          --        325
Other assets, net                                                                    1,463        642
Goodwill, net                                                                       48,847     30,423
-----------------------------------------------------------------------------------------------------
                        Total assets                                              $112,667   $ 53,189
=====================================================================================================
Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                                                          $  3,407   $  1,903
        Premiums payable to carriers                                                17,209     18,471
        Commissions payable                                                          2,897      2,909
        Deferred revenue                                                               947      1,038
        Accrued liabilities                                                          5,093      4,026
        Accrued contract commitments                                                   482      3,115
        Income taxes payable                                                          --          135
        Current portion of note payable                                                 68         35
-----------------------------------------------------------------------------------------------------
                        Total current liabilities                                   30,103     31,632
Note payable                                                                         1,214      1,265
Deferred taxes                                                                         354       --
Other long-term liabilities                                                             30       --
-----------------------------------------------------------------------------------------------------
                        Total liabilities                                           31,701     32,897
-----------------------------------------------------------------------------------------------------
Redeemable Preferred Stock, 20,000 shares authorized:
        Series  A, $0.01 par value, 6% dividend rate per annum, cumulative, 100 shares, issued and outstanding in 1994 and held by a related party, redeemable at $1 per share plus accrued and unpaid
                dividends                                                               --        101

        Series  B, $0.01 par value, 6% dividend rate per annum, cumulative,
                18,900 shares, issued and outstanding in 1994, redeemable at $1
                per share plus accrued and unpaid dividends                             --     19,184
-----------------------------------------------------------------------------------------------------
                        Total redeemable preferred stock                                --     19,285
-----------------------------------------------------------------------------------------------------
Common stockholders' equity:
        Common stock non-voting, $0.01 par value, 25,000
                shares authorized, 7,961 issued and outstanding in 1994                 --         80
        Common stock voting, $0.01 par value, 25,000 shares
                authorized, 13,395 issued and outstanding in 1995                      134         --
        Additional paid-in capital                                                  71,636        981
        Retained earnings                                                            9,196        (54)
-----------------------------------------------------------------------------------------------------
                        Total stockholders' equity                                  80,966      1,007
-----------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 4 and 11)
-----------------------------------------------------------------------------------------------------
                        Total liabilities and stockholders' equity                $112,667    $53,189
=====================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

HealthPlan Services Corporation
Consolidated Statement of Income
(Amounts in 000s except per share amounts)

                                                                                            For the Period
                                                                                             from Inception
                                                                                For the         (October 1,
                                                                             year ended       1994) through
                                                                            December 31,       December 31,
                                                                                   1995                1994
-----------------------------------------------------------------------------------------------------------
Operating revenues                                                             $ 98,187            $ 25,132
Interest income                                                                   2,063                 101
-----------------------------------------------------------------------------------------------------------
        Total revenues                                                          100,250              25,233
-----------------------------------------------------------------------------------------------------------
Expenses:
        Agents commissions                                                       36,100              10,047
        Personnel expenses                                                       25,433               5,972
        General and administrative                                               16,967               4,226
        Pre-operating and contract start-up costs                                 1,664                --
        Contract commitment expense                                                --                 3,623
        Depreciation and amortization                                             4,386                 870
-----------------------------------------------------------------------------------------------------------
                        Total expenses                                           84,550              24,738
-----------------------------------------------------------------------------------------------------------
                Income before interest expense and income taxes                  15,700                 495
                Interest expense                                                     69                 105
-----------------------------------------------------------------------------------------------------------
                                Income before income taxes                       15,631                 390

Provision for income taxes                                                        6,096                 159
-----------------------------------------------------------------------------------------------------------
                Net income                                                     $  9,535            $    231
===========================================================================================================
Dividends on Redeemable Preferred Stock                                        $    285            $    285
Net income (loss) attributable to common stock                                 $  9,250            $    (54)
===========================================================================================================
Pro forma net income per share                                                    $0.71               $0.03
===========================================================================================================
Pro forma weighted average shares outstanding                                    13,414               9,339
===========================================================================================================
Historical weighted average net income per share                                  $0.82                 N/A
===========================================================================================================
Historical weighted average shares outstanding                                   11,336                 N/A
===========================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

HealthPlan Services Corporation
CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
(Amounts in 000s)

                           Non-voting   Voting   Additional
                              Common    Common      Paid-in   Retained
                               Stock     Stock      Capital   Earnings    Total
--------------------------------------------------------------------------------
Initial issuance of
     common stock
     (October 1, 1994)       $ 75       $  --     $     925   $    --   $ 1,000
Issuance of management stock    5          --         1,226        --     1,231
Unvested interest in
     management stock          --          --        (1,170)       --    (1,170)
Dividends on Redeemable
     Preferred Stock           --          --            --       (285)    (285)
Net income                     --          --            --        231      231
--------------------------------------------------------------------------------
Balance at December 31, 1994 $ 80       $   0     $     981   $    (54) $ 1,007
Issuance of management stock   --          --            30         --       30
Unvested interest in
     management stock          --          --           (27)        --      (27)
Vesting of management stock    --          --           330         --      330
Net proceeds of initial public
     offering                  --          40        50,766         --   50,806
Conversion of Non-Voting
     Common Stock to
     Voting Common Stock      (80)         80            --         --      --
Exchange of Redeemable
     Preferred Stock Series
     A and Series B for
     Common Stock              --          14        19,556         --   19,570
Dividends on Redeemable
     Preferred Stock           --          --            --       (285)    (285)
Net income                     --          --            --      9,535    9,535
--------------------------------------------------------------------------------
Balance at December 31, 1995 $  0       $ 134     $  71,636     $9,196  $80,966
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

HealthPlan Services Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in 000s)

                                                                  For the Period
                                                                  from Inception
                                                       For the       (October 1,
                                                    year ended     1994) through
                                                  December 31,      December 31,
                                                          1995              1994
--------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income                                     $ 9,535         $    231
Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                   2,657              511
          Amortization of goodwill                       1,524              307
          Amortization of deferred costs                   205               51
          Vesting of management stock                      332               62
          Deferred taxes                                   935              244
(Increase) decrease in:
        Restricted cash                                  1,807           (2,150)
        Accounts receivable                               (702)            (975)
        Refundable income taxes                         (1,041)              --
        Prepaid commissions                                200              222
        Prepaid expenses and other current assets          (64)             (56)
        Other assets                                      (188)              --
Increase (decrease) in:
        Accounts payable                                   643            1,425
        Premiums payable to carriers                    (1,262)           2,061
        Commissions payable                                (12)             216
        Deferred revenue                                (1,018)            (256)
        Accrued liabilities                             (1,707)           1,835)
        Accrued contract commitments                    (2,633)           3,115
        Income taxes payable                              (135)             135
--------------------------------------------------------------------------------
          Net cash provided by operating
            activities                                   9,076            3,308
--------------------------------------------------------------------------------
Cash flows from investing activities:
        Payment for purchase of Predecessor
          Company, net of cash acquired                     --          (18,406)
        Purchases of property and equipment             (5,286)            (182)
        Purchases of short-term investments, net       (36,723)               --
        Payment for purchase of Third Party
          Claims Management, net of cash acquired       (7,328)               --
        Payment for purchase of Diversified
          Group Brokerage                              (10,075)              --
--------------------------------------------------------------------------------
          Net cash used in investing activities        (59,412)         (18,588)
--------------------------------------------------------------------------------
Cash flows from financing activities:
        Net proceeds from initial public
          offering of common stock                      50,806                --
        Proceeds from line of credit                        --            5,000
        Repayments on line of credit                        --           (5,000)
        Payments of loan origination costs                  --             (400)
        Principal payments on note payable                 (35)             (17)
        Issuance of common stock                            --            1,000
        Issuance of Redeemable Preferred Stock              --           19,000
--------------------------------------------------------------------------------
          Net cash provided by financing activities     50,771           19,583
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                  435            4,303
Cash and cash equivalents at beginning of period         4,303               --
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period           $   4,738         $  4,303
================================================================================
Supplemental disclosure of cash flow information:
        Cash paid for interest                        $     65         $    122
================================================================================
        Cash paid for income taxes                    $  6,321         $     --
================================================================================
Supplemental disclosure of noncash activities:
        Exchange of Redeemable Preferred Stock
        Series A and Series B for common stock        $ 19,570         $     --
================================================================================
        Vesting of management stock                   $    332         $     62
================================================================================
        Dividends on Redeemable Preferred Stock       $    285         $    285
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

HealthPlan Services Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995 (Amounts IN 000s except per share data)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

        On October 1, 1994, HealthPlan Services Corporation (the "Company"), a company formed by certain Company directors and Noel Group, Inc., acquired the outstanding stock and assumed designated liabilities of Plan Services, Inc., a division of The Dun & Bradstreet Corporation ("D&B"). At the time of the acquisition, the Company paid D&B $19,000 in cash and assumed a note payable of $1,300 and a net working capital deficit of $17,000, which consisted primarily of premiums due to insurance carriers and commissions due to agents. The Company provides managed health care services including distribution, enrollment, premium billing and collection, claims administration and information services to small businesses, individual policyholders and governmental agencies in all 50 states, the District of Columbia and Puerto Rico. The Company's clients include insurance companies, PPOs, HMOs, integrated delivery systems, self-funded benefit plans and health care alliances, and their business customers.

        On May 19, 1995, the Company completed an initial public offering of 4,025 shares of its common stock, shares of which are presently traded on the New York Stock Exchange.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Method of Accounting

        The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HealthPlan Services, Inc. and Healthcare Informatics Corporation. All intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents

        Cash and cash equivalents are defined as highly liquid investments which have original maturities of three months or less. Cash and cash equivalents consist of bank deposits to meet anticipated short-term needs.

Restricted cash

        The Company has established an interest-bearing demand deposit account for the sole purpose of administering the contracts with the Florida Community Health Purchasing Alliances. This cash may be withdrawn only to meet current obligations on behalf of servicing these contracts.

Short-Term Investments

        Investments in marketable securities at December 31, 1995 consisted of a professionally managed portfolio of short-term financial instruments including short-term municipal bonds. As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The effect of SFAS 115 is dependent upon classification of the investment. As the investments are classified as available for sale, they are measured at fair market value which approximates cost. There are no investments with maturities greater than one year.

Property and equipment

        Property and equipment is stated at cost. Costs of the assets acquired at the date of acquisition have been recorded at their respective fair values. Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the estimated useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives of the related assets:

                                                                           Years
--------------------------------------------------------------------------------
Furniture and fixtures                                                      3-10
Computers and equipment                                                      2-5
Computer software                                                              3
Leasehold improvements                                                Lease term

Prepaid commissions

        Prepaid commissions consists primarily of commissions paid to certain agents at the initiation of a policy. These commissions are expensed on a straight-line basis as revenues related to the policy are earned.

Prepaid expenses and other current assets

        Prepaid expenses and other current assets consist primarily of prepaid rent, insurance, postage and repair and maintenance contracts.

Goodwill

        The excess of cost over the fair value of the net assets acquired is amortized on the straight-line basis over 25 years. The Company evaluates, on a regular basis, whether events and circumstances have occurred that indicate the carrying amount of goodwill may warrant revision or may not be recoverable. The Company measures impairment of goodwill based on estimated future undiscounted cash flows from operations. At December 31, 1995, the net unamortized balance of goodwill is not considered to be impaired.

Other assets

        Other assets consist primarily of loan origination fees and covenants not to compete, which are amortized over the terms of the respective agreements.

Premiums payable

        The Company collects insurance premiums on behalf of its insurance carrier customers and remits such amounts to its carriers when they are due.

Revenue recognition

        Revenues are recognized ratably over contractual periods or as claims processing and administrative services are being performed. Revenue collected in advance is recorded as deferred revenue until the related services are performed.

Pre-operating and contract start-up costs

        The Company has elected to expense as incurred, and segregate from other operating costs, those costs related to the preparation for and implementation of new products and contracts for services to new customers prior to the initiation of significant revenue activity from those new revenue initiatives.

Agents commissions

        The Company recognizes agents commissions expense in the same period that the related revenues are recognized.

Income taxes

        The Company recognizes deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. For federal income tax purposes, the Company files a consolidated tax return with its wholly-owned subsidiaries.

Earnings per share

        Earnings per share has been computed based on both the historical and pro forma weighted average number of shares of Common Stock outstanding during the period. Pro forma earnings per share was computed based on the weighted average number of common shares outstanding during the period after giving retroactive effect for the mandatory conversion of the Company's Redeemable Series A and Series B Preferred Stock which occurred upon completion of the Company's initial public offering as well as the shares issued at the time of that offering. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all stock options and common shares issued have been included as outstanding for the entire period using the treasury stock method.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year's presentation. These amounts do not have a material impact on the financial statements taken as a whole.

Stock-based compensation

        In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which will be adopted by the Company in 1996. SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. However, it also allows companies to continue to apply the intrinsic value method currently prescribed by existing generally accepted accounting principles on the condition that pro forma disclosures are made illustrating the effect of the fair value based method on the income statement.

        The Company has not yet decided if it will apply the effects of SFAS 123 to its income statement upon adoption in 1996 or if it will provide pro forma disclosures only.

3. ACQUISITIONS
Third Party Claims Management, Inc.

        On August 31, 1995, the Company's wholly owned subsidiary, HealthPlan Services, Inc., ("HPS") acquired all of the issued and outstanding shares of capital stock of Third Party Claims Management, Inc. ("TPCM") and recorded (i) a cash investment of approximately $7,500,000, subject to a post-closing adjustment based on the balance sheet of TPCM as of August 31, 1995, and (ii) liabilities of approximately $2,700,000, representing an assumption of liabilities and additional accruals related to the transaction, and (iii) an additional payment equal to $2.00 multiplied by the number of employees enrolled in TPCM accounts as of the anniversary date of the contract which was administered by the Company on the closing date and continues to be a TPCM account administered by the Company on the anniversary date. This payment was estimated at approximately $210,000 by the Company at the time of the acquisition and was recorded as a liability and an increase in goodwill resulting from the acquisition.

Diversified Group Brokerage

        On October 12, 1995, HPS acquired substantially all of the assets and assumed certain liabilities of the third party administration business of Diversified Group Brokerage Corporation ("DGB"), effective as of October 1, 1995, for a purchase price consisting of (i) approximately $5,075,000 paid at closing, and (ii) for the seven-year period following the closing date, semi-monthly payments based on the number of enrollees in accounts that were DGB accounts as of the closing date, to be reduced by any attrition of enrollees. HPS has placed $5,000,000 in escrow to guarantee the availability of funds for the payments and estimates that this amount approximates the future payments. Therefore, the present value of those estimated payments was recorded as additional goodwill resulting from the acquisition. Additionally, HPS assumed approximately $1,000,000 in liabilities related to this purchase. The acquired DGB business consists of the administration of medical benefits for self-funded health care plans of primary medium-sized businesses.

Notes to Consolidated Financial Statements continued (Amounts in 000s except per share data)


Unaudited Pro Forma Consolidated Results of Operations

        The following unaudited pro forma consolidated results of operations of the Company give effect to both of the acquisitions, accounted for as purchases, as if they occurred on October 1, 1994:

                                                                    Three months
                                         Year ended                        ended
                                       December 31,                 December 31,
                                               1995                         1994
--------------------------------------------------------------------------------
Revenues                                   $121,439                      $30,530
Net income                                   12,709                        1,024
Net income per common share                   $0.95                        $0.11

        The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisitions been made as of October 1, 1994, or of the results which may occur in the future.

4. CONCENTRATION OF CREDIT RISKS

        The Company is party to a variety of contracts with insurance companies, PPOs, HMOs, integrated delivery systems, health care alliances and their business customers located throughout the United States to provide third party insurance administrative, marketing, distribution and cost containment services for the small business market. The Company grants credit, without collateral, to some of its self-funded clients under certain contracts. For the year ended December 31, 1995, three customers accounted for approximately 31%, 23%, and 11%, respectively, of total revenues.

5. GOODWILL

        Events giving rise to goodwill and the related value are as follows:

1994:Acquisition of Company from D&B                                     $30,730
1995:Acquisition of TPCM                                                   8,087
     Acquisition of DGB                                                    9,750
     Other                                                                 2,111
--------------------------------------------------------------------------------
Balance at December 31, 1995                                             $50,678
================================================================================

        Other goodwill recorded in 1995 represents the reallocation of deferred tax assets impacted by original purchase price allocations and recognizes a reclassification of intangible assets at October 1, 1994 only.

At December 31, 1995 and 1994, accumulated amortization of goodwill is approximately $1,831 and $307, respectively.

6. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

December 31,                                      1995                     1994
--------------------------------------------------------------------------------
Furniture and fixtures                        $  4,747                   $2,356
Computers and equipment                          3,433                    1,560
Computer software                                3,452                    1,880
Leasehold improvements                           1,117                      892
----------------------------------------------------------------------- --------
                                                12,749                    6,688
Less -- accumulated depreciation                (3,508)                    (471)
--------------------------------------------------------------------------------
                                              $  9,241                   $6,217
================================================================================

7. NOTE PAYABLE AND CREDIT FACILITIES

        The Company has a revolving credit agreement which provides a line of credit through September 30, 1997 up to the lesser of $20,000 or two times earnings before income taxes, depreciation and amortization for the four consecutive fiscal quarters ending on, or immediately prior to, the date of borrowing ($20,000 at December 31, 1995). The line of credit accrues interest at the lower of the LIBOR rate plus 1% or other rate options available at the time of borrowing. In 1995, the Company paid a commitment fee of 0.375% based on the unused portion of the line of credit. Effective January 1, 1996, the commitment fee was reduced to 0.15%. The line of credit is secured by the stock of HealthPlan Services, Inc., the operating subsidiary. The operating subsidiary's net assets comprise substantially all of the Company's consolidated net assets. The agreement contains provisions which include, among other covenants, maintenance of certain minimum financial ratios and limitations on acquisition activity. As the line was not used during 1995, there was no interest expense incurred during the year. For the period from inception (October 1, 1994) through December 31, 1994, $88 of interest expense was recorded. There were no amounts outstanding under this line of credit at December 31, 1995 or 1994; however, performance under certain contracts is guaranteed and/or secured under the line of credit of $6,600, leaving availability of $13,400 at December 31, 1995.

        In conjunction with the acquisition of the Company by certain Company directors and Noel Group, Inc., the Company assumed a note payable to an existing creditor of $1,318 which bears interest at 5% per annum. The note payable requires semi-annual principal payments in May and November of $18 to $78 through November 2008. Interest expense relating to the note payable was approximately $64 for the year ended December 31, 1995 and $16 for the period from inception (October 1, 1994) through December 31, 1994.

        Future minimum principal payments as of December 31, 1995 are as follows:

1996                                                                   $      51
1997                                                                          54
1998                                                                          64
1999                                                                          74
2000                                                                          78
Thereafter                                                                   944
--------------------------------------------------------------------------------
                                                                          $1,265
================================================================================

8. ACCRUED LIABILITIES

        Accrued liabilities consists of the following:

December 31,                                              1995              1994
--------------------------------------------------------------------------------
Salaries and wages                                      $1,722            $1,262
Royalty payment commitments                                  2               854
Legal and regulatory                                        --               750
Other                                                    3,369             1,160
--------------------------------------------------------------------------------
                                                        $5,093            $4,026
================================================================================

        Effective October 1, 1994, the Company recorded approximately $2,200 of accrued expenses related to its acquisition. This amount included approximately $750 of accrued legal and regulatory costs associated with the acquisition. The remaining accrual related to severance costs for employee terminations identified at the acquisition date, and communication, notification, transition, regulatory approval and assumption costs relating to existing customer arrangements assumed by the Company. As of December 31, 1995, $873 of this accrual remained to cover identified contingencies existing at the date of acquisition.

9. ACCRUED CONTRACT COMMITMENTS

        The Company had recorded approximately $3,600 ($2,100 net of tax) during the period ended December 31, 1994 related to accrued contract commitments which represented management's best estimate of the excess of expected future costs over future revenues for the term of an adverse contract (April 1997). As of December 31, 1995, $482 remained accrued for losses related to the adverse contract. The Company periodically evaluates all significant contracts for services to determine whether accruals are required.

10. EMPLOYEE BENEFIT PLANS

        The Company has a defined contribution employee benefit plan established pursuant to Section 401(k) of the Internal Revenue Code, covering substantially all employees. The Company will match up to 50% of the employee contribution limited to 6% of the employee's salary. Under the provisions of the plan, participant's rights to employer contributions vest to the extent of 40% after completion of three years of qualified service, and increase by 20% for each additional year of qualified service completed. Expense in connection with this plan for the year ended December 31, 1995 was $339 and for the period from inception (October 1, 1994) through December 31, 1994 was $82.

11. COMMITMENTS AND CONTINGENT LIABILITIES
Lease commitments

        The Company rents office space and equipment under noncancelable operating leases. Rental expense under the leases approximated $3,969 for the year ended December 31, 1995 and $932 for the period from inception (October 1, 1994) through December 31, 1994. Future minimum rental payments under these leases are as follows:

1996                                                                    $  2,988
1997                                                                       2,706
1998                                                                       2,256
1999                                                                       2,001
2000                                                                       1,752
Thereafter                                                                 7,228
--------------------------------------------------------------------------------
                                                                         $18,931
================================================================================
Litigation

        In 1995, a complaint was filed against the Company claiming wrongful termination of an exclusive marketing agreement and breach of contract. The complaint asserted damages of $25,000. The parties to the dispute have tentatively agreed that the dispute will be submitted to binding arbitration. Although management believes it has meritorious defenses against the complaint, the ultimate outcome of the matter, which is expected to occur within one year, cannot presently be determined.

        The Company is subject to various litigation in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material impact on the Company's financial position or results of operations.

12. INCOME TAXES

        The provision for income taxes is as follows:

                                                                     Period from
                                                                       inception
                                                    For the year     (October 1,
                                                           ended   1994) through
                                                    December 31,    December 31,
                                                            1995            1994
--------------------------------------------------------------------------------
Current
        Federal                                           $3,211            $120
        State                                                458              15
--------------------------------------------------------------------------------
                                                           3,669             135
--------------------------------------------------------------------------------
Deferred
        Federal                                            2,116              21
        State                                                311               3
--------------------------------------------------------------------------------
                                                           2,427              24
--------------------------------------------------------------------------------
Provision for income taxes                                $6,096            $159
================================================================================

Notes to Consolidated Financial Statements continued (Amounts in 000s except per share data)

        The components of deferred taxes recognized in the accompanying financial statements are as follows:

December 31,                                      1995                     1994
--------------------------------------------------------------------------------
Deferred tax asset -- current
        Accrued expenses not
                currently deductible            $1,120                   $2,481
Prepaid expenses currently deductible             (155)                     --
--------------------------------------------------------------------------------
                                                    965                   2,481
--------------------------------------------------------------------------------
Deferred tax asset -- noncurrent
        Depreciation                                 80                     401
        Deferred tax liability -- noncurrent
                Amortization                       (434)                    (76)
--------------------------------------------------------------------------------
        Noncurrent deferred tax asset              (354)                    325
--------------------------------------------------------------------------------
        Total deferred tax assets, net          $   611                  $2,806
================================================================================

       Accrued expenses deductible for income taxes paid in the period include adverse contract commitments and legal and regulatory accruals. See Notes 8 and
9. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. No valuation allowance is considered necessary at December 31, 1995, based on the Company's history of profitability for book and tax purposes.

        The provision for income taxes varies from the federal statutory income tax rate due to the following:

                                                  1995                      1994
--------------------------------------------------------------------------------
Federal statutory rate applied
        to pre-tax income                         34.0%                    35.0%
State income taxes net of
        federal tax benefit                        5.0%                     4.5%
Goodwill amortization                              0.2%                     1.3%
Tax-exempt interest income                        (1.3%)                      --
Other                                              1.1%                       --
--------------------------------------------------------------------------------
Effective tax rate                                39.0%                    40.8%
================================================================================

13. CAPITALIZATION AND SHAREHOLDERS' EQUITY
Original Capitalization

        The Company's capital structure was originally established to designate its preferred stock as 20,000 shares of Series A Preferred Stock -- 6% Cumulative Redeemable Stock, $0.01 par value, and Series B Preferred Stock -- 6% Cumulative Redeemable Stock, $0.01 par value, and its common stock as 25,000 shares of Non-Voting Common Stock, $0.01 par value. The Noel Group, Inc. initially capitalized the Company with $20,000 in exchange for: 100 shares of Series A Redeemable Preferred Stock, 18,900 shares of Series B Redeemable Preferred Stock, and 7,500 shares of common stock. Upon acquisition of Plan Services, Inc., the Company recorded tangible assets, goodwill, net working capital deficit, and debt of $12,980, $30,730, $17,143 and $1,318, respectively. The purchase price included transaction costs incurred of $1,309.

        In March 1995, the Company exchanged all outstanding Redeemable Series A and Series B Preferred Stock for 1,398 shares of common stock at a price of $14 per share immediately preceding an initial public offering of its common stock as described below.

Management Stock

        From the period November 1994 through January 1995, certain members of management received 473 shares of common stock, which carries limitations on vesting over a four year period and restrictions regarding the sale of stock in a public market. Should the employee terminate employment prior to the completion of the vesting period, the Company will be entitled to purchase from the executive the number of shares that have not vested at a purchase price which is the lower of fair market value or the initial issuance price. The Company recognizes compensation expense based on the vesting period of the shares.

Stock Split

        On March 8, 1995, the Board of Directors approved a three shares for two shares stock split (the "Stock Split") to be effective immediately. Accordingly, all common stock data prior to that date was retroactively restated for the Stock Split.

Initial Public Offering

        On May 19, 1995, the Company offered 3,500 shares of common stock at a price of $14 per share in an initial public offering. To cover an over-allotment, an additional 525 shares were sold as part of the offering.

14. REDEEMABLE PREFERRED STOCK

        At December 31, 1994, the Company had Series A and Series B Redeemable Preferred Stock with a $.06 per share cumulative dividend, when declared, payable quarterly on March 15, June 15, September 15 and December 15 commencing December 15, 1994. The Series A Preferred Stock carried mandatory redemption rights of $1 per share plus unpaid dividends as of September 15, 1999. The Series B Preferred Stock carried scheduled mandatory redemption rights of $1 per share plus unpaid dividends, twenty percent each at September 15, 1995 through 1999. The Company recorded these securities at the carrying value which was equal to the redemption value.

        In March 1995, the Company exchanged all of its outstanding Redeemable Series A and Series B Preferred Stock for 1,398 shares of common stock (see Note
13).

15. STOCK OPTION PLANS

        On March 8, 1995, the Company instituted the 1995 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides that each non-employee director of the Company is granted an option to purchase 12 shares of common stock (108 shares in the aggregate) at the initial public offering price of $14 per share, which was the fair market value of a share of common stock on the business day immediately preceding the day that the Company's securities were first offered to the public in an underwritten initial public offering ("the First Grant Date").

        Non-employee directors initially elected after the First Grant Date are granted an option to purchase 12 shares of common stock on the date of such person's election to the Board of Directors. All options granted under the Directors Plan vest over a four year period from the date of grant, with 20% of the options becoming exercisable on the date of the grant and 20% becoming exercisable on each of the next four anniversaries of the date of the grant.

        The aggregate number of common stock shares available for issuance under the Directors Plan is 240, subject to adjustment in the event of stock dividends, stock splits, recapitalization or a similar change in the outstanding shares of common stock, other than the Stock Split. The options expire after ten years from the date the option vests. At December 31, 1995, 22 options for shares were vested and exercisable.

        On March 8, 1995, the Company also instituted the 1995 Incentive Equity Plan (the "Incentive Plan"). Officers and certain other key employees of the Company are eligible to be granted incentives in the form of stock options, stock appreciation rights, and restricted stock awards. The aggregate number of common stock shares available for issuance under the Incentive Plan is 1,000 shares, subject to adjustment upon changes in capitalization, other than the Stock Split. During 1995, the Company granted options on 427 shares under the Incentive Plan. All options granted under the Incentive Plan vest over a four year period from the date of grant, with 20% of the options becoming exercisable on the date of the grant and 20% becoming exercisable on each of the next four anniversaries of the date of the grant. At December 31, 1995, 85 options for shares were vested and exercisable.

        On August 28, 1995, the Company instituted the 1995 Consultants Stock Option Plan (the "Consultants Plan"). The purpose of the Consultants Plan is to enable the Company to attract and retain outside persons to serve as consultants and advisors to the Company. The total number of shares of common stock available for issuance under the Consultants Plan is 100 shares, subject to adjustment upon changes in recapitalization. The terms of the option, including the option's duration, time or times of exercise, exercise price, and vesting period, if any, shall be stated in a Stock Option Agreement. The option price per share of common stock issuable upon exercise of an option shall be determined by the Board of Directors of the Company or the Executive Committee of the Board; however, in no event shall the price of the option be less than the fair market value per share of the common stock on the grant date. During 1995, the Company granted options on 10 shares under the Consultants Plan. At December 31, 1995, 5 options for shares were vested and exercisable.

        Option prices per share granted during 1995 range from $14.00 to $24.13. All were outstanding at December 31, 1995 as no options were canceled or exercised during the year.

16. SUBSEQUENT EVENTS

        On January 8, 1996, the Company entered into an agreement with Medirisk, Inc., a provider of health care information, to purchase $2,000 of Medirisk preferred stock representing a 9% ownership interest and, in addition, to lend Medirisk up to $10,000 over four years in the form of debt for which HPS would receive detachable warrants to purchase Medirisk common stock at $.01 per share. The funds will be used by Medirisk to finance expansion through the development of additional products and the acquisition of other health care information businesses. The investment could result in the Company owning up to 25% of Medirisk. Medirisk is a provider of proprietary health care information products and services that track the price and utilization of medical procedures.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                Fourth         Third         Second        First
                                Quarter      Quarter        Quarter      Quarter
--------------------------------------------------------------------------------
Year ended
        Dec. 31, 1995
        Revenues                 $29,361     $24,115        $23,198      $23,576
        Net income                 2,985       2,623          2,072        1,570
        Net income per
          common share              0.22        0.20           0.20          N/A
        Net income
          pro forma basis          2,985       2,623          2,072        1,855
        Pro forma
          net income per
          common share             $0.22       $0.20          $0.15        $0.20

        First quarter earnings per share has not been provided as the period preceded the Company's initial public offering.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Stockholders of
HealthPlan Services Corporation

        In our opinion, the accompanying consolidated balance sheet and related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of HealthPlan Services Corporation and its Subsidiaries (the "Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from inception (October 1, 1994) through December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Tampa, Florida
February 16, 1996

HealthPlan Services Division
STATEMENT OF FINANCIAL POSITION
September 30, 1994 (in thousands)

                                                                            1994
--------------------------------------------------------------------------------
ASSETS
Current assets:
        Cash                                                              $1,255
        Accounts receivable                                                3,252
        Prepaid expenses                                                   2,303
--------------------------------------------------------------------------------
          Total current assets                                             6,810
Property and equipment, net                                                2,715
Computer software, net                                                     1,327
Other intangible assets, net                                               5,483
Goodwill, net                                                             11,436
Deferred taxes                                                                85
Other assets                                                                  28
--------------------------------------------------------------------------------
          Total assets                                                   $27,884
================================================================================

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
        Current portion of note payable                                $      92
        Accounts payable                                                  19,581
        Accrued liabilities                                                3,585
        Deferred revenue                                                   1,294
--------------------------------------------------------------------------------
          Total current liabilities                                       24,552
Note payable                                                               1,162
Commitments and contingencies (Notes 9 and 13)
Divisional equity                                                          2,170
--------------------------------------------------------------------------------
          Total liabilities and divisional equity                        $27,884
================================================================================
The accompanying notes are an integral part of these financial statements.


HealthPlan Services Division
STATEMENTS OF INCOME
Nine-month period ended September 30, 1994 and year ended December 31, 1993 (in thousands)


                                                          1994              1993
--------------------------------------------------------------------------------
Revenues                                               $81,945          $113,863
--------------------------------------------------------------------------------
Costs and expenses:
        Agents' commissions                             33,213            48,380
        Personnel expenses                              24,476            30,040
        Rent and maintenance                             4,106             7,233
        Postage and communication                        3,563             4,167
        Depreciation and amortization                    3,347             4,053
        Staff reductions and office closings (Note 3)    4,671             1,499
        Other operating expenses (Note 8)                5,322             6,331
--------------------------------------------------------------------------------
                                                        78,698           101,703
--------------------------------------------------------------------------------
Income before provision for income taxes                 3,247            12,160
Provision for income taxes                               1,500             5,200
--------------------------------------------------------------------------------
          Net income                                  $  1,747        $    6,960
================================================================================
The accompanying notes are an integral part of these financial statements.

HealthPlan Services Division
STATEMENTS OF CASH FLOWS
Nine-month period ended September 30, 1994 and year ended December 31, 1993 (in thousands)


                                                          1994              1993
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                             $  1,747        $  6,960
Reconciliation of net income to net cash
     provided by operating activities:
        Depreciation and amortization                     3,347           4,053
        Staff reductions and office closings provisions   4,671           1,499
        Staff reductions and office closings payments    (1,992)           (683)
        Deferred taxes                                        2              71
        Accounts receivable                                 484          (1,845)
        Prepaid expenses                                   (269)           (558)
        Accounts payable                                 (2,312)          2,106
        Accrued liabilities                                (892)            146
        Deferred revenue                                   (512)            (53)
--------------------------------------------------------------------------------
          Net cash provided by operating activities       4,274          11,696
--------------------------------------------------------------------------------
Cash flows for investing activities:
        Purchase of property and equipment, net            (931)           (695)
        Purchases of and additions to computer software    (534)           (592)
        Acquisitions of other intangible assets
          (net of deferred payments)                        (21)         (4,221)
        Other assets                                         11              (6)
--------------------------------------------------------------------------------
          Net cash used in investing activities          (1,475)         (5,514)
--------------------------------------------------------------------------------
Cash flows for financing activities:
        Net amount remitted to The Dun & Bradstreet
        Corporation and affiliates (Note 7)              (3,602)         (4,429)
        Payments on note payable                            (46)            (50)
--------------------------------------------------------------------------------
          Net cash used in financing activities          (3,648)         (4,479)
--------------------------------------------------------------------------------
Net change in cash                                         (849)          1,703
Cash, beginning of period                                 2,104             401
--------------------------------------------------------------------------------
Cash, end of period                                     $ 1,255        $  2,104
================================================================================
Noncash investing and financing activities:
        Deferred payments related to acquisitions
        of other intangible assets                      $    --        $  3,220
================================================================================
The accompanying notes are an integral part of these financial statements.

HealthPlan Services Division
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

        Organization -- HealthPlan Services Division (HSI) (formerly Plan Services Division, a wholly-owned division of The Dun & Bradstreet Corporation (D&B)), is engaged in the business of providing distribution and administration services for group-health-insurance programs throughout the United States.

        Basis of Presentation -- The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. On September 30, 1994, HSI was sold to Healthcare Informatics Corporation, pursuant to a purchase agreement dated September 2, 1994.

        These financial statements present the results of operations for the nine-month period to September 30, 1994 and the year ended December 31, 1993 and financial position at September 30, 1994. Purchase accounting by the acquirer has not been reflected in these financial statements. Expenses and liabilities which were incurred by HSI in connection with the sale, which would not otherwise have been incurred, are reflected in the nine-month period ended September 30, 1994. See Note 3.

        Expense Allocations -- D&B provides certain services to, and incurs certain costs on behalf of its subsidiaries and divisions. These costs, which include employee benefit and executive compensation programs, retirement savings and health plans, treasury and business insurance, are allocated to D&B's subsidiaries, including HSI, on a pro-rata basis. The costs of D&B's general corporate overheads are not allocated as such costs related to HSI are deemed to be immaterial. Liabilities related to the benefit plans described above are not fully reflected in the Statements of Financial Position. As such, these financial statements may not necessarily be indicative of the financial position or the results of operations had HSI been operated as an unaffiliated company. However, management believes that with respect to general and administrative expenses (see Note 8), the amounts reflected in the Statements of Income are not less than the amounts HSI would have incurred had HSI been an unaffiliated company in those periods.

2. SIGNIFICANT ACCOUNTING POLICIES:

        Cash -- Substantially all of the net cash flow of HSI was remitted to D&B pursuant to a centralized cash management system. The related interest income which would otherwise have been earned by HSI is not reflected in these statements. Cash held by D&B has historically resulted in negative working capital for HSI.

        Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation computed using the straight-line method over estimated useful lives of three to ten years. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income.

        Computer Software -- HSI capitalizes the direct expenses of internally produced software. As of September 30, 1994, capitalized software costs, net of amortization was (in thousands) $627. Software is generally amortized over three years. Amortization expense was (in thousands) $184 and $102 for the nine months ended September 30, 1994 and for the year ended December 31, 1993.

        Other Intangible Assets -- Other intangible assets represent the costs of acquiring new blocks of insurance administration business which are deferred and amortized on an accelerated basis over periods of up to seven years. Amounts included in the accompanying Statement of Financial Position are net of accumulated amortization of $3,491 (in thousands) as of September 30, 1994.

        Goodwill -- Goodwill relates to D&B's original acquisition of HSI and is being amortized on a straight-line basis over periods of expected benefit, not exceeding 40 years. Goodwill represents the excess purchase price over the fair value of identifiable net assets. Amounts included in the accompanying Statement of Financial Position are net of accumulated amortization of $4,620 (in thousands) as of September 30, 1994. At the balance sheet date, HSI reviews the recoverability of goodwill and other intangible assets.

        Revenue Recognition -- Revenues consist primarily of fees for services provided to insurance carriers as a third party administrator. Revenues are recognized ratably over the applicable contract period, which is generally one year, and represents the period such services are performed. HSI accounts for revenues received in advance by deferring such amounts until the related services are performed. During the nine months ended September 30, 1994, HSI had three customers that accounted for approximately 27%, 26% and 11% of revenues. During the year ended December 31, 1993, HSI had four customers that accounted for approximately 30%, 26%, 11% and 11% of revenues.

        Agents' Commissions -- Agents' commission expense is accrued in the same period that the related revenues are recognized.

        Income Taxes -- HSI participates in the consolidated federal income tax return of D&B. For financial reporting purposes, HSI computes a provision for income taxes on a separate return basis based on statutory rates in effect. HSI's current income taxes payable are included in divisional equity in the accompanying Statements of Financial Position. Effective January 1, 1992, HSI adopted SFAS No. 109, "Accounting for Income Taxes," applying the provisions of this statement retroactively to prior years' financial statements.

Notes to Financial Statements continued

        Postemployment Benefits -- Effective January 1, 1993, D&B and HSI adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." HSI accrues for such costs at the time it is probable that a liability to employees has been incurred and it can be reasonably estimated. The implementation of this statement did not have a material impact upon HSI's financial position or results of operations.

        Postretirement Benefits -- Effective January 1, 1993, D&B and HSI adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." As a member of D&B's Plan, HSI recognized as net postretirement benefit cost the required contribution to the plan based upon an allocation and formula used by D&B. As a participant in D&B's postretirement benefit plan, amounts related to liabilities to HSI employees existing at the date of adoption of SFAS No. 106 are not reflected in the accompanying Statements of Financial Position.

3. STAFF REDUCTIONS AND OFFICE CLOSINGS:

        HSI has recorded charges for certain staff reductions and office closings. In March 1994, HSI closed its Fresno, California processing center and recorded a charge totaling $1,050,000. Such charge consisted of the following:
$355,000 of lease termination costs; $380,000 of severance costs; $175,000 of fixed asset write-offs; and $140,000 of other office closing costs. On September 30, 1994, immediately prior to the sale of HSI, as required pursuant to the terms of the related purchase agreement, HSI terminated 125 employees throughout its Tampa operations and recorded a severance charge totaling $1,860,000. In addition, HSI recorded a $1,761,000 charge for severance of two former officers in 1994. All severance and office closing costs were paid as of September 30, 1994 or assumed by D&B as part of the sale of HSI.

        In 1993, HSI recorded a charge of $1,499,000 primarily related to work force reductions (56 employees), principally from the Tampa operations ($683,000 of such costs were paid in 1993 and the remaining $816,000 were paid in 1994). In 1992, HSI recorded a $236,000 charge for the closedown of regional sales offices. Such costs, which were all paid in 1992, consisted primarily of severance and other personnel expenses relating to staff reductions and lease termination and other office closing costs.

        Subsequent to September 30, 1994, HSI discontinued its contract with The Centennial Life Insurance Company. The revenues related to Centennial were (in thousands) $4,680 and $12,470 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively.


4. PROPERTY AND EQUIPMENT:

        Property and equipment at September 30, 1994 consists of the following (in thousands):

                                                                           1994
--------------------------------------------------------------------------------
Computers and equipment                                               $  13,372
Furniture and fixtures                                                    4,611
Leasehold improvements                                                    3,791
--------------------------------------------------------------------------------
                                                                         21,774
Accumulated depreciation and amortization                               (19,059)
--------------------------------------------------------------------------------
Net property and equipment                                            $   2,715
================================================================================

        Depreciation expense for the nine months ended September 30, 1994 and the year ended December 31, 1993, was $1,284 and $2,137 (in thousands), respectively.

5. ACCRUED LIABILITIES:

        Accrued liabilities at September 30, 1994 consist of the following (in thousands):
                                                                           1994
--------------------------------------------------------------------------------
Accrued salaries and wages                                               $2,315
Deferred payments -- other intangible assets                                657
Other                                                                       613
--------------------------------------------------------------------------------
       Total accrued liabilities                                         $3,585
================================================================================

6. NOTE PAYABLE:

        On May 27, 1993, HSI entered into an agreement with Cal/Group for the purchase of its claims processing business at a price of $2,000,000. The purchase price consisted of $500,000 cash paid at closing with the balance in the form of a note payable of $1,500,000. On March 25, 1994 the original agreement was modified and the purchase price was reduced by $150,000. This purchase is collateralized by the claims business. The note payable requires semi-annual payments of $50,000 to $80,000, including interest at 6%, through November 2008. Interest paid by the Company was insignificant for the nine months ended September 30, 1994 and the year ended December 31, 1993.

        Future minimum principal payments as of September 30, 1994 are as follows (in thousands):

Year ending December 31,
--------------------------------------------------------------------------------
1994 (3 months)                                                         $    46
1995                                                                         90
1996                                                                         97
1997                                                                         92
1998                                                                         93
Thereafter                                                                  836
--------------------------------------------------------------------------------
        Total                                                            $1,254
================================================================================

7. DIVISIONAL EQUITY:

        Divisional equity reflects the historical activity between D&B and HSI. An analysis of the changes in divisional equity is as follows (in thousands):

                                                    1994                   1993
--------------------------------------------------------------------------------
Balance at beginning of period                    $  634                $(1,897)
Net income                                         1,747                  6,960
Net remittances to D&B                              (211)                (4,429)
--------------------------------------------------------------------------------
Balance at end of period                          $2,170                 $  634
================================================================================

        In 1994 net remittances include (in thousands) $3,391 of non-cash charges related to severance expenses to be paid by D&B in connection with the purchase agreement. These amounts have been excluded for purposes of the Statements of Cash Flows. Other non-cash charges and allocations reflected in net remittances to D&B have not been separately identified for purposes of the Statements of Cash Flows.

8. OTHER OPERATING EXPENSES:

        Other operating expenses for the nine months ended September 30, 1994 and for the year ended December 31, 1993 consist of the following (in thousands):

                                                  1994                      1993
--------------------------------------------------------------------------------
General and
        administrative expenses                 $2,188                   $2,511
Professional services                            1,488                    1,360
Insurance, taxes and licenses                      451                      798
Travel and entertainment                           597                      819
Utilities                                          384                      524
Advertising and promotion                          217                      343
Gain on property and equipment                      (3)                     (24)
--------------------------------------------------------------------------------
                                                $5,322                   $6,331
================================================================================

9. LEASES:

        HSI leases certain facilities and equipment under long-term leases which are accounted for as operating leases.

        Future minimum lease payments for long-term operating leases as of September 30, 1994 are approximately as follows (in thousands):

Year ending December 31,
--------------------------------------------------------------------------------
1994 (3 months)                                                          $  930
1995                                                                      2,780
1996                                                                        880
--------------------------------------------------------------------------------
        Total                                                            $4,590
================================================================================

        Rent expense for the nine months ended September 30, 1994 and year ended December 31, 1993 was (in thousands) $3,331 and $6,160, respectively.


10. POSTRETIREMENT AND DEFERRED COMPENSATION PLANS:

        HSI's participation in D&B's postretirement medical plan, defined benefit pension plan and deferred compensation plan terminated as of September 30, 1994.

        Prior to September 30, 1994, HSI recognized post-retirement benefit costs based upon an allocation and formula determined by D&B. The amount allocated to HSI as its share of the total pension costs for the nine months ended September 30, 1994 and the year ended December 31, 1993 were (in thousands) $611 and $783, respectively. The costs allocated to HSI and recognized as net postretirement benefit costs were not material to HSI's results of operations during 1994 and 1993.

        As a participant in D&B's postretirement and deferred compensation plans, amounts related to liabilities to HSI employees existing at the date of adoption of new accounting standards for pensions and other postretirement benefits are not reflected in the accompanying Statements of Financial Position. Amounts due to D&B relating to HSI's allocated costs under the above plans are included in divisional equity in the accompanying Statements of Financial Position. The following information relates to the D&B plans HSI participates in as of December 31, 1993, the most recent valuation date. Such information is not available on a separate company or divisional basis.

        D&B has defined benefit pension plans covering substantially all associates in the United States. The benefits to be paid to associates under these plans are based on years of credited service and average final compensation. Pension costs are determined actuarially and funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA.

        The status of D&B's U.S. defined benefit pension plans at December 31, 1993 is as follows (millions of dollars):

                                                            Funded   Unfunded(1)
                                                              1993         1993
--------------------------------------------------------------------------------
Fair value of plan assets                                 $1,008.9           --
--------------------------------------------------------------------------------
Actuarial present value of
        benefit obligations:
        Vested benefits                                      708.0      $  69.1
        Non-vested benefits                                   29.4          7.2
--------------------------------------------------------------------------------
        Accumulated benefit obligations                      737.4         76.3
        Effect of projected future
                salary increases                             128.1         37.4
--------------------------------------------------------------------------------
                Projected benefit obligations                865.5        113.7
--------------------------------------------------------------------------------
Plan assets in excess of (less than)
        projected benefit obligations                        143.4       (113.7)
Unrecognized net (gain) loss                                  56.2         38.4
Unrecognized prior service cost                               15.4         18.2
Unrecognized net transition
        (asset) obligation                                   (93.6)         2.9
Adjustment to recognize
        minimum liability                                       --        (22.1)
--------------------------------------------------------------------------------
Prepaid (accrued) pension cost                          $    121.4      $ (76.3)
================================================================================

(1) Represents supplemental plans for which grantor trusts (with assets of $60 million at December 31, 1993) have been established to pay plan benefits.

Notes to Financial Statements continued

        The weighted average expected long-term rate of return on pension plan assets was 9.75% for 1993. At December 31, 1993, the projected benefit obligations were determined using weighted average discount rates of 7.25% and weighted average rates of increase in future compensation levels of 5.7%. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

        In the third quarter of 1993, D&B recognized a curtailment event resulting from an announced work-force reduction. At the same time, D&B remeasured its projected benefit obligation, reducing the discount rate. As a result, D&B recognized net curtailment gains of approximately $2 million in 1993.

        The components of D&B's net periodic pension cost are summarized as follows (millions of dollars):

                                                                          1993
--------------------------------------------------------------------------------
Service cost                                                          $    31.0
Interest cost                                                              69.2
Actual return on plan assets                                             (105.7)
Net amortization and deferral                                               9.4
--------------------------------------------------------------------------------
Net periodic pension cost                                            $      3.9
================================================================================

        In addition to providing pension benefits, D&B provides various medical benefits for retired associates. Substantially all of D&B's associates in the United States become eligible for these benefits if they reach normal retirement age while working for D&B.

        Deferred Compensation Plans -- HSI also participated in D&B's Profit Participation Plan and Investment Plan for which substantially all of its employees were eligible. D&B had also granted stock options to purchase shares of D&B common stock to certain key employees of HSI. In addition, certain key employees participated in incentive plans sponsored by D&B the cost of which to HSI for such plans (in thousands) amounted to $589 and $557 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively.

11. OTHER TRANSACTIONS WITH AFFILIATES:

        D&B provides HSI with payroll processing and administration, general treasury services and various business insurance coverages through policies issued to D&B. Expenses allocated to HSI for these services, which are included in the Statements of Income, were (in thousands) $326 and $482 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively. Amounts due to D&B relating to the above activities are included in divisional equity in the Statements of Financial Position.

        HSI provides computer services to an affiliate totaling (in thousands) $1,312 and $2,398 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively. These amounts are included in revenues in the Statements of Income.

        HSI provides health plan claims administration for D&B, totaling (in thousands) $1,647 and $2,500 for the nine months ended September 30, 1994 and the year ended December 31, 1993, respectively. HSI records as revenues services provided to D&B.

12. FEDERAL INCOME TAXES:

        HSI joins in filing a consolidated federal income tax return with D&B and its affiliates. For financial reporting purposes, HSI computes a provision for income taxes on a separate-return basis.

        The reasons for the difference between HSI's effective income tax rate and the statutory rate for 1994 and 1993 are as follows (thousands of dollars):

                                                    1994                    1993
--------------------------------------------------------------------------------
Federal income tax calculated
        at statutory rate
        (35% for 1994 and 1993)                   $1,136                  $4,256
State income tax,
        net of federal benefit                       220                     786
Goodwill                                             109                     145
Other                                                 35                      13
--------------------------------------------------------------------------------
Income tax provision                              $1,500                  $5,200
================================================================================

        The income tax provision for 1994 and 1993 is summarized as follows (thousands of dollars):

                                                    1994                    1993
--------------------------------------------------------------------------------
Current:
        Federal                                    $1,160                 $3,978
        State                                         338                  1,151
--------------------------------------------------------------------------------
                                                    1,498                  5,129
--------------------------------------------------------------------------------
Deferred:
        Federal                                         2                     52
        State                                           0                     19
--------------------------------------------------------------------------------
                                                        2                     71
--------------------------------------------------------------------------------
Income tax provision                               $1,500                 $5,200
================================================================================

        The primary sources of temporary differences that give rise to significant portions of the deferred tax asset and liability at September 30, 1994 are as follows (thousands of dollars):

                                                                           1994
--------------------------------------------------------------------------------
Deferred tax assets:
        Property and equipment                                             $144
Deferred tax liabilities:
        Other intangible assets                                             (59)
--------------------------------------------------------------------------------
Net deferred tax asset                                                     $ 85
================================================================================

13. COMMITMENTS AND CONTINGENCIES:

        HSI is involved in litigation arising during the normal course of its business. In the opinion of management, the resolution of these matters will not have a material effect on the financial position or results of operations of HSI.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholder and Board of Directors of Healthcare Informatics Corporation and
To The Dun & Bradstreet Corporation

        We have audited the accompanying statements of financial position of HealthPlan Services Division (formerly Plan Services Division, a wholly-owned division of The Dun & Bradstreet Corporation) as of September 30, 1994 and the related statements of income and cash flows for the nine-month period ended September 30, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the companies' managements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the financial statements, on September 30, 1994, HealthPlan Services Division was sold to Healthcare Informatics Corporation, pursuant to a purchase agreement dated September 2, 1994.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthPlan Services Division as of September 30, 1994 and the results of its operations and its cash flows for the nine-month period ended September 30, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.


Tampa, Florida
December 2, 1994

                                                                       EXHIBIT A

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

                                NOEL GROUP, INC.

        This Plan of Complete Liquidation and Dissolution (the "Plan") of Noel Group, Inc., a Delaware corporation (the "Company"), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

        1. The Board of Directors of the Company has adopted this Plan and called a meeting of the Company's shareholders to take action on this Plan. If at said meeting of the Company's shareholders a majority of the outstanding Common Stock, par value $0.10 per share (the "Common Stock"), of the Company votes for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such shareholder approval is obtained (the "Adoption Date").

        2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary for preserving the values of its assets, winding up its business and affairs, and distributing its assets in accordance with this Plan.

        3. From and after the Adoption Date, the Company shall complete the following corporate actions:

                      (a) The Company shall collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and its shareholders. In connection with such collection, sale, exchange and other disposition, the Company shall marshall its assets and collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

                      (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

                      (c) The Company shall distribute pro rata to the Company's shareholders all its remaining property and assets, including the proceeds of any sale, exchange or disposition, except such property or assets as are required for paying or making provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and may be in cash or in-kind, in such manner, and at such time, as the Board of Directors, in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company (other than claims of a shareholder in its capacity as such) and all expenses of the sales of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash or property.

                      (d) If and to the extent deemed necessary,  appropriate or desirable by the Board of  Directors,  in its absolute  discretion,  the
        Company may distribute assets in trust for the benefit of the shareholders, provided that such trust is intended to constitute a trust the assets of which are treated as owned by the shareholders for Federal income tax purposes. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, to act as the trustees for the benefit of the Company's shareholders and to receive any such assets distributed to it. Any conveyance to such trustees shall be deemed to be a distribution of property and assets by the Company to its shareholders. Any such conveyance to such trustees shall be in trust for the shareholders of the Company and not for the use or benefit of the trustees or any other person and any assumption of liabilities and obligations of the Company by the trustees shall be solely in their capacity as trustees. The Company, subject to this paragraph (d) and as authorized by the Board of Directors, in its absolute discretion, may enter into a trust agreement with such trustee or trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's shareholders of any such appointment and any such trust agreement as their act and as a part hereof as if herein written.

        4. The distributions to the Company's shareholders pursuant to Section 3 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. If requested by the Board of Directors, in its absolute discretion, as a condition to receipt of any distribution, the Company's shareholders shall surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon. As a condition to receipt of any distribution to the Company's shareholders, the Board of Directors, in its absolute discretion, may require shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors.

        The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, or (ii) the date on which the dissolution becomes effective under the Delaware General Corporation Law, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

        5. If any distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such shareholder is entitled shall (unless transferred to a trust established pursuant to Section 6 hereof) be transferred at such time as the final liquidating distribution is made by the Company to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution; such transfer shall comply in all respects with the laws of the State of Delaware and the Code. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

        6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, to effect the liquidation and distribution of the Company's assets to the Company's shareholders, the Company may from time to time transfer to one or more liquidating trustees for the benefit of the Company's shareholders (the "Trustees") under a trust or trusts (the "Trusts"), any assets of the Company which are (i) not reasonably susceptible to distribution to the Company's shareholders, including, assets held on behalf of the Company's shareholders who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as hereinafter required; or (ii) held as the Contingency Reserve.

        The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, to act as the Trustees for the benefit of the Company's shareholders and to receive all remaining assets of the Company. Any Trustee appointed as provided in the preceding sentence shall succeed to all the right, title and interest of the Company of any kind and character, including, without limitation, any uncollected claims, contingent assets and any Contingency Reserve, and shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, the Trustee or Trustees shall have the full power to liquidate, deal with, give receipt for and manage all of the property and assets of the Company, to the exclusion of the Company and its officers and directors, and any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to its shareholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the shareholders of the Company and not for the use or benefit of the Trustees or any other person and any assumption of liabilities and obligations of the Company by the Trustees shall be solely in their capacity as Trustees. The Company, subject to this Section 6 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustee or Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's shareholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

        7. Whether or not a Trust is established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to shareholders of all assets and properties of the Company (other than the Contingency Reserve) prior to the date which is three years after the Adoption Date, then, on or before such date the Company shall transfer any remaining assets and properties (other than the Contingency Reserve) to one or more Trustees as set forth in Section 6. Such distribution may, at the discretion of the Board of Directors, include the Contingency Reserve. Notwithstanding the foregoing, to the extent that distribution of any asset of the Company cannot be effected without the consent of a governmental authority, no such distribution shall be effected without such consent.

        8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems it necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities, and on or after obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with Section 275 of the Delaware General Corporation Law. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's shareholders of any such filing of a Certificate of Dissolution as their act and as a part hereof as if herein written.

        9. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's shareholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company not otherwise distributed to the shareholders in-kind, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition entered into prior to the date upon which the Certificate of Dissolution becomes effective under the Delaware General Corporation Law which are conditioned on adoption of this Plan.

        10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this plan.


        11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's shareholders of the payment of any such compensation.

        12. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company's obligations hereunder.

        13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's shareholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Company's shareholders to the extent permitted by the Delaware General Corporation Law.

        14. The Board of Directors of the Company is hereby authorized, without further action by the Company's shareholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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                                   APPENDIX A

                                NOEL GROUP, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  Special Meeting of Shareholders, ____, 1996

     The undersigned shareholder of NOEL GROUP, INC., a Delaware corporation (the "Company"), hereby appoints Joseph S. DiMartino, Stanley R. Rawn, Jr. and Todd K. West, or any of them voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the ____________________________________, on
_______, 1996 at 10:00 A.M. (local time) or any adjournment thereof, in accordance with the following instructions:

                (Continued and to be signed on the reverse side)

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This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" Proposal No. 1.

Please mark
your votes as
indicated in
this example    [X]

1. PROPOSAL NO. 1-APPROVAL AND ADOPTION OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY. attached as Exhibit A to the Proxy Statement for the meeting

                             [ ]      [ ]      [ ]

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon.

Dated: _____________________ , 1996


____________________________________
           Signature

____________________________________
     Signature if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING ENCLOSED ENVELOPE.

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